Filed Pursuant to Rule 424(b)5
File No. 333-198523

CALCULATION OF REGISTRATION FEE

Title of Each Class of Securities Offered	Amount to be registered	Maximum offering price per unit	Maximum aggregate offering price(1)	Amount of registration fee(1)
7.50% Senior Notes due 2020	$500,000,000	100%	$500,000,000	$58,100.00
8.25% Senior Notes due 2023	$500,000,000	100%	$500,000,000	$58,100.00

(1)	Calculated in accordance with Rule 457(r) of the Securities Act of 1933, as amended.

PROSPECTUS SUPPLEMENT

(To Prospectus dated July 14, 2015)

$1,000,000,000

WPX Energy, Inc.

$500,000,000 7.50% Senior Notes due 2020

$500,000,000 8.25% Senior Notes due 2023

We are offering $500,000,000 aggregate principal amount of our 7.50% Senior Notes due 2020 (the “2020 notes”) and $500,000,000 aggregate principal amount of our 8.25% Senior Notes due 2023 (the “2023 notes” and together with the 2020 notes, the “notes”). We will pay interest on the notes on February 1 and August 1 of each year, commencing on February 1, 2016. The 2020 notes will mature on August 1, 2020. The 2023 notes will mature on August 1, 2023.

We may, at our option, redeem the applicable series of notes, in whole or in part, at any time prior to July 1, 2020, in the case of the 2020 notes (which is the date that is one month prior to the maturity date of the 2020 notes) and June 1, 2023, in the case of the 2023 notes (which is the date that is two months prior to the maturity date of the 2023 notes) at the “make-whole” premiums described under “Description of Notes—Optional Redemption.” If we experience specific kinds of changes of control accompanied by a specified ratings decline, we must offer to purchase each series of notes at prices set forth in this prospectus supplement plus accrued and unpaid interest, as described under the caption “Description of Notes—Change of Control.” We also have the option, at any time on or after July 1, 2020, in the case of the 2020 notes, and June 1, 2023, in the case of the 2023 notes, to redeem the 2020 notes or the 2023 notes, in whole or in part, at a redemption price equal to 100% of the principal amount of such notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date. See “Description of Notes—Optional Redemption.”

We intend to use the net proceeds of this offering, the net proceeds from our concurrent common stock and mandatory convertible preferred stock offerings (together, the “Concurrent Offerings”), cash on hand and borrowings under our revolving credit facility to finance the acquisition of RKI Exploration & Production, LLC (“RKI”), including the repayment of certain debt of RKI as described in this prospectus supplement, and to pay related fees and expenses. This offering is not contingent on the consummation of the Acquisition (as defined herein) or the Concurrent Offerings. If the Acquisition is not consummated by November 30, 2015 (the “Outside Date”) or the Merger Agreement (as defined herein) is terminated at any time prior thereto, the notes will be subject to a special mandatory redemption. The special mandatory redemption price will be equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest from the date of initial issuance of the notes up to, but not including, the special mandatory redemption date. See “Description of Notes—Special Mandatory Redemption.”

The notes will be our unsecured senior obligations and will rank equally with all of our other existing and future unsecured senior indebtedness. The notes will be effectively subordinated to all of our future secured indebtedness to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. The notes will rank senior to all of our future subordinated indebtedness.

Investing in the notes involves risks. See “Risk Factors” beginning on page S-22.

	Per 2020 Note	Total for 2020 Notes	Per 2023 Note	Total for 2023 Notes
Price to public(1)	100.00%	$500,000,000	100.00%	$500,000,000
Underwriting discounts and commissions	1.25%	$6,250,000	1.25%	$6,250,000
Proceeds to Issuer (before expenses)	98.75%	$493,750,000	98.75%	$493,750,000

(1)	Plus accrued interest, if any, from July 22, 2015.

Neither the Securities and Exchange Commission (the “SEC”) nor any state securities commission has approved or disapproved of these securities or passed on the adequacy or accuracy of this prospectus supplement or the accompanying base prospectus. Any representation to the contrary is a criminal offense.

We expect that delivery of the notes will be made to investors in book-entry form through The Depository Trust Company on or about July 22 , 2015.

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	Citigroup
J.P. Morgan		Wells Fargo Securities
Credit Agricole CIB		Scotiabank

Joint Lead Managers

MUFG	US Bancorp

Co-Managers

BBVA	RBC Capital Markets	TD Securities

BB&T Capital Markets	BNP PARIBAS	BOSC, Inc.	Credit Suisse

Prospectus Supplement dated July 17, 2015.

In making your investment decision, you should rely only on the information included or incorporated by reference in this prospectus supplement and the accompanying base prospectus or to which this prospectus supplement refers or that is contained in any free writing prospectus relating to the notes. We and the underwriters have not authorized anyone to provide you with any other information. If you receive any other information, you should not rely on it.

We and the underwriters are offering to sell the notes only in places where offers and sales are permitted.

Prospectus Supplement

Prospectus

About This Prospectus	1
Risk Factors	2
Prospectus Summary	3
Cautionary Note Regarding Forward-Looking Statements	4
Use of Proceeds	6
Ratio of Earnings to Fixed Charges	6
Description of Capital Stock	7
Description of Debt Securities	12
Certain ERISA Considerations	21
Plan of Distribution	23
Legal Matters	23
Experts	23
Where You Can Find Additional Information; Incorporation of Certain Documents by Reference	24

S-i

INFORMATION ABOUT THIS PROSPECTUS SUPPLEMENT

This prospectus supplement is part of a registration statement on Form S-3 that we filed with the SEC as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933, as amended, or the Securities Act. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus supplement and the accompanying base prospectus. As allowed by the SEC rules, this prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, as well as the accompanying base prospectus, any documents incorporated by reference herein or therein and any applicable free writing prospectus. Statements contained in this prospectus supplement and the accompanying base prospectus about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of the related matters.

You should rely only on the information provided in this prospectus supplement, the accompanying base prospectus, together with any information incorporated by reference, and any free writing prospectus. We have not authorized any person to provide you with any additional or different information. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell our securities in any jurisdiction where an offer or sale is not permitted.

You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference” below. Information incorporated by reference after the date of this prospectus supplement is considered a part of this prospectus supplement and may add, update or change information contained in this prospectus supplement. The information in this prospectus supplement, the accompanying base prospectus or any document incorporated by reference herein or therein is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus supplement, nor any accompanying base prospectus, nor any sale made under this prospectus supplement and any accompanying base prospectus will, under any circumstances, imply that the information in this prospectus supplement or any accompanying base prospectus is correct as of any date after this prospectus supplement or any accompanying base prospectus. Any information in such subsequent filings that is inconsistent with this prospectus supplement or any accompanying base prospectus (or any document previously incorporated by reference herein or therein) will supersede the information in this prospectus supplement or such accompanying base prospectus (or such document previously incorporated by reference herein or therein).

In this prospectus supplement, except as otherwise indicated or as the context otherwise requires, “WPX,” “we,” “our,” “our company” and “us” refer to WPX Energy, Inc., a Delaware corporation, and all of its subsidiaries and do not include RKI and its subsidiaries.

Unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, assumes the completion of the Concurrent Offerings, and that the underwriters for the Concurrent Offerings do not exercise their options to purchase additional shares of common stock or mandatory convertible preferred stock. In addition, unless we specifically state otherwise, the information in this prospectus supplement and the accompanying prospectus, including the documents incorporated by reference herein and therein, does not give effect to the Acquisition.

S-ii

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus supplement, any free writing prospectus and the documents incorporated by reference herein and in the accompanying base prospectus include forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.

All statements, other than statements of historical facts, included in any of the foregoing documents that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.

Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Amounts and nature of future capital expenditures;
•	Expansion and growth of our business and operations;
•	Financial condition and liquidity;
•	Business strategy;
•	Estimates of proved natural gas and oil reserves;
•	Reserve potential;
•	Development drilling potential;
•	Cash flow from operations or results of operations;
•	Acquisitions or divestitures, including the consummation of the Acquisition and its effects on us;
•	Seasonality of our business; and
•	Natural gas, natural gas liquids (“NGLs”) and crude oil prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this prospectus supplement, the accompanying base prospectus or the documents incorporated by reference herein or therein. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•

Availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future natural gas and oil reserves), market demand, volatility of prices and the availability and cost of capital;

•

Inflation, interest rates, fluctuation in foreign exchange and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;

•	Development of alternative energy sources;

•	The impact of operational and development hazards;

S-iii

•

Costs of, changes in, or the results of laws, government regulations (including climate change regulation and/or potential additional regulation of drilling and completion of wells), environmental liabilities, litigation and rate proceedings;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers;

•	Risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;

•	Risks related to transaction and acquisition-related costs in connection with the Acquisition;

•	Risks associated with future weather conditions;

•	Acts of terrorism; and

•	Additional risks described in our filings with the SEC.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. Forward-looking statements speak only as of the date they are made. We disclaim any obligation to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

In addition to causing our actual results to differ, the factors listed above and referred to below may cause our intentions to change from those statements of intention set forth in or incorporated by reference in this prospectus supplement or the accompanying base prospectus. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions or otherwise.

NON-GAAP FINANCIAL MEASURES

We refer to the term Adjusted EBITDAX (as described in “Summary—Summary Historical Consolidated Financial Data of WPX” and “Summary—Summary Unaudited Pro Forma Condensed Combined Financial Information”) in various places in this prospectus supplement. Adjusted EBITDAX is a supplemental financial measure that is not prepared in accordance with generally accepted accounting principles in the United States (“GAAP”). This measure excludes a number of significant items, including our interest expense and depreciation, depletion and amortization expense. Our measurement of Adjusted EBITDAX may not be comparable to those of other companies. Please see “Summary—Summary Historical Consolidated Financial Data of WPX” for a discussion of our use of such measure and a reconciliation of Adjusted EBITDAX to the most closely comparable financial measure calculated in accordance with GAAP.

We also refer to PV-10 in this prospectus supplement (as described in “Summary—Summary Historical Reserve and Operating Data of WPX”). The present value of estimated future net revenues discounted at an annual rate of 10 percent (“PV-10”) is not a GAAP financial measure and is derived from the standardized measure, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash

S-iv

flows attributable to our estimated proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas assets. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas assets. PV-10, however, is not a substitute for the standardized measure of discounted future net cash flows. Our PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves.

GLOSSARY OF OIL AND GAS TERMS

In this prospectus supplement, the following terms have the meanings specified below.

Barrel—means one barrel of petroleum products that equals 42 U.S. gallons.

Bcf—means one billion cubic feet.

Bcfe—means one billion cubic feet of gas equivalent determined using the ratio of one barrel of oil, condensate or NGLs to six thousand cubic feet of natural gas.

Boe—means one barrel of oil equivalent, calculated by converting natural gas volumes to equivalent oil barrels at a ratio of six Mcf to one barrel of oil.

LOE—means lease and other operating expense excluding production taxes, ad valorem taxes and gathering, processing and transportation fees.

MBbls—means one thousand barrels.

MBbls/d—means one thousand barrels per day.

Mcf—means one thousand cubic feet.

Mcfe—means one thousand cubic feet of gas equivalent using the ratio of one barrel of oil, condensate or NGLs to six thousand cubic feet of natural gas.

MMBbls—means one million barrels.

MBoe—means one thousand barrels of oil equivalent.

MBoe/d—means one thousand barrels of oil equivalent per day.

MMboe—means one million barrels of oil equivalent.

MMbtu—means one million British Thermal Units.

MMcf—means one million cubic feet.

MMcf/d—means one million cubic feet per day.

MMcfe—means one million cubic feet of gas equivalent using the ratio of one barrel of oil, condensate or NGLs to six thousand cubic feet of natural gas.

MMcfe/d—means one million cubic feet of gas equivalent per day using the ratio of one barrel of oil, condensate or NGLs to six thousand cubic feet of natural gas.

Net acres—means gross acreage multiplied by working interest percentage.

NGLs—means natural gas liquids; natural gas liquids result from natural gas processing and crude oil refining and are used as petrochemical feedstocks, heating fuels and gasoline additives, among other applications.

S-v

SUMMARY

This summary highlights certain information concerning our business and this offering. It does not contain all of the information that may be important to you and to your investment decision. The following summary is qualified in its entirety by the more detailed information and financial statements and notes thereto in this prospectus supplement and the accompanying base prospectus and the documents incorporated by reference herein and therein. You should carefully read this entire prospectus supplement, the accompanying prospectus and the documents incorporated by reference herein and therein and should consider, among other things, the matters set forth in “Risk Factors” before deciding to invest in the notes.

Our Company

Incorporated in 2011, we are an independent oil and natural gas exploration and production company engaged in the exploitation and development of long-life unconventional properties. We are focused on developing and growing our oil positions in the Williston Basin in North Dakota and the San Juan Basin in the southwestern United States and on profitably exploiting our significant natural gas reserves base and related NGLs in the Piceance Basin of the Rocky Mountain region. On July 13, 2015, we executed an agreement to make our entry into the Delaware Basin (which is a subset of the Permian Basin), as described below under “—RKI Acquisition.”

We have built a geographically diverse portfolio of natural gas and oil reserves through organic development and strategic acquisitions. Our domestic proved reserves at December 31, 2014 were 4,360 Bcfe. As of December 31, 2014, our domestic reserves reflect a mix of 72 percent natural gas, 18 percent crude oil and 10 percent NGLs. During 2014, we replaced our domestic production for all commodities at a rate of 94 percent. For oil alone, we replaced 421 percent of our oil production during 2014. Our Piceance Basin operations form the majority of our proved reserves and current production, providing a low-cost, scalable asset base.

Our principal areas of operation are the Williston Basin in North Dakota, the San Juan Basin in New Mexico and Colorado, and the Piceance Basin in Colorado. Pending the closing of the Acquisition (as defined in “—RKI Acquisition”), we will have an additional core operating area in the Delaware Basin, which spans parts of New Mexico and Texas.

Our principal executive office is located at 3500 One Williams Center, Tulsa, Oklahoma 74172. Our telephone number is 855-979-2012. We maintain an Internet site at www.wpxenergy.com. Except for our filings with the SEC that are incorporated by reference into this prospectus supplement or the accompanying base prospectus, the information on or accessible through our website is not a part of this prospectus supplement or the accompanying base prospectus.

Our Business Strategy

Our business strategy is to create shareholder value by increasing production over time of oil, natural gas, and NGLs, expanding our margins, and finding and developing reserves.

Focused, Long-Term Portfolio Management. We are focused on long-term profitable growth. Our objective over time is to grow our production within our cash flow. With that in mind, we regularly evaluate the performance of our assets and, when appropriate, we consider divestitures of assets that are no longer a part of our strategic focus. Since the beginning of 2014, we have completed approximately $1.2 billion of asset divestitures, which have allowed us to focus solely on our core areas. With regard to our core assets, we expect to allocate capital to the most profitable opportunities based on commodity price cycles and other market conditions, enabling us to grow our reserves and production in a manner that maximizes our returns on investments. Following the closing of the Acquisition, we expect the acquired assets in the Delaware Basin to compete favorably from a return standpoint with our existing assets.

Build Asset Scale. We expect to opportunistically acquire acreage positions in areas where we feel we can establish significant scale and replicate cost-efficient development practices, such as through our pending

Acquisition. We may also consider other “bolt-on” transactions that drive operational efficiencies through increased scale. We manage costs by establishing large scale, contiguous acreage blocks where we operate a majority of the properties. We believe this strategy allows us to better achieve economies of scale and apply continuous technological improvements in our operations. We have a history of acquiring undeveloped properties that meet our expected return requirements and other acquisition criteria to expand upon our existing positions as well as acquiring undeveloped acreage in new geographic areas that offer significant resource potential.

Margin Expansion through Focus on Costs. We seek to expand our margins by focusing on opportunities to reduce our cost structure. As we rationalize our portfolio and reduce our areas of focus to core basins, we have the opportunity to improve our cost structure and ensure that our organization is in alignment with our margin growth objectives.

Continue Oil Development and Increase Optionality. We believe that efforts to develop our oil properties will yield a more balanced commodity mix in our production, providing us with the option of focusing on the commodity with the best returns under different market conditions. This optionality positions us to better protect and grow our cash flows. We have engaged and will continue to engage in commodity derivative hedging activities to maintain a degree of cash flow stability. Typically, we target hedging approximately 50 percent of expected revenue from domestic production during a current calendar year in order to strike an appropriate balance of commodity price upside with cash flow protection, although we may vary from this level based on our perceptions of market risk. As of March 31, 2015, we have hedged approximately three-fourths of our anticipated 2015 natural gas production at a weighted average price of $4.10 per MMbtu, and approximately two-thirds of anticipated 2015 oil production at a weighted average price of $94.88 per barrel. After giving effect to the Acquisition, we expect that approximately 435,929 MMbtu of our combined July-December 2015 natural gas production would be hedged at a weighted average price of approximately $4.05 per MMbtu and approximately 30,872 barrels of our combined July-December 2015 oil production would be hedged at a weighted average price of approximately $85.14 per barrel.

Maintain Financial Flexibility. We believe our continued focus on cost reductions, increased capital efficiency and oil production growth will allow us to generate increased and sustainable annual cash flows from operations. This cash flow, combined with our capital structure and available sources of liquidity, will allow us to efficiently develop and grow our resource base and pursue reserve growth throughout a variety of commodity price environments.

RKI Acquisition

On July 13, 2015, we entered into a definitive merger agreement (the “Merger Agreement”) to acquire RKI, a privately held exploration and production company, for consideration of approximately $2.75 billion, consisting of 40 million unregistered shares of our common stock valued at $11.729 per share and approximately $2.28 billion in cash (the “Acquisition”). The cash consideration is subject to closing adjustments and will also be reduced by our assumption of $400 million of aggregate principal amount of RKI notes and any amounts outstanding under RKI’s revolving credit facility. We expect to close the Acquisition in the third quarter of 2015, subject to satisfaction of customary closing conditions. In connection with the Acquisition, RKI intends either (i) to contribute its Powder River Basin assets and other properties outside the Delaware Basin to a wholly-owned RKI subsidiary, the ownership interests of which will be paid to RKI’s equity holders in connection with the Acquisition, or (ii) to dispose of such assets in a third party sale. We refer to either the contribution or sale of such assets in this prospectus supplement as the “RKI Dispositions.”

Unless otherwise indicated, references in this prospectus supplement to RKI, its business or the Acquisition give effect to the RKI Dispositions, the redemption of RKI’s $400 million aggregate principal amount of 8.500%

Senior Notes due 2021 (the “RKI Notes”) and the repayment of its revolving credit facility. As of June 30, 2015, RKI had $585 million outstanding under its revolving credit facility, with an average weighted interest rate of 2.7%, and had $0.8 million face amount of letters of credit outstanding. All outstanding amounts we repay under RKI’s revolving credit facility in connection with the Acquisition will result in a reduction in the cash consideration paid to RKI’s equity holders. In the alternative, if RKI’s revolving credit facility is repaid prior to the Acquisition as part of the RKI Dispositions, the cash consideration paid to RKI’s equity holders for the Acquisition will not be reduced by such repayment amount. Pursuant to the Merger Agreement, certain equity holders of RKI will receive our common stock as consideration in a private placement, and these equity holders will have registration rights with respect to such common stock. Following the Acquisition, RKI will be our wholly-owned subsidiary.

RKI is engaged in the acquisition, exploration, development and production of oil and natural gas properties located onshore in the continental United States, concentrated primarily in the Permian Basin, and more specifically the Delaware Basin sub-area, which spans parts of New Mexico and Texas. The Permian Basin is one of the most prolific hydrocarbon producing regions in the United States and spans an area approximately 250 miles wide by 300 miles long. The basin is characterized by numerous stacked reservoirs, high oil and natural gas content, extensive production history, long-lived reserves and high drilling success rates. The Permian Basin has produced more than 29 billion barrels of oil and 75 trillion cubic feet of natural gas since the first producing well was drilled.

All of RKI’s Permian properties are located in the Delaware Basin, where it has accumulated approximately 165,000 gross acres (92,000 net acres), with core operations located in Eddy, Lea and Chaves Counties in New Mexico and Loving, Pecos, Reeves, Ward and Winkler Counties in Texas. RKI acquired the majority of its current acreage in the basin in December 2006, and approximately 98% of the leasehold is held by production.

In recent years, RKI’s drilling activity has primarily focused on the development of the Bone Spring interval (which includes the Avalon sand and shales, and the Bone Spring sands, shales and carbonates) through RKI’s horizontal drilling program, and the shallower Delaware sand interval, which to date has been drilled with vertical wells. In 2014, RKI additionally emphasized the deeper Wolfcamp Shale formation, resulting in 22 gross (22) net wells drilling during the year. The Wolfcamp Shale formation has yielded favorable production results and will continue to be the emphasis of drilling activity in 2015. RKI is currently running four operated rigs, and we would plan to increase to six operated rigs by the end of 2015.

RKI operates 659 gross producing wells in the Delaware Basin with an average working interest of approximately 93%. RKI’s average net daily production from its Delaware Basin properties for the year ended December 31, 2014 was 18.7 MBoe/d, 43% of which was oil, 23% NGLs and 34% natural gas. RKI’s average net daily production from its Delaware Basin properties for the three months ended March 31, 2015 was 18.5 MBoe/d, 52% of which was oil, 14% NGLs and 34% natural gas. RKI’s current exit rate production in the Delaware Basin properties is 22 MBoe/d, 53% of which was oil, 16% NGLs and 31% natural gas. As of December 31, 2014, RKI had proved reserves in the Delaware Basin of 101.5 MMBoe, 40% of which was oil, 25% NGLs and 35% natural gas.

RKI has assembled a multi-year inventory of more than 8,500 drilling locations (approximately 900 of which are vertical well locations) in this area based on an assumed 40-acre vertical well spacing for Delaware sand targets, 80-acre horizontal well spacing for Avalon and Leonard shale targets, and 160-acre horizontal well spacing for Bone Spring sand and Wolfcamp shale targets. We believe 3,600 of these locations are economic at current prices and will allow us to significantly grow our proved reserves and production in the Delaware Basin.

RKI historically maintained a strong commitment to developing the necessary midstream and operational infrastructure to support drilling activities and keep pace with production growth, including investing in low and high pressure gathering lines, compression systems, electrical power supply systems, fresh water supply systems and saltwater disposal systems. RKI’s gathering system has 192 miles of active pipeline and four operated compressor stations capable with 90 MMcf/d of gas compression capacity. RKI also possesses a produced water disposal system with 174 miles of pipeline across two states and 39 active disposal wells capable of disposing 200,000 barrels per day. Other midstream assets include 16 miles of active fresh water transfer pipeline. The midstream assets provide a competitive advantage and reduce reliance on third parties for takeaway capacity.

Acquisition Rationale

We believe the Acquisition accomplishes several strategic objectives for us and is complementary to our business strategies in the following ways:

•

Build Asset Scale. The Acquisition provides an entry into the Delaware Basin, a significant resource play with multiple horizons of oil in place. The asset scale and concentrated acreage position will allow for efficient, low-cost development activities over a number of years.

•

Increase Margins. The Delaware assets associated with the Acquisition contain both current oil production and undeveloped resource potential, allowing for an increase in near term cash margins, along with the potential for oil reserve and production growth in the future.

•

Continue Oil Development. The entry into a new, oil-focused basin and the incremental drilling returns associated with the Acquisition will provide additional optionality to our portfolio, providing for a more balanced commodity mix and the opportunity to allocate capital in an additional basin.

•

Operational Excellence. Our management team’s history of operating large-scale resource development plays will be complemented by the addition of a proven, established operational team from RKI and the associated midstream assets that provide the necessary infrastructure to increase development operations.

Financing Transactions

On July 16, 2015, we priced public offerings of (a) 30,000,000 shares of our common stock (or 34,500,000 shares if the underwriters exercise their option to purchase additional shares in full) for gross proceeds of approximately $303 million (or approximately $348 million if the underwriters exercise their option to purchase additional shares in full) at the public offering price of $10.10 per share (the “Common Stock Offering”) and (b) $350 million of aggregate liquidation preference of our 6.25% series A mandatory convertible preferred stock (or $402.5 million of aggregate liquidation preference if the underwriters exercise their option to purchase additional shares in full) (the “Mandatory Convertible Offering”).

This offering of notes is expected to be consummated prior to the closing of the Acquisition. We intend to use the net proceeds from this offering, the net proceeds from our Concurrent Offerings, cash on hand and borrowings under our revolving credit facility to finance the Acquisition, including the redemption of the RKI Notes and repayment of any amounts outstanding under RKI’s revolving credit facility, and to pay related fees and expenses. We refer to this offering, the Common Stock Offering, the Mandatory Convertible Offering, the redemption of the RKI Notes and any repayment of RKI’s revolving credit facility as the “Financing Transactions.” See also “—RKI Acquisition” and “Use of Proceeds” for more information regarding the repayment of RKI’s debt.

On July 16, 2015, we obtained certain amendments to our existing senior unsecured revolving credit facility. The amendments modify our revolving credit facility to, among other things, amend our financial covenants. On July 17, 2015, we received a commitment for a $100 million increase under our revolving credit facility. The closing of the Acquisition and the consummation of the Financing Transactions are not contingent on the increase to our revolving credit facility, which is not necessary for us to consummate the Acquisition.

The consummation of this offering of notes is not conditioned on the consummation of the Common Stock Offering, the Mandatory Convertible Offering or the Acquisition. The shares of common stock and shares of mandatory convertible preferred stock offered in the Concurrent Offerings are being offered pursuant to separate prospectus supplements. The Acquisition is not conditioned on the consummation of any of this offering or the Concurrent Offerings. However, if the Acquisition is not consummated by the Outside Date or the Merger Agreement is terminated at any time prior thereto, the notes will be subject to a special mandatory redemption, and if the Acquisition is not consummated by the Outside Date, the Merger Agreement is terminated at any time prior thereto or we determine in our reasonable judgment that the Acquisition will not occur, we will have the right, but not the obligation, to redeem the mandatory convertible preferred stock. See “Description of Notes—Special Mandatory Redemption.” The Common Stock Offering and the Mandatory Convertible Offering will not be conditioned on the consummation of this offering, each other or the Acquisition.

In connection with the Acquisition, on July 13, 2015 we obtained commitments (the “Bridge Commitment”) from Barclays Bank PLC in the form of a senior unsecured bridge facility (the “Bridge Facility”) in an aggregate amount up to $2.0 billion. If we are unable to consummate this Offering and the Concurrent Offerings, we may draw on the Bridge Facility to finance the Acquisition.

We cannot assure you that we will complete the Acquisition or any of the other Financing Transactions on the terms contemplated in this prospectus supplement or at all.

Other Recent Developments

Portfolio Updates

During the second quarter of 2015, we announced and subsequently closed a transaction in which we monetized a package of marketing contracts we held in Marcellus Shale. These transactions provided over $200 million in cash proceeds, and released at least $390 million in future demand payment obligations associated with 135 million btu per day of firm transportation capacity on Transco’s Northeast Supply Link project.

We also announced in June 2015 that we are increasing our activity in Williston Basin during the second half of 2015 by resuming completion operations and increasing our rig count. We plan to add two additional rigs during the year, and expect to exit 2015 with three rigs running on Williston acreage. This increased activity is made possible by a combination of increased estimated ultimate recoveries, favorable results from larger stimulations, and structural changes to lower costs.

Additionally, we announced and closed in June 2015 the purchase of an additional 14,300 acres in the Gallup oil play of the San Juan Basin in New Mexico for $26 million. This acquisition increased our total position in the play to over 100,000 acres and raised our total remaining gross drillable locations to approximately 500.

June 30, 2015 Estimates

Although our consolidated financial statements are not yet available for the quarter ended June 30, 2015, we currently expect the following for the quarter ended June 30, 2015: (a) total production of approximately 165 Mboe/d, including at least 32 Mbbls/d of oil production, (b) Adjusted EBITDAX of $215 million to $235 million and (c) capital expenditures of $130 million to $155 million. We have not reconciled the second quarter 2015 EBITDAX range because applicable information on which this reconciliation is based is not readily available at this time and, accordingly, cannot be included without unreasonable effort. Additionally, we had approximately $320 million in cash and cash equivalents at June 30, 2015. Our full year production guidance, before consideration of the Acquisition, is 152 Mboe/d to 160 Mboe/d. This data is based upon our estimates and is subject to revision based upon our financial closing procedures and the completion of our financial statements and has not been reviewed by our independent registered accounting firm. Our actual results may be materially different from our estimates. In addition, these estimated results are not necessarily indicative of our results for any future period.

The Offering

The following summary describes the principal terms of the notes. Certain of the terms and conditions described below are subject to important limitations and exceptions. For a more detailed description of the notes, see “Description of Notes.” As used in this section, the terms “us,” “we,” or “our” refer to WPX Energy, Inc. and not any of its subsidiaries.

Issuer	WPX Energy, Inc.

Notes Offered	$500,000,000 aggregate principal amount of 7.50% Senior Notes due 2020.

$500,000,000 aggregate principal amount of 8.25% Senior Notes due 2023.

Maturity Date	The 2020 notes will mature on August 1, 2020 and the 2023 notes will mature on August 1, 2023, in each case unless earlier redeemed by us, including as a result of a special mandatory redemption if the Acquisition does not occur on or prior to November 30, 2015 or the Merger Agreement is terminated as described below.

Interest Rate	The 2020 notes will bear interest at a rate of 7.50 % per year.

The 2023 notes will bear interest at a rate of 8.25% per year.

Interest Payment Dates	The notes will pay interest semi-annually in cash in arrears on February 1 and August 1 of each year, beginning on February 1, 2016.

Optional Redemption	We have the option at any time or from time to time prior to July 1, 2020, in the case of the 2020 notes (which is the date that is one month prior to the maturity date of the 2020 notes), and June 1, 2023, in the case of the 2023 notes (which is the date that is two months prior to the maturity date of the 2023 notes), to redeem the applicable series of notes, in whole or in part, at a redemption price equal to the greater of (i) 100% of the principal amount of the applicable series of notes to be redeemed and (ii) the discounted present value of 100% of their principal amount and remaining scheduled interest payments, in either case plus accrued and unpaid interest thereon to the redemption date, as described under “Description of Notes—Optional Redemption.”

We also have the option at any time or from time to time on or after July 1, 2020, in the case of the 2020 notes, and June 1, 2023, in the case of the 2023 notes, to redeem the applicable series of notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes of such series to be redeemed, plus accrued and unpaid interest thereon to the redemption date. See “Description of Notes—Optional Redemption.”

Special Mandatory Redemption	This offering of notes is expected to be consummated prior to the consummation of the Acquisition.

If the Acquisition is not consummated by the Outside Date or the Merger Agreement is terminated at any time prior thereto, the notes will be subject to a special mandatory redemption, at a price equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest from the date of initial issuance of the notes up to, but not including, the date of such mandatory redemption. We will be required to fund the redemption price and accrued and unpaid interest payable to holders of the notes offered hereby in the event of a special mandatory redemption. See “Risk Factors—Risk Factors Relating to the Notes—In the event that the Acquisition is not consummated on or prior to the Outside Date or the Merger Agreement is terminated at any time prior thereto, the notes will be subject to a special mandatory redemption, and, as a result, you may not obtain the return you expect on the notes” and “Description of Notes—Special Mandatory Redemption.”

Change of Control	If we experience a change of control (as defined in the indenture governing the notes) accompanied by a specified rating decline, we must offer to repurchase the applicable series of notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Notes—Change of Control.”

Ranking	The notes will be our senior unsecured indebtedness. Your right to payment under the notes will be equal in right of payment with all of our future senior unsecured indebtedness. The notes will be effectively subordinated to all of our future secured indebtedness to the extent of the value of the assets securing such indebtedness and will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. The notes will rank senior to all of our future subordinated indebtedness.

As of March 31, 2015, on a pro forma as adjusted basis, after giving effect to the Financing Transactions, the amendments to our revolving credit facility and the Acquisition, (i) we would have had total indebtedness of $3.7 billion, none of which was secured or subordinated and (ii) we would have had $850 million available for additional borrowing under our $1.5 billion revolving credit facility, all of which would be unsecured. On July 16, 2015, we amended our revolving credit facility. On July 17, 2015, we received a commitment for a $100 million increase to our revolving credit facility. See “Description of Other Indebtedness.”

Certain Covenants	We will issue the notes under an indenture and supplemental indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The indenture contains limitations on, among other things:

•	the grant of liens on our assets to secure certain types of indebtedness; and

•	mergers, consolidations or transfers of all or substantially all our assets.

These covenants are subject to significant exceptions. See “Description of Notes—Certain Covenants” and “Description of Debt Securities” in the accompanying base prospectus.

Use of Proceeds	We estimate that the net proceeds from this offering, after deducting underwriting discounts and commissions and after estimated offering expenses, will be approximately $985 million. We intend to use the net proceeds from this offering, the net proceeds from our Concurrent Offerings, cash on hand and borrowings under our revolving credit facility, to finance the Acquisition, including the repayment of certain debt of RKI, and to pay related fees and expenses. See “Use of Proceeds.”

Form and Denomination	The notes will be represented by one or more global notes. The global notes will be deposited with the trustee, as custodian for The Depository Trust Company (“DTC”). Ownership of beneficial interests in the global notes will be shown on, and transfers of such interests will be effected only through, records maintained in book-entry form by DTC and its direct and indirect participants, including the depositaries for Clearstream Banking S.A., Luxembourg, or Euroclear Bank S.A./N.V., as operator of the Euroclear System.

The notes will be issued in minimum denominations of $2,000 and in integral multiples of $1,000 in excess thereof.

Absence of Public Trading Market	Each series of notes will be a new issue of securities for which there is currently no market. We do not intend to apply for the notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The underwriters have advised us that they intend to make a market for each series of notes, but they are not obligated to do so and may discontinue market-making activities at any time. Accordingly, there can be no assurance that a liquid market for the notes will develop or be maintained. See “Risk Factors.”

Trustee	The Bank of New York Mellon Trust Company, N.A.

Governing Law	New York.

Risk Factors	Investing in the notes involves certain risks. You should consider the information under “Risk Factors” and the other information included or incorporated by reference into this prospectus supplement and the accompanying base prospectus before investing in the notes.

Summary Historical Consolidated Financial Data of WPX

The following information has been derived from our consolidated financial statements as of and for the three-month period ended March 31, 2015 and 2014 and as of and for each of the years in the three-year period ended December 31, 2014. Because the following information is only a summary and does not provide all of the information contained in our financial statements, including the related notes, you should read “Management’s Discussion and Analysis of Financial Condition and Results of Operations” and our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015. See “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.” The results of interim periods are not necessarily indicative of results that may be expected for the full year.

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(Unaudited)	(Unaudited)
	(In millions, except per share amounts)
Consolidated Statements of Operations Data:
Revenues:
Product revenues:
Natural gas sales	$167	$317	$1,002	$896	$1,193
Oil and condensate sales	117	149	724	534	376
Natural gas liquid sales	23	61	205	228	297

Total product revenues	307	527	1,931	1,658	1,866
Gas management	158	561	1,120	891	949
Net gain (loss) on derivatives not designated as hedges	105	(195)	434	(124)	78
Other	2	1	8	6	7

Total revenues	572	894	3,493	2,431	2,900
Costs and expenses:
Lease and facility operating	57	60	244	227	202
Gathering, processing and transportation	73	89	328	350	434
Taxes other than income	22	35	126	102	68
Gas management, including charges for unutilized pipeline capacity	109	391	987	931	996
Exploration	7	15	173	423	71
Depreciation, depletion and amortization	216	193	810	858	884
Impairment of producing properties and costs of acquired unproved reserves	—	—	20	860	123
Loss on sale of working interests in the Piceance Basin	—	—	196	—	—
Gain on sale of assets	(69)	—	—	—	—
General and administrative	64	67	271	269	265
Other—net	26	2	12	12	14

Total costs and expenses	505	852	3,167	4,032	3,057

Operating income (loss)	67	42	326	(1,601)	(157)
Interest expense	(33)	(29)	(123)	(108)	(102)
Investment income, impairment of equity method investment and other	1	—	1	(19)	1

Income (loss) from continuing operations before income taxes	35	13	204	(1,728)	(258)
Provision (benefit) for income taxes	13	13	75	(624)	(84)

Income (loss) from continuing operations	22	—	129	(1,104)	(174)
Income (loss) from discontinued operations	46	19	42	(87)	(37)

Net income (loss)	68	19	171	(1,191)	(211)
Less: Net income (loss) attributable to noncontrolling interests	1	1	7	(6)	12

Net income (loss) attributable to WPX Energy, Inc.	$67	$18	$164	$(1,185)	$(223)

Amounts attributable to WPX Energy, Inc.:
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.11	$—	$0.63	$(5.45)	$(0.87)
Income (loss) from discontinued operations	0.22	0.09	0.18	(0.46)	(0.25)

Net income (loss)	$0.33	$0.09	0.81	$(5.91)	$(1.12)

Weighted-average shares	204.1	201.5	202.7	200.5	198.8
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.11	$—	$0.62	$(5.45)	$(0.87)
Income (loss) from discontinued operations	0.21	0.09	0.18	(0.46)	(0.25)

Net income (loss)	$0.32	$0.09	0.80	$(5.91)	$(1.12)

Weighted-average shares	205.9	205.2	206.3	200.5	198.8

	As of March 31,	As of December 31,
	2015	2014	2013
	(Unaudited)
	(In millions)
Consolidated Balance Sheets Data:
Cash and cash equivalents	$82	$41	$47
Properties and equipment, net (successful efforts method of accounting)	$6,911	$6,842	$6,760
Total assets	$8,103	$8,798	$8,429
Long-term debt	$2,000	$2,280	$1,911
Total equity	$4,389	$4,428	$4,210

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(Unaudited)	(Unaudited)
		(In millions)
Consolidated Statement of Cash Flow:
Net cash provided by operating activities	$194	$206	$1,070	$636	$796
Net cash provided by (used in) investing activities	$87	$(354)	$(1,437)	$(1,111)	$(1,204)
Net cash (used in) provided by financing activities	$(269)	$112	$344	$426	$37

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)	(Unaudited)
	(In millions)
Other Financial Data:
Adjusted EBITDAX(1)	$252	$277	$967	$648	$890

(1)	See “—Reconciliation of Adjusted EBITDAX.”

Reconciliation of Adjusted EBITDAX

Adjusted EBITDAX represents earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses and includes adjustments for net (gain) loss on derivatives not designated as hedges, net cash received (paid) on settlement of derivatives not designated as hedges, loss on the sale of working interests in the Piceance Basin, gain on sale of assets, impairments and discontinued operations. We believe this non-GAAP measures provides useful information regarding our ability to meet future debt service, capital expenditures and working capital requirements.

Adjusted EBITDAX, however, is not defined by GAAP and should not be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of our operating performance. Adjusted EBITDAX does not represent and should not be considered as an alternative to net income, as determined in accordance with GAAP, and our calculation thereof may not be comparable to similarly entitled measures reported by other companies. Although we use Adjusted EBITDAX as a measure to assess the operating performance of our business, Adjusted EBITDAX has significant limitations as an analytical tool because it excludes certain material costs. For example, Adjusted EBITDAX does not take into account a number of significant items, including our interest expense and depreciation, depletion and amortization expense. Our calculation of Adjusted EBITDAX for the periods presented is set forth below:

	Reconciliation of Adjusted EBITDAX
	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
	(Unaudited)	(Unaudited)
	(In millions)
Net income (loss)	$68	$19	$171	$(1,191)	$(211)
Interest expense	33	29	123	108	102
Provision (benefit) for income taxes	13	13	75	(624)	(84)
Depreciation, depletion and amortization	216	193	810	858	884
Exploration	7	15	173	423	71

EBITDAX	$337	$269	$1,352	$(426)	$762

Net (gain) loss on derivatives not designated as hedges	(105)	195	(434)	124	(78)
Net cash received (paid) on settlement of derivatives not designated as hedges	135	(168)	(125)	(17)	46
Loss on sale of working interests in the Piceance Basin	—	—	196	—	—
(Gain) on sale of assets(1)	(69)	—	—	—	—
Impairments of producing properties, costs of acquired unproved reserves and equity investments(2)	—	—	20	880	123
(Income) loss from discontinued operations	(46)	(19)	(42)	87	37

Adjusted EBITDAX	$252	$277	$967	$648	$890

(1)	The gain on sale of assets relates to the sale of a portion of our Appalachian Basin operations and the release of certain transportation capacity.
(2)	The impairments in 2013 represent the following:

•	$772 million impairment of proved producing oil and gas properties in the Appalachian Basin;

•	$88 million impairment of capitalized costs of acquired unproved reserves in the Kokopelli area of the Piceance Basin; and

•	$20 million impairment of an equity-method investment in the Appalachian Basin.

The impairments in 2012 represent the following:

•	$75 million impairment of capitalized cost of acquired unproved reserves in the Piceance Basin; and

•	$48 million impairment of proved producing oil and gas properties in the Green River Basin.

Summary Unaudited Pro Forma Condensed Combined Financial Information

The summary unaudited pro forma condensed combined financial information presented below reflects the pro forma effect of the Financing Transactions and the Acquisition (including the RKI Dispositions). The summary unaudited pro forma condensed combined statement of operations for the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014 assume the Acquisition, RKI Dispositions, this offering, the Concurrent Offerings and borrowing under our revolving credit facility in connection with the Acquisition had occurred on January 1, 2014. The summary unaudited pro forma condensed combined financial information is presented for illustrative purposes only to reflect the Acquisition, the RKI Dispositions, this offering, the Concurrent Offerings and the borrowings under our revolving credit facility in connection with the Acquisition and do not represent what our actual results of operations or financial position would actually have been had the transaction occurred on January 1, 2014, or project our results of operations or financial position for any future periods The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations.

The following information should be read in conjunction with our consolidated financial statements contained in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 and our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2015, as well as unaudited pro forma condensed combined financial information contained herein and RKI’s consolidated financial statements contained in our Current Report on Form 8-K filed with the SEC on July 14, 2015. See “Unaudited Pro Forma Condensed Combined Financial Information” and “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.”

	Pro Forma Combined
	Twelve Months Ended March 31, 2015(1)	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014	Year Ended December 31, 2014
	(Unaudited)
	(In millions, except per share amounts)
Combined Statements of Operations Data:
Revenues:
Product revenues:
Natural gas sales	$901	$174	$335	$1,062
Oil and condensate sales	910	153	202	959
Natural gas liquid sales	197	25	70	242

Total product revenues	2,008	352	607	2,263
Gas management	717	158	561	1,120
Net gain (loss) on derivatives not designated as hedges	818	131	(203)	484
Other	9	2	1	8

Total revenues	3,552	643	966	3,875
Costs and expenses:
Lease and facility operating	295	69	71	297
Gathering, processing and transportation	320	75	89	334
Taxes other than income	134	25	40	149
Gas management, including charges for unutilized pipeline capacity	705	109	391	987
Exploration	166	7	15	174
Depreciation, depletion and amortization	971	251	223	943
Impairment of producing properties and costs of acquired unproved reserves	20	—	—	20
Loss on sale of working interests in the Piceance Basin	196	—	—	196
Gain on sale of assets	(69)	(69)	—	—
General and administrative	308	73	73	308
Other—net	36	26	2	12

Total costs and expenses	3,082	566	904	3,420

Operating income (loss)	470	77	62	455
Interest expense	(222)	(57)	(53)	(218)
Investment income and other	2	1	—	1

Income (loss) from continuing operations before income taxes	250	21	9	238
Provision (benefit) for income taxes	83	8	12	87

Income (loss) from continuing operations	167	13	(3)	151
Less: Dividends on preferred stock	(22)	(5)	(5)	(22)

Net income attributable to WPX Energy, Inc. common shareholders	$146	$8	$(8)	$129

Amounts attributable to WPX Energy, Inc.:
Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.53	$0.03	$(0.03)	$0.47

Weighted-average shares		274.1	271.5	272.7
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.52	$0.03	$(0.03)	$0.47

Weighted-average shares		275.9	271.5	276.3
Pro forma Adjusted EBITDAX(2)	$1,134	$288	$332	$1,178

(1)	The summary pro forma combined statement of operations data for the twelve months ended March 31, 2015 has been derived by adding the summary pro forma combined statement of operations data for the year ended December 31, 2014 and the summary pro forma combined statement of operations data for the three months ended March 31, 2015 and subtracting the summary pro forma combined statement of operations data for the three months ended March 31, 2014.
(2)	See “—Reconciliation of Pro Forma Adjusted EBITDAX.”

Reconciliation of Pro Forma Adjusted EBITDAX

Pro Forma Adjusted EBITDAX represents pro forma earnings before interest expense, income taxes, depreciation, depletion and amortization and exploration expenses and includes adjustments for net (gain) loss on derivatives not designated as hedges, net cash received (paid) on settlement of derivatives not designated as hedges, loss on the sale of working interests in the Piceance Basin, gain on sale of assets and impairments. We believe this non-GAAP measures provides useful information regarding our ability to meet future debt service, capital expenditures and working capital requirements.

Pro Forma Adjusted EBITDAX, however, is not defined by GAAP and should not be considered in isolation or as an alternative to other financial data prepared in accordance with GAAP or as an indicator of our operating performance. Pro Forma Adjusted EBITDAX does not represent and should not be considered as an alternative to net income or income from continuing operations, as determined in accordance with GAAP, and our calculation thereof may not be comparable to similarly entitled measures reported by other companies. Although we use Pro Forma Adjusted EBITDAX as a measure to assess the operating performance of our business, Pro Forma Adjusted EBITDAX has significant limitations as an analytical tool because it excludes certain material costs. For example, Pro Forma Adjusted EBITDAX does not take into account a number of significant items, including our interest expense and depreciation, depletion and amortization expense. Our calculation of Pro Forma Adjusted EBITDAX for the periods presented is set forth in the following table.

	Reconciliation of Pro Forma Adjusted EBITDAX
	Calculated Twelve Months Ended March 31, 2015	Three Months Ended March 31, 2015	Three Months Ended March 31, 2014	Year Ended December 31, 2014
	(Unaudited)
	(In millions)
Income (loss) from continuing operations	$167	$13	$(3)	$151
Interest expense	222	57	53	218
Provision (benefit) for income taxes	83	8	12	87
Depreciation, depletion and amortization	971	251	223	943
Exploration	166	7	15	174

EBITDAX	$1,609	$336	$300	$1,573

Net (gain) loss on derivatives not designated as hedges	(818)	(131)	203	(484)
Net cash received (paid) on settlement of derivatives not designated as hedges	196	152	(171)	(127)
Loss on sale of working interests in the Piceance Basin	196	—	—	196
(Gain) on sale of assets	(69)	(69)	—	—
Impairment of producing properties, costs of acquired unproved reserves	20	—	—	20

Pro Forma Adjusted EBITDAX	$1,134	$288	$332	$1,178

Summary Historical Reserve and Operating Data of WPX

We have significant oil and gas producing activities primarily in the Williston, San Juan and Piceance, Basins located in the United States. Prior to our divestiture of our ownership interest in Apco Oil and Gas International Inc. in January 2015, we had international oil and gas producing activities, primarily in Argentina. Proved reserves related to international activities were less than 5 percent of our total international and domestic proved reserves as of December 31, 2014. Accordingly, unless specifically stated otherwise, the information in this section relates only to the oil and gas activities in the United States. You should refer to “Item 1A. Risk Factors” in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014 incorporated by reference herein and the other documents incorporated by reference herein and therein when evaluating the material presented below.

Oil and Gas Reserves

We prepare our own reserves estimates and approximately 88 percent of our domestic reserves as of December 31, 2014 are audited by Netherland, Sewell & Associates, Inc. We have not filed on a recurring basis estimates of our total proved net oil, NGL and gas reserves with any U.S. regulatory authority or agency other than with the U.S. Department of Energy and the SEC. The estimates furnished to the Department of Energy have been consistent with those furnished to the SEC.

The following table presents summary combined data with respect to our proved natural gas and oil reserves as of the dates indicated.

	As of December 31,
	2014	2013	2012
Domestic Proved Reserves(1):
Natural Gas (Bcf)(2)	3,149.6	3,629.8	3,369.1
Oil (MMBbls)	130.8	102.9	76.5
NGLs (MMBbls)	70.8	85.7	110.4

Total (Bcfe)(2)	4,359.6	4,761.6	4,490.5

Total (MMboe)(2)	726.6	793.6	748.4

Proved Developed (MMboe)	452.3	462.9	450.4
Proved Undeveloped (MMboe)	274.3	330.7	298.0

Total (MMboe)(2)	726.6	793.6	748.4

PV-10 (in millions)(3)	$4,956	$3,895	$2,340

(1)	The SEC defines proved oil and gas reserves (Rule 4-10(a) of Regulation S-X) as those quantities of oil and gas, which, by analysis of geoscience and engineering data, can be estimated with reasonable certainty to be economically producible—from a given date forward, from known reservoirs, and under existing economic conditions, operating methods, and government regulations—prior to the time at which contracts providing the right to operate expire, unless evidence indicates that renewal is reasonably certain, regardless of whether deterministic or probabilistic methods are used for the estimation.
(2)	Included are reserves related to our Appalachia and Powder River Basin assets, which have been or are intended to be sold.
(3)

PV-10 is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. We believe that the presentation of PV-10 is relevant and useful to investors because it presents the discounted future net cash flows attributable to our estimated proved reserves prior to taking into account future corporate income taxes, and it is a useful measure for evaluating the relative monetary significance of our oil and natural gas assets. Further, investors may utilize the measure as a basis for comparison of the relative size and value of our reserves to other companies. We use this measure when assessing the potential return on investment related to our oil and natural gas assets. PV-10, however, is not a substitute for the standardized measure of discounted future net cash flows. Our PV-10 measure and the standardized measure of discounted future net cash flows do not purport to present the fair value of our oil and natural gas reserves.

The following table provides a reconciliation of PV-10 to the standardized measure of discounted future net cash flows at December 31, 2014, 2013 and 2012:

	As of December 31,
(in millions)	2014	2013	2012
PV-10	$4,956	$3,895	$2,340
Present value of future income taxes discounted at 10%	(1,073)	(931)	(391)

Standardized measure of discounted future net cash flows (a)	$3,883	$2,964	$1,949

(a)	Standardized measure represents the present value of estimated future cash inflows from proved natural gas and oil reserves, less future development and production costs and income tax expenses, discounted at ten percent per annum to reflect timing of future cash flows and using certain pricing assumptions. Specifically, for the years ended December 31, 2014, 2013 and 2012, the average domestic combined natural gas and NGL equivalent price was $4.34, $3.63 and $3.01 per Mcfe, respectively. The average domestic oil price used in the estimates for the years ended December 31, 2014, 2013 and 2012 was $83.62, $92.16 and $82.32 per barrel, respectively.

The following table sets forth our estimated domestic net proved reserves for our largest areas of activity expressed by product and on a gas equivalent basis as of December 31, 2014.

	As of December 31, 2014
	Gas (Bcf)	Oil (MMBbls)	NGL (MMBbls)	Equivalent (MBcfe)	Equivalent (MMboe)
Piceance Basin	2,162.1	7.6	54.4	2,534.5	422.4
Williston Basin	50.3	101.3	9.5	715.5	119.2
San Juan Basin	426.3	21.8	6.7	596.8	99.5
Appalachian Basin(1)	297.8	—	—	297.8	49.6
Powder River Basin(1)	200.1	—	—	200.1	33.3
Other	13.0	0.1	0.2	14.9	2.6

Total Proved-Domestic	3,149.6	130.8	70.8	4,359.6	726.6

(1)	Included are reserves that have been, or are intended to be sold.

Oil and Gas Production, Production Prices and Production Costs

The following table summarizes our production volumes for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
Production Sales Volume Data:(1)
Natural gas (MMcf)	63,476	71,531	280,386	295,934	321,162
Oil (MBbls)	3,117	1,737	9,244	5,919	4,394
NGLs (MBbls)	1,518	1,587	6,250	7,415	10,392
Combined equivalent volumes (MMcfe)	91,291	91,475	373,352	375,940	409,877
Combined equivalent volumes (MBoe)	15,215	15,246	62,225	62,657	68,313
Production Sales Volume Per Day:
Natural Gas (MMcf/d)	705	795	768	811	878
Oil (MBbls/d)	35	19	25	16	12
NGL (MBbls/d)	17	18	17	20	28
Combined equivalent volumes (MMcfe/d)	1,014	1,016	1,023	1,030	1,120
Combined equivalent volume (Mboed/d)	169.0	169.3	170.5	171.7	186.6

(1)	Excludes production from our discontinued operations.

The following tables summarize our domestic sales prices, including the Appalachian Basin, for the years indicated.

	Year Ended December 31,
	2014	2013	2012
Domestic realized average price per unit(1):
Natural gas:
Natural gas excluding all derivative settlements (per Mcf)	$3.57	$3.01	$2.40
Impact of hedges (per Mcf)	—	0.02	1.32

Natural gas including hedges (per Mcf)	3.57	3.03	3.72
Impact of net cash received (paid) related to settlement of derivatives not designated as hedges (per Mcf)	(0.10)	(0.07)	0.04

Natural gas net price including all derivative settlements (per Mcf)	$3.47	$2.96	$3.76

Oil:
Oil excluding all derivative settlements (per barrel)	$78.32	$90.21	$83.34
Impact of hedges (per barrel)	—	—	2.23

Oil including hedges (per barrel)	78.32	90.21	85.57
Impact of net cash received (paid) related to settlement of derivatives not designated as hedges (per barrel)	2.01	1.52	0.35

Oil net price including all derivative settlements (per barrel)	$80.33	$91.73	$85.92

NGL:
NGL excluding all derivative settlements (per barrel)	$32.79	$30.72	$28.56
Impact of net cash received (paid) related to settlement of derivatives not designated as hedges (per barrel)	1.12	0.08	1.56

NGL net price including all derivative settlements (per barrel)	$33.91	$30.80	$30.12

Combined commodity price per Mcfe, including all derivative settlements(2)	$5.17	$4.41	$4.55

(1)	Excludes operations classified as discontinued operations.
(2)	Realized average prices reflect realized market prices, net of fuel and shrink.

	Year Ended December 31,
	2014	2013	2012
Domestic Expenses per Mcfe(1):
Operating expenses:
Lifting costs and workovers	$0.53	$0.47	$0.40
Facilities operating expense	0.06	0.07	0.04
Other operating and maintenance	0.06	0.06	0.05

Total LOE	$0.65	$0.60	$0.49
Gathering, processing and transportation charges	0.88	0.93	1.06
Taxes other than income	0.34	0.27	0.17

Total production cost	$1.87	$1.80	$1.72

General and administrative	$0.73	$0.71	$0.65

Depreciation, depletion and amortization	$2.17	$2.28	$2.16

(1)	Excludes operations classified as discontinued operations.

Summary Combined Historical Reserve and Operating Data of RKI

The estimates of RKI’s net proved reserves in the Permian Basin as of December 31, 2014 are based on reserve reports prepared by LaRoche Petroleum Consultants, Ltd., RKI’s independent reserve engineers.

Year Ended December 31,
2014
Permian Basin Estimated Proved Reserves(1)
Oil (MMBbls)	40.2
Natural gas (Bcf)	213.8
NGLs (MMBbls)	25.7

Total proved reserves (MMboe)	101.5

Proved developed reserves (MMboe)	59.3
Proved undeveloped reserves (MMboe)	42.2

101.5

PV-10 (in millions)(2)	$1,503

(1)	Proved reserves were calculated using prices equal to the twelve-month unweighted arithmetic average of the first-day-of-the-month prices for the prior twelve months. The prices used for each respective reserve report, after consideration for price differentials, are as follows: December 31, 2014 – $86.79 per Bbl of oil, $4.27 per Mcf of natural gas, $28.50 per Bbl of NGLs.
(2)	The PV-10 is not a GAAP financial measure and is derived from the standardized measure of discounted future net cash flows, which is the most directly comparable GAAP financial measure. PV-10 is a computation of the standardized measure of discounted future net cash flows on a pre-tax basis. PV-10 is equal to the standardized measure of discounted future net cash flows at the applicable date, before deducting future income taxes, discounted at 10 percent. At December 31, 2014, the PV-10 of RKI totaled $2,040 million of which $537 million is associated with RKI’s non-Permian assets and $1,503 million is associated with the Permian assets. RKI’s total standardized measure of discounted future cash flows as of December 31, 2014 was $1,664 million, or a difference of $376 million to RKI’s PV-10. The difference represents the discounted income tax effect as determined in the calculation of the standardized measure of discounted future net cash flows.

The following table summarizes RKI’s Permian Basin production volumes for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
Permian Basin Production Sales Volume Data :
Natural gas (MMcf)	3,380	3,351	13,720	9,237	3,336
Oil (MBbls)	875	594	2,963	1,942	1,227
NGLs (MBbls)	229	361	1,556	879	187
Combined equivalent volumes (MMcfe)(1)	10,008	9,082	40,836	26,166	11,820
Combined equivalent volumes (MBoe)	1,668	1,513	6,806	4,361	1,970
Production Sales Volume Per Day:
Natural Gas (MMcf/d)	37.5	37.2	37.6	25.3	9.1
Oil (MBbls/d)	9.7	6.6	8.1	5.3	3.4
NGL (MBbls/d)	2.5	4.0	4.3	2.4	0.5
Combined equivalent volumes (MMcfe/d)(1)	111.0	100.8	112.2	71.4	32.4
Combined equivalent volumes (MBoe/d) (1)	18.5	16.8	18.7	11.9	5.4

(1)	Conversions were made using the ratio of one barrel of oil, condensate or NGL to six thousand cubic feet of natural gas.

The following table summarizes RKI’s Permian Basin sales prices for the periods indicated.

	Three Months Ended March 31,		Year Ended December 31,
	2015	2014	2014	2013	2012
Natural gas excluding all derivative settlements (per Mcf)	$2.26	$5.05	$4.39	$3.36	$2.97
Oil excluding all derivative settlements (per barrel)	$41.24	$87.81	$79.40	$90.62	$84.93
NGL excluding all derivative settlements (per barrel)	$5.87	$27.11	$23.37	$24.27	$28.88
Combined commodity price per MBoe, excluding all derivative settlements	$27.03	$53.10	$48.76	$52.36	$60.69

Productive Wells

The following table presents RKI’s Permian Basin productive wells as of December 31, 2014.

	Oil Wells		Natural Gas Wells		Total Wells
	Gross	Net	Gross	Net	Gross	Net
Permian Basin	1,039	537	567	185	1,606	723

RISK FACTORS

Before you decide to invest in the notes, you should consider the factors set forth below as well as the risk factors discussed in our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference in this prospectus supplement and the accompanying base prospectus. See “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.”

Risk Factors Relating to the Acquisition

If the Acquisition is consummated, we may be unable to successfully integrate RKI’s operations or to realize targeted cost savings, revenues or other benefits of the Acquisition.

We entered into the Merger Agreement because we believe that the Acquisition will be beneficial to us. Achieving the targeted benefits of the Acquisition will depend in part upon whether we can integrate RKI’s businesses in an efficient and effective manner. We may not be able to accomplish this integration process smoothly or successfully. The successful acquisition of producing properties, including those acquired from RKI, requires an assessment of several factors, including:

•	recoverable reserves;

•	future natural gas and oil prices and their appropriate differentials;

•	availability and cost of transportation of production to markets;

•	availability and cost of drilling equipment and of skilled personnel;

•	development and operating costs and potential environmental and other liabilities;

•	regulatory, permitting and similar matters; and

•	our ability to obtain external financing to fund the purchase price.

The accuracy of these assessments is inherently uncertain. In connection with these assessments, we have performed a review of the subject properties that we believe to be generally consistent with industry practices. Our review may not reveal all existing or potential problems or permit us to become sufficiently familiar with the properties to fully assess their deficiencies and potential recoverable reserves. Inspections will not always be performed on every well, and environmental problems are not necessarily observable even when an inspection is undertaken. Even when problems are identified, the seller may be unwilling or unable to provide effective contractual protection against all or part of the problems. As is the case with the Acquisition, we are often not entitled to contractual indemnification for environmental liabilities and acquire properties on an “as is” basis, and, as is the case with certain liabilities associated with the assets to be acquired, we are entitled to indemnification for only certain environmental liabilities. The integration process may be subject to delays or changed circumstances, and we can give no assurance that the acquired properties will perform in accordance with our expectations or that our expectations with respect to integration or cost savings as a result of the Acquisition will materialize.

Significant acquisitions, including the Acquisition, and other strategic transactions may involve other risks that may cause our business to suffer, including:

•	diversion of our management’s attention to evaluating, negotiating and integrating significant acquisitions and strategic transactions;

•	the challenge and cost of integrating acquired operations, information management and other technology systems and business cultures with those of ours while carrying on our ongoing business;

•	difficulty associated with coordinating geographically separate assets;

•	the challenge of attracting and retaining personnel associated with acquired operations; and

•

the failure to realize the full benefit that we expect in estimated proved reserves, production volume, cost savings from operating synergies or other benefits anticipated from an acquisition, or to realize these benefits within the expected time frame.

We will incur significant transaction and acquisition-related costs in connection with the Acquisition.

We expect to incur significant costs associated with the Acquisition and combining the operations of the two companies, including costs to achieve targeted cost-savings. The substantial majority of the expenses resulting from the Acquisition will be composed of transaction costs related to the Acquisition, systems consolidation costs, and business integration and employment-related costs, including costs for severance, retention and other restructuring. We may also incur transaction fees and costs related to formulating integration plans. Additional unanticipated costs may be incurred in the integration of the two companies’ businesses. Although we expect that the elimination of duplicative costs, as well as the realization of other efficiencies related to the integration of the businesses, should allow us to offset incremental transaction and acquisition-related costs over time, this net benefit may not be achieved in the near term, or at all.

The Acquisition may not be successful.

We recently announced our entry into the Merger Agreement to acquire RKI. Risks associated with the Acquisition include the risk that the transaction may not be consummated, the risk that regulatory approval that may be required for the transaction is not obtained or is obtained subject to certain conditions that are not anticipated, litigation risk associated with claims or potential claims brought by equityholders of RKI to enjoin the transaction or seek monetary damages and risks associated with our ability to issue debt and equity to fund the purchase price. If the Acquisition is not consummated on or before the Outside Date, or if the Merger Agreement is terminated prior to the Outside Date, we will be required to redeem all of the outstanding notes at a redemption price equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest to the date of redemption. See “—Risk Factors Relating to the Notes—In the event that the Acquisition is not consummated on or prior to the Outside Date or the Merger Agreement is terminated at any time prior thereto, the notes will be subject to a special mandatory redemption, and, as a result, you may not obtain the return you expect on the notes.”

Risk Factors Relating to the Notes

Our indebtedness could impair our financial condition and our ability to fulfill our debt obligations, including our obligations under the notes.

As of March 31, 2015, on a pro forma as adjusted basis, after giving effect to the Financing Transactions, the amendments to our revolving credit facility and the Acquisition, (i) we would have had total indebtedness of $3.7 billion, none of which was secured or subordinated and (ii) we would have had $850 million available for additional borrowing under our revolving credit facility, all of which would have been unsecured. On July 16, 2015, we amended our revolving credit facility to modify the revolving credit facility to, among other things, amend financial covenants in our revolving credit facility. In addition, on July 17, 2015, we received a commitment for a $100 million increase under our revolving credit facility.

Our debt service obligations and restrictive covenants in our revolving credit facility, the indentures governing our existing notes and the indenture governing the notes offered hereby could have important consequences to you. For example, they could:

•	make it more difficult for us to satisfy our obligations with respect to the notes, which could in turn result in an event of default on the notes;

•	impair our ability to obtain additional financing in the future for working capital, capital expenditures, acquisitions or other purposes;

•	diminish our ability to withstand a continued or future downturn in our business or the economy generally;

•

require us to dedicate a substantial portion of our cash flow from operations to debt service payments, thereby reducing the availability of cash for working capital, capital expenditures, acquisitions, general corporate purposes or other purposes;

•	limit our flexibility in planning for, or reacting to, changes in our business and the industry in which we operate; and

•	place us at a competitive disadvantage compared to our competitors that have proportionately less debt.

We are not prohibited under the indentures governing our existing notes and the notes offered hereby from incurring additional indebtedness in addition to the notes. Our incurrence of significant additional indebtedness would exacerbate the negative consequences mentioned above and could adversely affect our ability to pay the interest on, and principal of, the notes.

We have a holding company structure in which our subsidiaries conduct our operations and own our operating assets, which may affect our ability to make payments on the notes.

We have a holding company structure, and our subsidiaries conduct all of our operations and own all of our operating assets. We have no significant assets other than the ownership interests in these subsidiaries. As a result, our ability to make required payments on the notes depends on the performance of our subsidiaries and their ability to distribute funds to us. The ability of our subsidiaries to make distributions to us may be restricted by, among other things, applicable state partnership and limited liability company laws and other laws and regulations. In addition, our subsidiaries are not prohibited by the terms of their respective organizational documents or the notes from incurring indebtedness, and the agreements governing such indebtedness may contain restrictions on the ability of our subsidiaries to make distributions to us. The notes will be structurally subordinated to all existing and future indebtedness and other liabilities of our subsidiaries. If our subsidiaries were to incur significant amounts of indebtedness, such occurrence may inhibit their operating results, cash flow, and financial condition, and their ability to make distributions to us could suffer. An inability by our subsidiaries to make distributions to us would materially and adversely affect our ability to pay interest on, and the principal of, the notes because we expect distributions we receive from our subsidiaries to represent a significant portion of the cash we use to pay interest on, and the principal of, the notes. If we are unable to obtain the funds necessary to pay the principal amount at maturity of the notes, we may be required to adopt one or more alternatives, such as a refinancing of the notes. We cannot assure you that we would be able to refinance the notes.

Our debt agreements impose restrictions on us that may limit our access to credit and adversely affect our ability to operate our business.

Our revolving credit facility contains various covenants that restrict or limit, among other things, our ability to grant liens to support indebtedness, merge or sell substantially all of our assets, make certain distributions and incur additional debt. In addition, our revolving credit facility contains financial covenants and other limitations with which we need to comply. Similarly, the indentures governing our existing notes and the notes offered hereby restrict our ability to grant liens to secure certain types of indebtedness and merge or sell substantially all of our assets. These covenants could adversely affect our ability to finance our future operations or capital needs or engage in, expand or pursue our business activities and prevent us from engaging in certain transactions that might otherwise be considered beneficial to us. Our ability to comply with these covenants may be affected by events beyond our control, including prevailing economic, financial and industry conditions. If market or other economic conditions deteriorate, our current assumptions about future economic conditions turn out to be incorrect or unexpected events occur, our ability to comply with these covenants may be significantly impaired.

Our failure to comply with the covenants in our debt agreements could result in events of default. Upon the occurrence of such an event of default, the lenders could elect to declare all amounts outstanding under our revolving credit facility to be immediately due and payable and terminate all commitments, if any, to extend further credit. Certain payment defaults or an acceleration under one debt agreement could cause a cross-default or cross-acceleration of another debt agreement. Such a cross-default or cross-acceleration could have a wider impact on our liquidity than might otherwise arise from a default or acceleration of a single debt instrument. If an event of default occurs, or if other debt agreements cross-default, and the lenders under the affected debt agreements accelerate the maturity of any loans or other debt outstanding to us, we may not have sufficient liquidity to repay amounts outstanding under such debt agreements. The notes do not contain a cross-acceleration event of default. See “Description of Notes” and “Description of Debt Securities” in the accompanying base prospectus.

Our ability to repay, extend or refinance our debt obligations and to obtain future credit will depend primarily on our operating performance, which will be affected by general economic, financial, competitive, legislative, regulatory, business and other factors, many of which are beyond our control. Our ability to refinance our debt obligations or obtain future credit will also depend upon the current conditions in the credit markets and the availability of credit generally. If we are unable to meet our debt service obligations or obtain future credit on favorable terms, if at all, we could be forced to restructure or refinance our indebtedness, seek additional equity capital or sell assets. We may be unable to obtain financing or sell assets on satisfactory terms, or at all.

The notes will be effectively subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to liabilities and indebtedness and other liabilities of our subsidiaries.

While we do not currently have any secured indebtedness, we may incur secured indebtedness and grant security interests in our properties and assets in the future. In that case, any holders of any secured indebtedness that we may incur in the future would have claims with respect to our assets constituting collateral for such indebtedness that are effectively prior to your claims under the notes. In the event of a default on such secured indebtedness or our bankruptcy, liquidation or reorganization, those assets would be available to satisfy obligations with respect to the indebtedness secured thereby before any payment could be made on the notes. Accordingly, any such secured indebtedness would effectively be senior to the notes to the extent of the value of the collateral securing the indebtedness. While the indentures governing our existing notes and the notes offered hereby place some limitations on our ability to create liens, there are significant exceptions to these limitations that will allow us to secure some kinds of indebtedness without equally and ratably securing the notes. To the extent the value of the collateral is not sufficient to satisfy the secured indebtedness, the holders of that indebtedness would be entitled to share with the holders of the notes and the holders of other claims against us with respect to our other assets. Holders of the notes will participate ratably with all holders of our unsecured indebtedness that is deemed to be of the same class as the notes, and potentially with all of our other general creditors, based upon the respective amounts owed to each holder or creditor, in our remaining assets. In any of the foregoing events, we cannot assure you that there will be sufficient assets to pay amounts due on the notes. As a result, holders of notes may receive less than holders of secured indebtedness.

In addition, the notes are not guaranteed by our subsidiaries and our subsidiaries are generally not prohibited under the indentures governing our existing notes or the notes offered hereby from incurring additional indebtedness. Our subsidiaries are operating entities with substantial liabilities arising in the ordinary course of business. As a result, holders of the notes will be structurally subordinated to claims of third-party creditors, including holders of indebtedness and other liabilities, of these subsidiaries. Claims of those other creditors, including trade creditors, secured creditors, governmental authorities and holders of indebtedness or guarantees issued by the subsidiaries, will generally have priority as to the assets of the subsidiaries over claims by the holders of the notes. As a result, rights of payment of holders of our indebtedness, including the holders of the notes, will be structurally subordinated to all those claims of creditors of our subsidiaries.

In the event that the Acquisition is not consummated on or prior to the Outside Date or the Merger Agreement is terminated at any time prior thereto, the notes will be subject to a special mandatory redemption, and, as a result, you may not obtain the return you expect on the notes.

If the Acquisition is not consummated on or before the Outside Date, or if the Merger Agreement is terminated prior to the Outside Date, we will be required to redeem all of the outstanding notes at a redemption price equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest, if any, to the date of redemption. See “Description of the Notes—Special Mandatory Redemption.” We cannot assure you that we will have sufficient funds available to redeem the notes in full. In addition, even if we are able to redeem the notes pursuant to the mandatory redemption provision, you may not be able to reinvest the proceeds you receive from the redemption in a comparable security at an effective interest rate or return on investment as high as what you otherwise would have received on your notes.

In addition, we will not be required to redeem the notes as long as the Acquisition closes prior to the Outside Date, even if between the closing of this offering and the closing of the Acquisition we experience any changes (including any material changes) in our business or financial condition, or if the terms of the Merger Agreement are amended, including in material respects.

We are not obligated to place the net proceeds of the offering of the notes in escrow and, as a result, we may not be able to repurchase the notes upon a Special Mandatory Redemption.

If the Acquisition is not consummated on or before the Outside Date, or if the Merger Agreement is terminated prior to the Outside Date, we will be required to redeem all of the outstanding notes at a redemption price equal to 100% of the initial issue price of the notes, plus accrued and unpaid interest, if any, to the date of redemption. See “Description of the Notes—Special Mandatory Redemption.” We are not obligated to place the net proceeds of the offering of the notes in escrow or to provide a security interest in those proceeds, and the indenture governing the notes imposes no other restrictions on our use of these proceeds during that time. Accordingly, the source of funds for any redemption of notes upon a Special Mandatory Redemption would be the proceeds that we have voluntarily retained or other sources of liquidity, including available cash, borrowings, sales of assets or sales of equity. We may not be able to satisfy our obligation to redeem the notes following a Special Mandatory Redemption Event because we may not have sufficient financial resources to pay the aggregate redemption price on the notes. Our failure to redeem or repurchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could result in defaults under our other debt agreements and have material adverse consequences for us and the holders of the notes. In addition, our ability to redeem or repurchase the notes for cash may be limited by law or the terms of other agreements relating to our indebtedness outstanding at the time.

We may not be able to repurchase the notes upon a Change of Control Triggering Event.

Upon a change of control of us and a downgrade of the rating of a series of notes (or if the notes have an investment grade rating at the time of the change of control, such notes are downgraded below an investment grade rating by Moody’s Investors Service Inc. and Standard & Poor’s Ratings Services), we will be required to make an offer to each holder of the applicable series of notes to repurchase all or any part of such holder’s notes at a price equal to 101% of their principal amount, plus accrued and unpaid interest, if any, to the date of purchase. See “Description of Notes—Change of Control.” If such events were to occur, we cannot assure you that we will have the financial resources to purchase your new notes, particularly if such events trigger a similar repurchase requirement for, or result in the acceleration of, other existing or future indebtedness. In addition, our ability to repurchase the notes may be limited by law and regulations or the terms of other agreements relating to our indebtedness outstanding at the time. Any failure to purchase the notes as required under the indenture governing the notes would result in a default under the indenture, which could have material adverse consequences for us and the holders of the notes.

Our credit ratings may not reflect all risks of your investment in the notes.

The credit ratings assigned to a series of notes are not a recommendation to buy, sell or hold such series of notes and do not address all material risks relating to an investment in the notes, but rather reflect only the view of each rating agency at the time the rating is issued. We cannot assure you that these credit ratings will remain in effect for any given period of time or that a rating will not be lowered, suspended or withdrawn entirely by the applicable rating agencies. An increase in the level of our outstanding indebtedness, or other events that could have an adverse impact on our business, properties, financial condition, results of operations or prospects, may cause the rating agencies to downgrade our debt credit rating generally and the ratings on a series of notes. Each agency’s rating should be evaluated independently of any other agency’s rating. Actual or anticipated changes or downgrades in our credit ratings, including any announcement that our ratings are under further review for a downgrade, could affect the trading price for or liquidity of the notes, increase our corporate borrowing costs, limit our access to the capital markets or result in more restrictive covenants in future debt agreements.

The limited covenants applicable to the notes may not provide protection against some events or developments that may affect our ability to repay the notes or the trading prices for the notes.

The indenture governing the notes, among other things, does not:

•

require us to maintain any financial ratios or specific levels of net worth, revenues, income, cash flow or liquidity and, accordingly, does not protect holders of the notes in the event that we experience significant adverse changes in our results of operations or financial condition;

•	limit our ability to incur indebtedness that is equal in right of payment to the notes;

•	limit our subsidiaries’ ability to incur indebtedness, which would rank senior to the notes;

•	restrict our subsidiaries’ ability to issue securities or otherwise incur indebtedness that would be senior to our equity interests in our subsidiaries;

•	restrict our ability to repurchase or prepay our securities; or

•	restrict our ability to make investments or to repurchase or pay dividends or make other payments in respect of our common stock or other securities ranking junior to the notes.

In addition, the indenture governing the notes will allow us to incur (a) an unlimited amount of debt to develop oil, gas, coal or other mineral or timber properties secured by liens on such properties and (b) an unlimited amount of debt to finance advance payments under any contract for oil, natural gas, hydrocarbon or other mineral exploration or development secured by liens on such contracts. As a result, you should consider the limited covenants in the indenture governing the notes as a significant factor in evaluating whether to invest in the notes.

A liquid market for the notes may not develop or be maintained.

Each series of notes will be new issues of securities for which there is currently no market. We do not intend to apply for any series of notes to be listed on any securities exchange or to arrange for any quotation system to quote them. The underwriters have advised us that they intend to make a market for each series of notes, but they are not obligated to do so and may discontinue market-making activities at any time. Accordingly, there can be no assurance that a liquid market for any series of notes will develop or be maintained.

The market price of the notes may be volatile.

The market price of a series of notes will depend on many factors that may vary over time and some of which are beyond our control, including but not limited to:

•	our financial performance;

•	the amount of indebtedness we and our subsidiaries have outstanding;

•	market interest rates;

•	the market for similar securities;

•	our credit ratings;

•	competition; and

•	general economic conditions.

As a result of these factors, you may only be able to sell your notes at a price below what you believe to be appropriate, including a price below the price you paid for them.

USE OF PROCEEDS

We will receive approximately $985 million in net proceeds from this offering, after deducting underwriting discounts and after estimated offering expenses. We intend to use the net proceeds from this offering, the net proceeds from our Concurrent Offerings, cash on hand and borrowings under our revolving credit facility to finance the Acquisition, including the repayment of RKI debt, and to pay related fees and expenses.

The completion of this offering is not conditioned upon the Concurrent Offerings or the Acquisition. However, if for any reason the Acquisition is not consummated by the Outside Date or the Merger Agreement is terminated at any time prior thereto, the notes will be subject to a special mandatory redemption, and if the Acquisition is not consummated by the Outside Date, the Merger Agreement is terminated at anytime prior thereto or we determine in our reasonable judgment that the Acquisition will not occur, we will have the right, but not the obligation, to redeem the mandatory convertible preferred stock. The Concurrent Offerings will not be conditioned on the consummation of this offering, each other or the Acquisition.

The following table outlines the expected sources and uses of funds for the Acquisition. The table assumes that (i) the Acquisition and the Financing Transactions are completed simultaneously, but this offering and the Concurrent Offerings are expected to be completed before completion of the Acquisition and (ii) the underwriters do not exercise their option to purchase additional shares in the Concurrent Offerings. The actual amounts set forth in the table and in the accompanying footnotes are subject to adjustment and may differ at the time of the consummation of the Acquisition. Amounts in the table are in millions of dollars and are estimated, and actual amounts may vary from the estimated amounts.

Sources of Funds		Uses of Funds
Cash(1)	$300	Acquisition consideration(5)	$1,765
Revolving credit facility(1)(2)	466	Refinance RKI Notes(6)	400
Common Stock Offering(3)	303	Refinance RKI credit facility(6)	585
Mandatory Convertible Offering	350	RKI Notes breakage costs(6)	55
Notes offered hereby	1,000	Transaction fees and expenses(7)	83
Equity to RKI’s equity holders(4)	469

Total	$2,888	Total	$2,888

(1)	Reflects estimated use of cash on our and RKI’s balance sheet. As of June 30, 2015, we had approximately $320 million in cash.
(2)	If the underwriters exercise their option to purchase additional shares in the Concurrent Offerings, such additional proceeds will be used to finance the Acquisition and reduce the amounts borrowed under our revolving credit facility.
(3)	Reflects the issuance of 30 million shares of common stock at the public offering price of $10.10 per share.
(4)	Reflects the value of the 40 million shares to be issued to RKI’s equity holders as calculated pursuant to the Merger Agreement for purposes of determining the total consideration to be received by them.
(5)	Represents the estimated cash and equity consideration payable to RKI’s equity holders after deducting the expected outstanding face amount of RKI’s debt from the $2.75 billion purchase price pursuant to the terms of the Merger Agreement.
(6)	Includes funds to redeem RKI’s $400 million aggregate principal amount of 8.500% Senior Notes due 2021 at 100% of the principal amount of the RKI Notes, plus a “make-whole” premium as of the redemption date and accrued and unpaid interest, if any, to the redemption date and repay RKI’s revolving credit facility. As of June 30, 2015, RKI had $585 million outstanding under its revolving credit facility, with an average weighted interest rate of 2.7%, and had $0.8 million face amount of letters of credit outstanding.
(7)	Includes discounts, commissions and expenses of this offering and the Concurrent Offerings and expenses relating to the Acquisition.

CAPITALIZATION

The following table sets forth our cash and cash equivalents and capitalization as of March 31, 2015:

•	on an actual basis;

•	on an as adjusted basis to give effect to this offering (but not the application of the proceeds therefrom), after deducting the underwriting discounts and commissions and estimated offering expenses;

•

on an as further adjusted basis to give effect to (a) the Common Stock Offering of 30,000,000 shares of common stock, or gross proceeds of approximately $303 million based on the public offering price of $10.10 per share and (b) the Mandatory Convertible Offering of approximately $350 million of aggregate liquidation preference (in each case after deducting the underwriting discounts and commissions and estimated offering expenses, but not giving effect to the application of the offering proceeds); and

•	on a pro forma as further adjusted basis to give further effect to the Acquisition (including the application of net proceeds of this offering and the Concurrent Offerings).

The completion of this offering is not conditioned upon the Concurrent Offerings or the Acquisition.

This table should be read in conjunction with “Use of Proceeds,” “Unaudited Pro Forma Condensed Combined Financial Information” and our unaudited consolidated financial statements and the related notes in our Quarterly Report on Form 10-Q for the period ended March 31, 2015 incorporated by reference herein.

	As of March 31, 2015
	Actual	As Adjusted for this Offering	As Further Adjusted for the Concurrent Offerings	Pro Forma As Further Adjusted for the Acquisition
	(Unaudited)
	(In millions)
Cash and cash equivalents(1)	$82	$1,067	$1,698	$56

Our debt:
5.250% Senior Notes due 2017	$400	$400	$400	$400
6.000% Senior Notes due 2022	1,100	1,100	1,100	1,100
5.250% Senior Notes due 2024	500	500	500	500
Credit facility agreement(2)	—	—	—	650
Notes offered hereby	—	1,000	1,000	1,000
Other debt	1	1	1	1

Total debt obligations(3)	2,001	3,001	3,001	3,651
Equity:
Preferred stock (100 million shares authorized at $0.01 par value; no shares issued on an actual or as adjusted for this offering basis, 7 million shares issued on an as adjusted basis for the Mandatory Convertible Offering and on a pro forma as further adjusted basis for the Acquisition)	—	—	339	339
Common stock (2 billion shares authorized at $0.01 par value; 204.8 million shares issued at March 31, 2015, 234.8 million shares issued on an as adjusted for the Common Stock Offering and 274.8 million shares issued on a pro forma as further adjusted basis for the Acquisition)	2	2	2	2
Additional paid-in-capital	5,564	5,564	5,856	6,305
Accumulated deficit	(1,177)	(1,177)	(1,177)	(1,240)

Total equity	4,389	4,389	5,020	5,406

Total capitalization	$6,390	$7,390	$8,021	$9,057

(1)	As of June 30, 2015, we had cash and cash equivalents of approximately $320 million. The increase in cash and cash equivalents is primarily due to a transaction in which we monetized a package of marketing contracts and released certain firm transportation capacity in the Northeast. See “Summary—Other Recent Developments.”
(2)	As of March 31, 2015, we had a $1.5 billion, five-year senior unsecured revolving credit facility that matures in 2019. Under the terms of the revolving credit facility and subject to certain requirements, we may request an increase in the commitments of up to an additional $300 million by either commitments from new lenders or increased commitments from existing lenders. As of March 31, 2015, on a pro forma basis as further adjusted for the Financing Transactions, the amendments to our revolving credit facility and the Acquisition, we would have had $850 million available for additional borrowing under our revolving credit facility, all of which would be unsecured. On July 16, 2015, we amended our revolving credit facility. On July 17, 2015, we received a commitment for a $100 million increase to our revolving credit facility. See “Description of Other Indebtedness.” As of June 30, 2015, we had no outstanding borrowings under our revolving credit facility.
(3)	Does not include $315 million in letters of credit that have been issued as of March 31, 2015 in connection with three bilateral, uncommitted letter of credit agreements we entered into that incorporate terms similar to those found in the revolving credit facility.

UNAUDITED PRO FORMA CONDENSED COMBINED FINANCIAL INFORMATION

The following unaudited pro forma condensed combined financial information is derived from the historical consolidated financial statements of WPX Energy, Inc. (“WPX”) and RKI Exploration & Production, LLC (“RKI”), and has been adjusted to reflect the following:

•

Proposed acquisition of RKI through the merger of a WPX subsidiary and RKI, for consideration of approximately $2.75 billion, consisting of 40 million unregistered shares of WPX common stock and approximately $2.28 billion in cash (the “Acquisition”). The cash consideration is subject to closing adjustments and will also be reduced by our assumption of $400 million of aggregate principal amount of RKI’s senior notes and any amounts outstanding under RKI’s revolving credit facility.

•

Adjustments to RKI’s historical information to remove the effect of RKI’s assets in the Powder River Basin and certain other assets outside the Delaware Basin. In connection with the Acquisition, RKI intends either (i) to contribute its Powder River Basin assets and other properties outside the Delaware Basin to a wholly-owned RKI subsidiary, the ownership interests of which will be paid to RKI’s equity holders in connection with the Acquisition, or (ii) to dispose of such assets in a third party sale. We refer to either the contribution or sale of such assets herein as the “RKI Dispositions.”

•

Impact of offerings by WPX of $1.0 billion aggregate principal amount of senior notes, 30 million shares of common stock resulting in gross proceeds of $303 million, at the public offering price of $10.10 per share, 7 million shares of mandatory convertible preferred stock resulting in gross proceeds of $350 million and borrowings under our revolving credit facility and the repayment of RKI debt with a portion of the proceeds therefrom (collectively for the purposes of this section, the “Financing Transactions”).

Certain of RKI’s historical amounts have been reclassified to conform to the financial statement presentation of WPX. The unaudited pro forma condensed combined balance sheet as of March 31, 2015 gives effect to the Acquisition, the RKI Dispositions and the Financing Transactions as if they had occurred on March 31, 2015. The unaudited pro forma condensed combined statements of operations for the three months ended March 31, 2015 and 2014 and the year ended December 31, 2014 both give effect to the Acquisition, RKI Dispositions and Financing Transactions as if they had occurred on January 1, 2014.

The unaudited pro forma condensed combined financial statements are presented for illustrative purposes only to reflect the Acquisition, RKI Dispositions and related Financing Transactions and do not represent what our results of operations or financial position would actually have been had the transactions occurred on the dates noted above, or project our results of operations or financial position for any future periods. The unaudited pro forma condensed combined financial statements are intended to provide information about the continuing impact of the Acquisition, the RKI Dispositions and the Financing Transactions as if they had been consummated earlier. The pro forma adjustments are based on available information and certain assumptions that management believes are factually supportable and are expected to have a continuing impact on our results of operations. In the opinion of management, all adjustments necessary to present fairly the unaudited pro forma condensed combined financial statements have been made.

The following unaudited pro forma condensed combined financial information should be read in conjunction with WPX’s and RKI’s consolidated financial statements and related notes. WPX financial statements and notes are included in WPX’s Annual Report on Form 10-K for the year ended December 31, 2014 and WPX’s Quarterly Report on Form 10-Q for the three months ended March 31, 2015 (both of which are incorporated by reference). RKI’s consolidated financial statements and notes are incorporated by reference from our Current Report on Form 8-K filed with the SEC on July 14, 2015. See “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.”

WPX Energy, Inc.

Pro Forma Condensed Combined Balance Sheet

As of March 31, 2015

(Unaudited)

	WPX Energy Inc. As Reported	RKI As Reported	Pro Forma RKI Dispositions	Pro Forma Acquisition Adjustments			Pro Forma Financing Adjustments			WPX Pro Forma Combined
	(Millions)
Assets
Current assets:
Cash and cash equivalents	$82	$29	$(27)	$(1,333)	(a	)	$1,653	(e	)	$56
							(915)	(f	)
							(83)	(h	)
							650	(i	)
Accounts receivable, net of allowance	347	86	—	—			—			433
Derivative assets	431	78	—	—			—			509
Inventories	49	18	(11)	—			—			56
Margin deposits	18	—	—	—			—			18
Assets classified as held for sale	132	—	—	—			—			132
Other	28	4	(1)	—			—			31

Total current assets	1,087	215	(39)	(1,333)			1,305			1,235
Properties and equipment (successful efforts method of accounting)	12,041	2,552	(829)	1,344	(a	)	—			14,792
				(316)	(b	)
Less – accumulated depreciation, depletion and amortization	(5,130)	(419)	103	316	(b	)	—			(5,130)

Properties and equipment, net	6,911	2,133	(726)	1,344			—			9,662
Goodwill	—	—	—	488	(a	)	—			488
Derivative assets	58	19	—	—			—			77
Other noncurrent assets	47	19	—	—			23	(h	)	89

Total assets	$8,103	$2,386	$(765)	$499			$1,328			$11,551

Liabilities and Equity
Current liabilities:
Accounts payable	$464	$132	$—	$—			$—			$596
Accrued and other current liabilities	139	81	(17)	—			—			203
Liabilities associated with assets held for sale	47	—	—	—			—			47
Deferred income taxes	164	27	—	—			—			191
Derivative liabilities	22	—	—	—			—			22

Total current liabilities	836	240	(17)	—			—			1,059
Deferred income taxes	614	101	(41)	499	(a	)	(30)	(g	)	1,143
Long-term debt	2,000	860	—				1,000	(e	)	3,650
							(860)	(f	)
							650	(i	)
Derivative liabilities	2	—	—	—			—			2
Asset retirement obligations	203	24	(2)	7	(a	)	—			232
Other noncurrent liabilities	59	—	—	—			—			59
Equity:
Stockholders’ equity:
Preferred stock	—	—	—	—			350	(e	)	339
							(11)	(h	)
Common stock	2	—	—	—			—			2
Additional paid-in-capital	5,564	920	—	(920)	(c	)	303	(e	)	6,305
				449	(d	)
							(11)	(h	)
Accumulated deficit	(1,177)	241	(705)	464	(c	)	(63)	(g	)	(1,240)

Total stockholders’ equity	4,389	1,161	(705)	(7)			568			5,406

Total liabilities and equity	$8,103	$2,386	$(765)	$499			$1,328			$11,551

WPX Energy, Inc.

Pro Forma Condensed Combined Statement of Operations

(Unaudited)

	For the Three Months Ended March 31, 2015
	WPX Energy Inc. As Reported	RKI As Reported	Pro Forma RKI Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(Millions)
Revenues:
Product revenues:
Natural gas sales	$167	$8	$(1)	$—		$—		$174
Oil and condensate sales	117	69	(33)	—		—		153
Natural gas liquid sales	23	2	—	—		—		25

Total product revenues	307	79	(34)	—		—		352
Gas management	158	—	—	—		—		158
Net gain (loss) on derivatives not designated as hedges	105	44	(18)	—		—		131
Other	2	—	—	—		—		2

Total revenues	572	123	(52)	—		—		643
Costs and expenses:
Lease and facility operating	57	25	(13)	—		—		69
Gathering, processing and transportation	73	2	—	—		—		75
Taxes other than income	22	7	(4)	—		—		25
Gas management, including charges for unutilized pipeline capacity	109	—	—	—		—		109
Exploration	7	2	(2)	—		—		7
Depreciation, depletion and amortization	216	60	(27)	2	(j)	—		251
Gain on sale of assets	(69)	—	—	—		—		(69)
General and administrative	64	13	(4)	—		—		73
Other—net	26	—	—	—		—		26

Total costs and expenses	505	109	(50)	2		—		566

Operating income (loss)	67	14	(2)	(2)		—		77
Interest expense	(33)	(10)	3	—		(24	) (l)	(57)
						7	(m)
Investment income and other	1	—	—	—		—		1

Income (loss) from continuing operations before income taxes	35	4	1	(2)		(17)		21
Provision (benefit) for income taxes	13	2	—	(1	) (n)	(6	) (n)	8

Income (loss) from continuing operations	22	2	1	(1)		(11)		13
Less: Dividends from preferred stock	—	—	—	—		(5	) (o)	(5)

Net income attributable to WPX Energy, Inc common shareholders	22	2	1	(1)		(16)		8

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.11							$0.03
Weighted-average shares (millions)	204.1			40.0	(k)	30.0	(p)	274.1
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.11							$0.03
Weighted-average shares (millions)	205.9			40.0	(k)	30.0	(p)	275.9

WPX Energy, Inc.

Pro Forma Condensed Combined Statement of Operations

(Unaudited)

	For the Three Months Ended March 31, 2014
	WPX Energy Inc. As Reported	RKI As Reported	Pro Forma RKI Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(Millions)
Revenues:
Product revenues:
Natural gas sales	$317	$22	$(4)	$—		$—		$335
Oil and condensate sales	149	90	(37)	—		—		202
Natural gas liquid sales	61	13	(4)	—		—		70

Total product revenues	527	125	(45)	—		—		607
Gas management	561	—	—	—		—		561
Net gain (loss) on derivatives not designated as hedges	(195)	(12)	4	—		—		(203)
Other	1	—	—	—		—		1

Total revenues	894	113	(41)	—		—		966
Costs and expenses:
Lease and facility operating	60	17	(6)	—		—		71
Gathering, processing and transportation	89	—	—	—		—		89
Taxes other than income	35	11	(6)	—		—		40
Gas management, including charges for unutilized pipeline capacity	391	—	—	—		—		391
Exploration	15	2	(2)	—		—		15
Depreciation, depletion and amortization	193	49	(21)	2	(j)	—		223
Gain on sale of assets	—	—	—	—		—		—
General and administrative	67	9	(3)	—		—		73
Other—net	2	—	—	—		—		2

Total costs and expenses	852	88	(38)	2		—		904

Operating income (loss)	42	25	(3)	(2)		—		62
Interest expense	(29)	(10)	3	—		(24	) (l)	(53)
						7	(m)
Investment income and other	—	1	(1)	—		—		—

Income (loss) from continuing operations before income taxes	13	16	(1)	(2)		(17)		9
Provision (benefit) for income taxes	13	6	—	(1	) (n)	(6	) (n)	12

Income (loss) from continuing operations	—	10	(1)	(1)		(11)		(3)
Less: Dividends from preferred stock	—	—	—	—		(5	) (o)	(5)

Net income attributable to WPX Energy, Inc common shareholders	—	10	(1)	(1)		(16)		(8)

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$—							$(0.03)
Weighted-average shares (millions)	201.5			40.0	(k)	30.0	(p)	271.5
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$—							$(0.03)
Weighted-average shares (millions)	205.2			40.0	(k)	30.0	(p)	271.5

WPX Energy, Inc.

Pro Forma Condensed Combined Statement of Operations

(Unaudited)

	For the Year Ended December 31, 2014
	WPX Energy Inc. As Reported	RKI As Reported	Pro Forma RKI Dispositions	Pro Forma Acquisition Adjustments		Pro Forma Financing Adjustments		WPX Pro Forma Combined
	(Millions)
Revenues:
Product revenues:
Natural gas sales	$1,002	$68	$(8)	$—		$—		$1,062
Oil and condensate sales	724	402	(167)	—		—		959
Natural gas liquid sales	205	44	(7)	—		—		242

Total product revenues	1,931	514	(182)	—		—		2,263
Gas management	1,120	—	—	—		—		1,120
Net gain (loss) on derivatives not designated as hedges	434	81	(31)	—		—		484
Other	8	1	(1)	—		—		8

Total revenues	3,493	596	(214)	—		—		3,875
Costs and expenses:
Lease and facility operating	244	81	(28)	—		—		297
Gathering, processing and transportation	328	6	—	—		—		334
Taxes other than income	126	47	(24)	—		—		149
Gas management, including charges for unutilized pipeline capacity	987	—	—	—		—		987
Exploration	173	20	(19)	—		—		174
Depreciation, depletion and amortization	810	214	(90)	9	(j)	—		943
Impairment of producing properties and costs of acquired unproved reserves	20	—	—	—		—		20
Loss on sale of working interests in the Piceance Basin	196	—	—	—		—		196
Gain on sale of assets	—	(130)	130	—		—		—
General and administrative	271	52	(15)	—		—		308
Other—net	12	—	—	—		—		12

Total costs and expenses	3,167	290	(46)	9		—		3,420

Operating income (loss)	326	306	(168)	(9)		—		455
Interest expense	(123)	(40)	13	—		(95	) (l)	(218)
						27	(m)
Investment income and other	1	—	—	—		—		1

Income (loss) from continuing operations before income taxes	204	266	(155)	(9)		(68)		238
Provision (benefit) for income taxes	75	96	(56)	(3	) (n)	(25	) (n)	87

Income (loss) from continuing operations	129	170	(99)	(6)		(43)		151
Less: Dividends from preferred stock	—	—	—	—		(22	) (o)	(22)

Net income attributable to WPX Energy, Inc common shareholders	129	170	(99)	(6)		(65)		129

Basic earnings (loss) per common share:
Income (loss) from continuing operations	$0.63							$0.47
Weighted-average shares (millions)	202.7			40.0	(k)	30.0	(p)	272.7
Diluted earnings (loss) per common share:
Income (loss) from continuing operations	$0.62							$0.47
Weighted-average shares (millions)	206.3			40.0	(k)	30.0	(p)	276.3

WPX Energy, Inc.

Notes to Pro Forma Condensed Combined Financial Statements

(Unaudited)

Note 1. Unaudited Pro Forma Condensed Combined Balance Sheet

RKI Dispositions

In connection with the Acquisition, RKI intends either (i) to contribute its Powder River Basin assets and other properties outside the Delaware Basin to a wholly-owned RKI subsidiary, the ownership interests of which will be paid to RKI’s equity holders in connection with the Acquisition, or (ii) to dispose of such assets in a third party sale. We refer to either the contribution or sale of such assets herein as the “RKI Dispositions.” The pro forma balance sheet assumes the probable distribution of these assets and certain related liabilities to an RKI subsidiary that will be owned by RKI equity holders. In either case, WPX would acquire RKI exclusive of these assets.

Acquisition Adjustments

The Acquisition will be accounted for using the acquisition method of accounting for business combinations. The allocation of the preliminary estimated purchase price is based upon management’s estimates of and assumptions related to the fair value of assets to be acquired and liabilities to be assumed as of March 31, 2015 using currently available information. Due to the fact that the unaudited pro forma combined financial information has been prepared based on these preliminary estimates, the final purchase price allocation and the resulting effect on financial position and results of operations may differ significantly from the pro forma amounts included herein. WPX expects to finalize its allocation of the purchase consideration as soon as practicable after completion of the Acquisition but is not required to finalize for one year from the closing date of the Acquisition.

The preliminary purchase price allocation is subject to change due to several factors, including but not limited to:

•	changes in the estimated fair value of the 40 million shares of WPX common stock to be transferred to RKI’s equity holders, based on WPX’s share price at the date of closing;

•	final working capital and other post-closing adjustments, including amounts outstanding under RKI’s revolving credit facility or any proceeds received from the RKI Dispositions prior to closing;

•

changes in the estimated fair value of RKI’s assets acquired and liabilities assumed as of the date of the transaction, which could result from changes in future oil and gas commodity prices, reserve estimates, interest rates, and other factors; and

•

the tax basis of RKI’s assets and liabilities as of the closing date of the Acquisition as well as the evaluation of our ability to recognize the deferred tax asset for RKI’s federal net operating loss carryovers.

The preliminary consideration to be transferred, fair value of assets acquired and liabilities assumed and resulting goodwill expected to be recorded is as follows:

Preliminary Purchase Price Allocation
(Millions)
Consideration:
Cash	$1,333
Fair value of WPX common stock to be issued (1)	449

Total consideration	$1,782
Fair value of liabilities assumed:
Accounts payable	$132
Accrued liabilities	64
Deferred income taxes, current	27
Deferred income taxes, noncurrent	559
Long-term debt	860
Asset retirement obligation	29

Total liabilities assumed as of March 31, 2015	$1,671
Fair value of assets acquired:
Cash and cash equivalents	$2
Accounts receivable, net	86
Derivative assets, current	78
Derivative assets, noncurrent	19
Inventories	7
Other current assets	3
Properties and equipment, net	2,751
Other noncurrent assets	19

Total assets acquired as of March 31, 2015	$2,965

Goodwill as of March 31, 2015	$488

(1)	Based on 40 million shares of WPX common stock at $11.22 per share (the closing price of our common stock on the New York Stock Exchange on July 10, 2015).

The goodwill recognized primarily results from the impact of deferred tax adjustments. The Acquisition is a taxable purchase of RKI’s stock for federal income tax purposes and, consequently, RKI’s basis in its assets and liabilities as well as its net operating loss carryovers will carry over to WPX for federal income tax purposes. Although the usage of such net operating losses will be subject to annual limitation prescribed by Section 382 of the Internal Revenue Code, we do not expect to record a valuation allowance against the associated deferred tax asset. The difference between the purchase price allocated to RKI’s assets and liabilities based on fair value and the tax basis of these assets and liabilities results in additional deferred income tax liability.

Based on the closing stock price on July 10, 2015, the preliminary value of WPX’s equity consideration to be transferred was approximately $449 million. The final value of WPX consideration will be determined based on the actual number of WPX shares issued and the market price of WPX’s common stock on the closing date of the Acquisition. A ten percent increase or decrease in the closing price of WPX’s common stock, as compared to July 10, 2015 closing price of $11.22, would increase or decrease the purchase price by approximately $45 million, assuming all other factors are held constant.

The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet as of March 31, 2015 to reflect the acquisition adjustments related to the Acquisition:

(a)	The allocation of the estimated fair value of consideration transferred of $1.33 billion of cash and $449 million of common stock (based on the closing price of WPX’s common stock as of July 10, 2015) to the estimated fair value of the assets acquired and liabilities assumed resulted in the following purchase price allocation adjustments:

•	$1.33 billion in cash paid to RKI related to the Acquisition;

•	$1.34 billion increase in RKI’s book basis of property, plant and equipment to reflect them at fair value;

•	$488 million of goodwill associated with the transaction;

•	a net $499 million increase in deferred tax liabilities associated with the transaction, including a valuation allowance on certain RKI deferred tax assets related to stated net operating losses; and

•	a $7 million increase in RKI’s asset retirement obligations to reflect them at fair value.

(b)	Reflects the elimination of RKI’s historical accumulated depreciation, depletion and amortization (“DD&A”) balances against gross properties and equipment.

(c)	Reflects the elimination of RKI’s historical equity balances in accordance with the acquisition method of accounting.

(d)	Reflects the estimated increase in WPX common stock and additional paid-in capital resulting from the issuance of WPX shares to the RKI equity holders to effect the transaction.

Financing Adjustments

The following adjustments have been made to the accompanying unaudited pro forma combined balance sheet to reflect the Financing Transactions:

(e)	Represents $1.653 billion in cash anticipated to be received through offerings of $1.0 billion of senior notes, $303 million of WPX common stock, and $350 million of mandatory convertible preferred stock. The anticipated cash to be received is before fees as described in (h) below and potential discounts. None of the offerings is conditioned on the consummation of any other offering or on the Acquisition.

(f)	Reflects the cash used for repayment of the $460 million outstanding under RKI’s revolving credit facility as of March 31, 2015 and the satisfaction and discharge of RKI’s long-term debt consisting of a principal amount of $400 million and a make-whole premium of $55 million.

(g)	Reflects the expense of the $55 million make-whole premium noted in (f) above and the corresponding tax impact of $20 million. Also included is the expensing of approximately $38 million of advisory fees, bridge financing commitments and other fees associated with the Acquisition; offset by the corresponding tax impact of $10 million.

(h)	Reflects $83 million for the following estimated fees:

•

$23 million comprised of $15 million in debt issuance costs for underwriting, banking, legal and accounting fees associated with the debt offering and $8 million of fees to amend certain terms of our revolving credit facility;

•	$11 million related to fees associated with the proposed issuance of mandatory convertible preferred stock;

•	$11 million related to fees associated with the proposed issuance of WPX common stock; and

•	$38 million of advisory fees, bridge financing commitments and other fees noted in (g) above associated with the Acquisition.

(i)	Represents $650 million of borrowings on our revolving credit facility to complete the Acquisition based on cash and cash equivalents as of March 31, 2015. If the underwriters’ exercise their option to purchase additional shares of common stock or additional shares of mandatory convertible preferred stock as part of the Financing Transactions, we expect to reduce borrowings under our revolving credit facility. In addition, subsequent to March 31, 2015, WPX completed the sale of certain transportation contracts and received proceeds in excess of $200 million. WPX intends to use a significant portion of the proceeds from such asset sale and a portion of the cash it generated subsequent to March 31, 2015 to fund, in part, the Acquisition. The amount of any such additional cash used to fund the Acquisition will reduce the amount of borrowings under our revolving credit facility used to fund the Acquisition.

Note 2. Unaudited Pro Forma Condensed Combined Statements of Operations

RKI Disposition

The amounts presented are primarily adjustments necessary to reflect the removal of the results of operations of the Powder River Basin and other properties outside the Delaware Basin from RKI’s consolidated historical financial statements.

Acquisition Adjustments

The following adjustments have been made to the accompanying unaudited pro forma combined statements of operations to reflect the acquisition transactions related to the Acquisition:

(j)	Reflects additional DD&A expense resulting from the increased basis of property, plant and equipment acquired.

(k)	Reflects 40 million shares of WPX common stock to be issued to RKI equity holders as a portion of the consideration for the Acquisition.

(n)	Represents an estimated tax impact of pretax pro forma adjustments.

Financing Adjustments

The following adjustments have been made to the accompanying unaudited pro forma combined statements of operations to reflect the financing transactions related to the Acquisition:

(l)	Reflects a weighted average interest rate of 7.875 percent in respect to an aggregate of $1.0 billion of senior notes to be issued as part of the Financing Transactions. Interest expense also assumes a weighted average interest rate of 2.25 percent in respect to $650 million of borrowings on our revolving credit facility. Also included are estimated amortization of debt issuance costs related to the notes offerings. Such costs are amortized over the terms of the associated debt.

(m)	Reflects the elimination of RKI remaining interest expense assuming no outstanding debt for the reporting periods.

(n)	Represents an estimated tax impact of pretax pro forma adjustments.

(o)	Reflects the dividends on the mandatory convertible preferred stock to be issued as part of the Financing Transactions based on a dividend rate of 6.25% per annum.

(p)	Includes 30 million shares of common stock, reflecting gross proceeds of $303 million at the public offering price of $10.10 per share. For purposes of the calculation of shares for diluted earnings per share, the conversion of mandatory convertible preferred stock under the if-converted method would result in an additional 34.7 million common shares outstanding; however, no adjustment for these shares is reflected in the number of shares used in the diluted earnings per share calculations as they would be antidilutive.

DESCRIPTION OF OTHER INDEBTEDNESS

The following is a summary of certain of our indebtedness that we expect will be outstanding following the consummation of this offering, the Acquisition and the related Financing Transactions. To the extent this summary contains descriptions of our credit facilities, our senior notes and the indentures governing them, the descriptions do not purport to be complete and are qualified in their entirety by reference to those and related documents, copies of which we will provide you upon request.

Senior Notes

In November 2011, we issued $400 million aggregate principal amount of 5.25% Senior Notes due January 15, 2017 (the “2017 Notes”) and $1.1 billion aggregate principal amount of 6.00% Senior Notes due January 15, 2022 (the “2022 Notes”) pursuant to a private offering, and in June 2012 we exchanged these notes for registered 2017 Notes and 2022 Notes. The 2017 Notes and 2022 Notes were issued under an indenture between us and The Bank of New York Mellon Trust Company, N.A., as trustee.

In September 2014, we issued $500 million aggregate principal amount of 5.25% Senior Notes due September 15, 2024 (the “2024 Notes,” and together with the 2017 Notes and the 2022 Notes, the “Existing Notes”) pursuant to our automatic shelf registration statement on Form S-3 filed with the Securities and Exchange Commission. The 2024 Notes were issued under an indenture, as supplemented by a supplemental indenture, each between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The net proceeds from the offering of the 2024 Notes were approximately $494 million after deducting the initial purchasers’ discounts and our offering expenses. The proceeds were used to repay borrowings under our revolving credit facility.

The terms of the Existing Notes are substantially similar.

Optional Redemption. We have the option prior to maturity for the 2017 Notes, prior to October 15, 2021 for the 2022 Notes, and prior to June 15, 2024 for the 2024 Notes to redeem some or all of such notes at a specified “make whole” premium as described in the indenture(s) governing the applicable series of Existing Notes to be redeemed. We also have the option at any time or from time to time on or after October 15, 2021 to redeem the 2022 Notes, or on or after June 15, 2024, to redeem the 2024 Notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to the redemption date.

Change of Control. If we experience a change of control (as defined in the indentures governing the notes) accompanied by a specified rating decline, we must offer to repurchase the Existing Notes of such series at 101% of their principal amount, plus accrued and unpaid interest.

Covenants. The terms of the indentures governing our Existing Notes restrict our ability and the ability of our subsidiaries to incur additional indebtedness secured by liens and to effect a consolidation, merger or sale of substantially all our assets. The indentures also require us to file with the trustee and the SEC certain documents and reports within certain time limits set forth in the indentures. However, these limitations and requirements are subject to a number of important qualifications and exceptions. The indentures do not require the maintenance of any financial ratios or specified levels of net worth or liquidity.

Events of Default. Each of the following is an “Event of Default” under the indentures with respect to the Existing Notes of any series:

(1) a default in the payment of interest on the Existing Notes when due that continues for 30 days;

(2) a default in the payment of the principal of or any premium, if any, on the Existing Notes when due at their stated maturity, upon redemption, or otherwise;

(3) failure by us to duly observe or perform any other of the covenants or agreements (other than those described in clause (1) or (2) above) in the indenture, which failure continues for a period of 60 days, or, in the case of the reporting covenant under the indenture, which failure continues for a period of 90 days, after the date on which written notice of such failure has been given to us by the trustee; provided, however, that if such failure is not capable of cure within such 60-day or 90-day period, as the case may be, such 60-day or 90-day period, as the case may be, will be automatically extended by an additional 60 days so long as (i) such failure is subject to cure and (ii) we are using commercially reasonable efforts to cure such failure; and

(4) certain events of bankruptcy, insolvency or reorganization described in the indenture.

Credit Facility

We have a $1.5 billion five-year senior unsecured revolving credit facility agreement with Wells Fargo Bank, National Association, as Administrative Agent, Lender and Swingline Lender and the other lenders party thereto. Under the terms of our revolving credit facility and subject to certain requirements, we may request an increase in the commitments of up to an additional $300 million by either commitments from new lenders or increased commitments from existing lenders. Our revolving credit facility matures on October 28, 2019. The financial covenants in our revolving credit facility may limit our ability to borrow money, depending on the applicable financial metrics at any given time. As of March 31, 2015, we were in compliance with our financial covenants and had full access to our revolving credit facility. On July 16, 2015, we amended our revolving credit facility. The amendments modify the revolving credit facility to, among other things, (i) amend the Ratio of PV to Consolidated Indebtedness, (ii) amend the Ratio of Consolidated Net Indebtedness to Consolidated EBITDAX and (iii) add a Ratio of Consolidated EBITDAX to Consolidated Interest Charges (each as defined in our revolving credit facility). On July 17, 2015, we received a commitment for a $100 million increase under our revolving credit facility.

Our revolving credit facility contains customary representations and warranties and affirmative, negative and financial covenants which were made only for the purposes of our revolving credit facility and as of the specific date (or dates) set forth therein, and may be subject to certain limitations as agreed upon by the contracting parties. The covenants limit, among other things, the ability of our subsidiaries to incur indebtedness; our and our subsidiaries’ ability to grant certain liens, materially change the nature of our or their business, make investments, guarantees, loans or advances in non-subsidiaries or enter into certain hedging agreements; the ability of our material subsidiaries to enter into certain restrictive agreements; our and our material subsidiaries’ ability to enter into certain affiliate transactions; and our ability to merge or consolidate with any person or sell all or substantially all of our assets to any person. We and our subsidiaries are also prohibited from using the proceeds under our revolving credit facility in violation of Sanctions (as defined in our revolving credit facility). In addition, the representations, warranties and covenants contained in our revolving credit facility may be subject to certain exceptions and/or standards of materiality applicable to the contracting parties that differ from those applicable to investors.

Our revolving credit facility includes customary events of default, including events of default relating to non-payment of principal, interest or fees, inaccuracy of representations and warranties in any material respect when made or when deemed made, violation of covenants, cross payment-defaults, cross acceleration, bankruptcy and insolvency events, certain unsatisfied judgments and a change of control. If an event of default with respect to us occurs under the revolving credit facility, the lenders will be able to terminate the commitments and accelerate the maturity of any loans outstanding under the revolving credit facility at the time, in addition to the exercise of other rights and remedies available.

Letters of Credit

We have also entered into three bilateral, uncommitted letter of credit (“LC”) agreements. These LC agreements provide us the ability to meet various contractual requirements and incorporate terms similar to those found in our revolving credit facility. At March 31, 2015, a total of $315 million in letters of credit have been issued.

RKI Indebtedness

RKI Notes

Upon the consummation of this Acquisition, we intend to redeem RKI’s $400 million aggregate principal amount 8.500% Senior Notes due 2021 at 100% of the principal amount of the RKI Notes, plus the “make-whole” premium as of the redemption date and accrued and unpaid interest, if any, to the redemption date.

RKI Credit Facility

RKI has a $1 billion secured revolving bank credit facility agreement with Citibank, N.A. as administrative agent. The agreement provides for borrowings and letters of credit on a revolving basis. The borrowing base under the facility is $700 million and is determined based on a periodic valuation of RKI’s oil and natural gas reserves, subject to certain adjustments. The redetermination dates are set at each May 1 and November 1. No principal payments are required under the facility until maturity on February 26, 2019.

As of March 31, 2015, $460.0 million was outstanding under RKI’s revolving credit facility, as well as $0.8 million face amount of letters of credit outstanding. As of June 30, 2015, RKI had $585 million outstanding under its revolving credit facility, with an average weighted interest rate of 2.7%, and had $0.8 million face amount of letters of credit outstanding. The outstanding amounts we repay under RKI’s revolving credit facility in connection with the Acquisition will result in a reduction in the cash consideration paid to RKI’s equity holders. In the alternative, if RKI’s revolving credit facility is repaid prior to the Acquisition as part of the RKI Dispositions, the cash consideration paid to RKI’s equity holders for the Acquisition will not be reduced by such repayment amount.

DESCRIPTION OF NOTES

You can find the definitions of certain terms used in this description under the subheading “—Certain Definitions.” In this description, the terms “WPX,” “we,” “us,” and “our” refer only to WPX Energy, Inc. and not to any of its Subsidiaries.

We will issue the notes under an indenture dated as of September 8, 2014, as supplemented by a supplemental indenture (the “supplemental indenture”) which establishes the terms of the notes (together, as such may be amended, supplemented or otherwise modified from time to time, the “indenture”) between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of the notes include those stated in the indenture and those made part of the indenture by reference to the Trust Indenture Act of 1939, as amended (the “Trust Indenture Act”).

The following description is a summary of the material provisions of the indenture and the notes. It does not restate those agreements in their entirety. We urge you to read the indenture in its entirety because it, and not this description, defines your rights as holders of the notes. Copies of the indenture are available as set forth under “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.” Certain defined terms used in this description but not defined below under “—Certain Definitions” have the meanings assigned to them in the indenture.

The registered holder of a note will be treated as the owner of it for all purposes. Only registered holders will have rights under the indenture.

Brief Description of the Notes

The notes:

•	are our general unsecured obligations;

•	are equal in right of payment with all of our existing and future senior unsecured indebtedness; and

•

are effectively subordinated to any of our senior secured indebtedness and structurally subordinated to all existing and future indebtedness and other obligations of our Subsidiaries, including trade payables.

As of March 31, 2015, on a pro forma as adjusted basis, after giving effect to the Financing Transactions, the amendments to our revolving credit facility and the Acquisition:

•	we would have had total outstanding indebtedness of approximately $3.7 billion; and

•

we would have had $850 million available for additional borrowing under our $1.5 billion revolving credit facility, all of which would be unsecured. On July 17, 2015, we received a commitment for a $100 million increase to our revolving credit facility.

The indenture will permit us to incur additional indebtedness, including additional senior unsecured indebtedness. The indenture also will not restrict the ability of our subsidiaries to incur additional indebtedness. See “Risk Factors—Our indebtedness could impair our financial condition and our ability to fulfill our debt obligations, including our obligations under the notes” and “Risk Factors—Risk Factors Relating to the Notes—The notes will be effectively subordinated to any of our secured indebtedness to the extent of the assets securing such indebtedness and structurally subordinated to liabilities and indebtedness of our subsidiaries.”

Principal, Maturity and Interest

We will issue the notes with an initial maximum aggregate principal amount of $1,000,000,000, consisting of $500,000,000 aggregate principal amount of 2020 notes and $500,000,000 aggregate principal amount of 2023 notes. The 2020 notes will mature on August 1, 2020. The 2023 notes will mature on August 1, 2023. We will issue notes in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof.

Interest on the 2020 notes will accrue at the rate of 7.50% per annum and interest on the 2023 notes will accrue at the rate of 8.25% per annum. We will pay interest on each series of notes semi-annually in arrears on each February 1 and August 1, beginning on February 1, 2016. We will make each interest payment on the applicable series of notes to the holders of record at the close of business on the immediately preceding January 15 or July 15 (whether or not a Business Day).

Interest on each series of notes will accrue from the date of original issuance or, if interest has already been paid or duly provided for, from the date it was most recently paid or duly provided for. Interest will be computed on the basis of a 360-day year comprised of twelve 30-day months.

We may, without the consent of the holders of any series of notes, issue additional notes having the same ranking and the same interest rate, maturity and other terms as such series of notes, except for the issue date, the issue price and the date from which interest will accrue. Any additional notes having such similar terms, together with the applicable series of notes offered hereby, will constitute a single series of notes under the indenture; provided that if the additional notes are not fungible for U.S. federal income tax purposes with the initial notes of such series, the additional notes shall be issued under a separate CUSIP number.

Methods of Receiving Payments on the Notes

We will pay all principal, interest and premium, if any, on each series of notes in the manner described under “Book-Entry, Delivery and Form—Same Day Settlement and Payment.”

Paying Agent and Registrar for the Notes

The trustee will initially act as paying agent and registrar. We may change the paying agent or registrar without prior notice to the holders of each series of notes, and we or any of our Subsidiaries may act as paying agent or registrar.

Transfer and Exchange

A holder may transfer or exchange notes in accordance with the indenture. The registrar and the trustee may require a holder to furnish appropriate endorsements and transfer documents in connection with a transfer of notes. No service charges will be imposed by us, the trustee or the registrar for any registration of transfer or exchange of notes, but holders may be required to pay all taxes due on transfer or exchange. We are not required to transfer or exchange any note selected for redemption, except the unredeemed portion of any note being redeemed in part. Also, we are not required to transfer or exchange any note for a period of 15 days before mailing notice of any redemption of notes.

Special Mandatory Redemption

We expect to use all of the net proceeds from this offering as described under “Use of Proceeds” upon the consummation of the Acquisition. However, the completion of this offering will occur prior to, and is not conditioned upon, the consummation of the Acquisition.

In the event that the Acquisition is not consummated by the Outside Date or the Merger Agreement is terminated at any time prior thereto (each event being a “Special Mandatory Redemption Event”), the notes will be subject to a special mandatory redemption, at a price equal to 100% of the initial issue price of each series of the notes, plus accrued and unpaid interest from the date of initial issuance of the notes up to, but not including, the Special Mandatory Redemption Date (as defined below) (the “Special Mandatory Redemption Price”). We will be required to fund the redemption price and accrued and unpaid interest payable to holders of the notes offered hereby in the event of a special mandatory redemption.

Upon the occurrence of a Special Mandatory Redemption Event, we will promptly (but in no event later than five Business Days following such Special Mandatory Redemption Event) notify the holders of such event (with a copy of the notice to be simultaneously delivered to the trustee) (such date of notification to the holders, the “Special Mandatory Redemption Notice Date”), that the notes will be redeemed on the 30th day following the Special Mandatory Redemption Notice Date (such date, the “Special Mandatory Redemption Date”), in each case in accordance with the applicable provisions of the indenture. The notice provided on the Special Mandatory Redemption Notice Date shall notify each holder in accordance with the applicable provisions of the indenture that all of the outstanding notes shall be redeemed at the Special Mandatory Redemption Price on the Special Mandatory Redemption Date automatically and without any further action by the holders of any series of the notes. At or prior to 12:00 p.m. (New York City time) on the Business Day immediately preceding the Special Mandatory Redemption Date, we will deposit with the trustee funds sufficient to pay the Special Mandatory Redemption Price for each series of notes. If such deposit is made as provided above, the notes will cease to bear interest on and after the Special Mandatory Redemption Date. The provisions relating to mandatory redemption described in this section may not be waived or modified for any series of notes without the prior written consent of holders of at least 90% in principal amount of the outstanding notes of that series.

Optional Redemption

We may, at our option, at any time or from time to time prior to July 1, 2020, in the case of the 2020 notes, and June 1, 2023, in the case of the 2023 notes, redeem the applicable series of notes, in whole or in part, upon not less than 30 nor more than 60 days’ notice, at a redemption price equal to the greater of:

(1)	100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to but excluding, the redemption date, and

(2)	as determined by the Quotation Agent, the sum of the present values of the remaining scheduled payments of principal of and interest on the notes to be redeemed (not including any portion of payments of interest accrued as of the redemption date) discounted to the redemption date on a semiannual basis (assuming a 360-day year consisting of twelve 30-day months) at the Adjusted Treasury Rate, plus (A) 50 basis points in the case of the 2020 notes and (B) 50 basis points in the case of the 2023 notes plus, in each case, accrued and unpaid interest thereon to but excluding the redemption date (provided, in each case, that interest payments due on or prior to the redemption date of the series of notes to be redeemed will be paid to the record holders of such notes on the relevant record date).

We also have the option at any time or from time to time on or after July 1, 2020, in the case of the 2020 notes, and June 1, 2023, in the case of the 2023 notes, to redeem the notes, in whole or in part, at a redemption price equal to 100% of the principal amount of the notes to be redeemed, plus accrued and unpaid interest thereon to but excluding the redemption date.

Selection and Notice

If less than all of a series of notes are to be redeemed at any time, the trustee will select such notes for redemption from the outstanding notes of such series not previously called for redemption by such method as the trustee shall deem fair and appropriate; provided that if the applicable series of notes are represented by one or more Global Notes (as defined under “Book-Entry, Delivery and Form”), beneficial interests in such series of notes will be selected for redemption by DTC in accordance with its standard procedures therefor.

No notes of $2,000 or less can be redeemed in part. Notices of optional redemption will be mailed by first class mail or, in the case of Global Notes, transmitted in accordance with DTC’s standard procedures therefor, at least 30 but not more than 60 days before the redemption date to each holder of the series of notes to be redeemed at its registered address. Notices of redemption may not be conditional.

If the applicable series of notes are to be redeemed in part only, the notice of redemption will state the portion of the principal amount of the applicable series of notes that are to be redeemed. New notes of the applicable series in principal amount equal to the unredeemed portion of the original notes of the applicable series will be issued in the name of the holders of such notes upon cancellation of such original notes. Notes called for redemption become due on the date fixed for redemption. On and after the redemption date, interest will cease to accrue on the applicable series of notes or portions of them called for redemption.

Change of Control

If a Change of Control occurs and is accompanied by a Rating Decline with respect to a series of notes (together, a “Change of Control Triggering Event”), each registered holder of notes of such series will have the right to require us to offer to repurchase all or any part (equal to $1,000 or an integral multiple of $1,000 in excess thereof, provided that the unpurchased portion of any note must be in a minimum denomination of $2,000) of such holder’s notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase.

Within 30 days following any Change of Control Triggering Event, we will mail a notice (the “Change of Control Offer”) to each registered holder of notes of such series with a copy to the trustee stating:

(1)	that a Change of Control Triggering Event has occurred with respect to such series of notes and that such holder has the right to require us to purchase such holder’s notes at a purchase price in cash equal to 101% of the principal amount of such notes plus accrued and unpaid interest, if any, to the date of purchase (the “Change of Control Payment”);

(2)	the repurchase date (which shall be no earlier than 30 days nor later than 60 days from the date such notice is mailed and which may be up to five days after the expiration of the Change of Control Offer) (the “Change of Control Payment Date”); and

(3)	the procedures determined by us, consistent with the indenture, that a holder must follow in order to have its notes repurchased.

On the Change of Control Payment Date we will, to the extent lawful:

(1)	accept for payment all notes or portions thereof (in integral multiples of $1,000 or an integral multiple of $1,000 in excess thereof; provided that the unpurchased portion of any note must be in a minimum denomination of $2,000) properly tendered and not withdrawn under the Change of Control Offer;

(2)	deposit with the paying agent an amount equal to the Change of Control Payment in respect of all notes or portions thereof so tendered; and

(3)	deliver or cause to be delivered to the trustee the notes so accepted together with an Officers’ Certificate stating the aggregate principal amount of such notes or portions thereof being purchased by us.

The Paying Agent will promptly mail or otherwise deliver to each holder of notes so tendered the Change of Control Payment for such notes, and the trustee will promptly authenticate and mail (or cause to be transferred by book entry) to each holder a new note equal in principal amount to any unpurchased portion of the notes surrendered, if any; provided that each such new note will be in a principal amount of $2,000 or an integral multiple of $1,000 in excess thereof.

If the Change of Control Payment Date is on or after an interest record date and on or before the related interest payment date of notes, accrued and unpaid interest, if any, will be paid to the person in whose name such note is registered at the close of business on such record date, and no additional interest will be payable to holders who tender pursuant to the Change of Control Offer.

Except as described above with respect to a Change of Control Triggering Event, the indenture does not contain provisions that permit the holders to require that we repurchase or redeem the notes in the event of a takeover, recapitalization or similar transaction.

We will not be required to make a Change of Control Offer upon a Change of Control Triggering Event if a third party makes the Change of Control Offer in the manner, at the times and otherwise in compliance with the requirements set forth in the indenture applicable to a Change of Control Offer made by us and purchases all notes validly tendered and not withdrawn under such Change of Control Offer.

Our and our subsidiaries’ current and/or future debt instruments may require that we repay or refinance indebtedness under such debt instruments in the event of a change of control, as defined in such debt instruments. Such change of control provisions may be triggered under such debt instruments prior to the occurrence of a Change of Control Triggering Event, thereby requiring that the indebtedness under such debt instruments be repaid or refinanced prior to our repurchasing any notes upon the occurrence of a Change of Control Triggering Event. Moreover, the exercise by the holders of their right to require us to repurchase the notes could cause a default under such debt instruments, even if the Change of Control Triggering Event itself does not, due to the financial effect of such repurchase on us. In such event, we may not be able to satisfy our obligations to repurchase the notes unless we are able to refinance or obtain waivers with respect to such debt instruments.

Finally, our ability to pay cash to the holders upon a repurchase may be limited by our then existing financial resources. There can be no assurance that sufficient funds will be available when necessary to make any required repurchases.

Even if sufficient funds were otherwise available, the terms of our current and/or future debt instruments may prohibit our prepayment of notes before their scheduled maturity. Consequently, if we are not able to prepay the indebtedness under such debt instruments or obtain requisite consents, we will be unable to fulfill our repurchase obligations if holders of the notes exercise their repurchase right following a Change of Control Triggering Event, resulting in an Event of Default under the indenture. An Event of Default under the indenture may result in a default under our current and/or future debt instruments.

We will comply with the requirements of Rule 14e-1 under the Exchange Act and any other securities laws and regulations thereunder to the extent those laws and regulations are applicable in connection with the repurchase of the notes as a result of a Change of Control Triggering Event. To the extent that the provisions of any such securities laws or regulations conflict with the Change of Control offer provisions of the notes, we will comply with those securities laws and regulations and will not be deemed to have breached our obligations under the Change of Control offer provisions of the notes by virtue of any such conflict.

The definition of “Change of Control” includes a phrase relating to the sale, lease, transfer, conveyance or other disposition of “all or substantially all” of our assets and those of our subsidiaries taken as a whole.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

In addition, under clause (4) of the definition of Change of Control below, a Change of Control will occur when a majority of the members of the Board of Directors or equivalent governing body of WPX ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the date the notes were issued, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body, or (iii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors). A Delaware Court of Chancery decision has held that the occurrence of a change of control under a similar indenture provision may nevertheless be avoided if the existing directors were to approve the slate of new director nominees, provided the existing directors gave their approval in the good faith exercise of their fiduciary duties owed to the corporation and its shareholders. Therefore, in certain circumstances involving a significant change in the composition of our Board of Directors, holders of the Notes may not be entitled to require us to repurchase the Notes as described above.

Mandatory Redemption

We are not required to make mandatory redemption or sinking fund payments with respect to the notes other than as set forth above under “—Special Mandatory Redemption.”

Certain Covenants

Except as set forth in this “Description of Notes,” neither we nor any of our Subsidiaries will be restricted by the indenture from incurring additional indebtedness or other obligations, from making distributions or paying dividends on our or our Subsidiaries’ equity interests or from purchasing our or our Subsidiaries’ equity interests. The indenture does not require the maintenance of any financial ratios or specified levels of net worth or liquidity. In addition, the indenture does not contain any provisions that would require us to repurchase or redeem any of the notes in situations that may adversely affect the creditworthiness of the notes.

Liens

We will not, and will not permit any Subsidiary of ours to, issue, assume or guarantee any Indebtedness secured by a Lien, other than Permitted Liens, upon any of our or any of our Subsidiaries’ property, now owned or hereafter acquired, unless the notes are equally and ratably secured with such Indebtedness until such time as such Indebtedness is no longer secured by a Lien.

Notwithstanding the preceding paragraph, we may, and may permit any Subsidiary of ours to, issue, assume or guarantee any Indebtedness secured by a Lien, other than a Permitted Lien, without securing the notes; provided that the aggregate principal amount of all Indebtedness of ours and any Subsidiary of ours then outstanding secured by any such Liens (other than Permitted Liens) does not exceed 15% of Consolidated Net Tangible Assets.

Merger, Consolidation and Sale of Assets

The indenture provides that we may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets and properties and the assets and properties of our Subsidiaries (as defined in the indenture) (taken as a whole) in one or more related transactions to another Person (as defined in the indenture), unless:

(1) either: (a) we are the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person formed, organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made expressly assumes by supplemental indenture, in form reasonably satisfactory to the trustee, executed by the successor person and delivered to the trustee, the due and punctual payment of the principal of and any premium and interest on the debt securities outstanding thereunder and the performance of all of our obligations under the indenture and the debt securities outstanding thereunder;

(3) we or the Person formed by or surviving any such merger will deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental indenture (if any) comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been complied with; and

(4) immediately after giving effect to such transaction, no event of default or event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing.

Upon any consolidation by us with or our merger into any other Person or Persons where we are not the survivor or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our properties and assets and the properties and assets of our Subsidiaries (taken as a whole) to any Person or Persons in accordance herewith, the successor Person formed by such consolidation or into which we are merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor Person had been named as WPX therein; and thereafter, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under the indenture and the debt securities.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

An assumption of our obligations on the notes and under the indenture by any successor Person might be deemed for U.S. federal income tax purposes to cause an exchange of the notes for new notes by the beneficial owners thereof, resulting in recognition of gain or possible loss for such purposes and possibly other adverse tax consequences to the beneficial owners. You should consult your tax advisors regarding the tax consequences of such an assumption.

Reports

We will be required to file with the trustee, within 30 days after we have filed the same with the SEC, copies of the annual reports and of the information, documents, and other reports that we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act. Annual reports, information, documents and reports that are filed by us with the SEC via the EDGAR system or any successor electronic delivery procedure will be deemed to be filed with the trustee at the time such documents are filed via the EDGAR system or such successor procedure. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of such will not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants in the indenture.

Events of Default

Each of the following will constitute an event of default under the indenture with respect to a series of notes:

(1) a default in the payment of interest on such series of notes when due that continues for 30 days;

(2) a default in the payment of the principal of or any premium, if any, on such series of notes when due at their stated maturity, upon redemption, or otherwise;

(3) failure by us duly to observe or perform any other of the covenants or agreements in the indenture (other than a covenant or agreement in respect of the notes of such series a default in whose observance or performance is elsewhere in this “—Events of Default” specifically dealt with), which failure continues for a period of 60 days, or, in the case of any reporting covenant, which failure continues for a period of 90 days, after the date on which written notice of such failure, requiring the same to be remedied and stating that such notice is a “Notice of Default” has been given to us by the trustee, upon direction of holders of at least 25% in principal amount of the notes of such series then outstanding; provided, however, that if such failure is not capable of cure within such 60-day or 90-day period, as the case may be, such 60-day or 90-day period, as the case may be, shall be automatically extended by an additional 60 days so long as (i) such failure is subject to cure, and (ii) we are using commercially reasonable efforts to cure such failure; and

(4) certain events of bankruptcy, insolvency or reorganization affecting us.

In case an event of default specified in clause (1) or (2) above shall occur and be continuing with respect to a series of notes, holders of at least 25%, and in case an event of default specified in clause (3) above shall occur and be continuing with respect to a series of notes, holders of at least a majority, in aggregate principal amount of the notes of such series then outstanding may declare the principal amount of all of the notes of such series then outstanding under the indenture to be due and payable immediately. If an event of default described in clause (4) above shall occur and be continuing then the principal amount of all of the notes of such series then outstanding under the indenture shall be and become due and payable immediately, without notice or other action by any holder or the trustee, to the full extent permitted by law.

Holders of the notes may not enforce the indenture or the notes except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the applicable series of the then outstanding notes may direct the trustee in its exercise of any trust or power with respect to such notes. The indenture provides that the trustee may withhold notice to the holders of a series of notes of any default with respect to such series of notes (except in payment of principal of or interest or premium on such notes) if the trustee considers it in the interest of the holders of such notes to do so.

Holders of not less than a majority in principal amount of the applicable series of notes then outstanding by notice to the trustee may on behalf of the holders of all of the notes of such series, waive any past or existing default or event of default under the indenture with respect to such notes and its consequences, except a continuing default (a) in the payment of principal of, or interest or premium, if any, on such series of notes or (b) in respect of a covenant or other provision of the indenture, which under the indenture cannot be modified or amended without the consent of the holder of each such outstanding note of such series.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture.

Certain Definitions

Set forth below are certain defined terms used in the indenture. Reference is made to the indenture for a full disclosure of all such terms, as well as any other capitalized terms used herein for which no definition is provided.

“Adjusted Treasury Rate” means, with respect to any redemption date, the rate per annum equal to the semi-annual equivalent yield to maturity of the applicable Comparable Treasury Issue, assuming a price for such Comparable Treasury Issue (expressed as a percentage of its principal amount) equal to the applicable Comparable Treasury Price for that redemption date.

“Affiliate” of any specified Person means any other Person directly or indirectly controlling or controlled by or under direct or indirect common control with such specified Person. For purposes of this definition, “control,” as used with respect to any Person, means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of such Person, whether through the ownership of voting securities, by agreement or otherwise. For purposes of this definition, the terms “controlling,” “controlled by” and “under common control with” have correlative meanings.

“Board of Directors” means:

(1)	with respect to any corporation, the board of directors of the corporation or any authorized committee thereof;

(2)	with respect to a limited liability company, the managing member or managing members or board of directors, as applicable, of such limited liability company or any authorized committee thereof;

(3)	with respect to any partnership, the board of directors of the general partner of the partnership or any authorized committee thereof; and

(4)	with respect to any other Person, the board or committee of such Person serving a similar function.

“Business Day” means each day that is not a Saturday, Sunday or other day on which banking institutions in New York, New York or another place of payment are authorized or required by law, regulation or executive order to close.

“Capital Stock” means:

(1)	in the case of a corporation, corporate stock;

(2)	in the case of an association or business entity, any and all shares, interests, participations, rights or other equivalents (however designated) of corporate stock;

(3)	in the case of a partnership or limited liability company, partnership or membership interests (whether general or limited); and

(4)	any other interest or participation that confers on a Person the right to receive a share of the profits and losses of, or distributions of assets of, the issuing Person.

“Change of Control” means:

(1)	the direct or indirect sale, lease, transfer, conveyance or other disposition (other than by way of merger or consolidation), in one or a series of related transactions, of all or substantially all of the properties or assets (including Capital Stock of the Subsidiaries of WPX) of WPX and its Subsidiaries taken as a whole, to any “person” (as that term is used in Section 13(d)(3) of the Exchange Act) (other than WPX or its Subsidiaries);

(2)	the adoption of a plan relating or the liquidation or dissolution of WPX;

(3)	any “person” or “group” (as such terms are used in Sections 13(d) and 14(d) of the Exchange Act, but excluding any employee benefit plan of such person or its subsidiaries, and any person or entity acting in its capacity as trustee, agent or other fiduciary or administrator of any such plan) becomes the “beneficial owner” (as defined in Rules 13d-3 and 13d-5 under the Exchange Act except that a person or group shall be deemed to have “beneficial ownership” of all securities that such person or group has the right to acquire, whether such right is exercisable immediately or only after the passage of time (such right, an “option right”)), directly or indirectly, of 50% or more of the equity securities of WPX entitled to vote for members of the Board of Directors or equivalent governing body of WPX on a fully-diluted basis (and taking into account all such securities that such person or group has the right to acquire pursuant to any option right); or

(4)	a majority of the members of the Board of Directors or equivalent governing body of WPX ceases to be composed of individuals (i) who were members of that board or equivalent governing body on the date the notes were issued, (ii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clause (i) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body or (iii) whose election or nomination to that board or equivalent governing body was approved by individuals referred to in clauses (i) and (ii) above constituting at the time of such election or nomination at least a majority of that board or equivalent governing body (excluding, in the case of both clause (ii) and clause (iii), any individual whose initial nomination for, or assumption of office as, a member of that board or equivalent governing body occurs as a result of an actual or threatened solicitation of proxies or consents for the election or removal of one or more directors by any person or group other than a solicitation for the election of one or more directors by or on behalf of the Board of Directors).

“Commission” means the U.S. Securities and Exchange Commission, as from time to time constituted, created under the Exchange Act or any successor agency.

“Comparable Treasury Issue” means the United States Treasury security or securities selected by the Quotation Agent as having an actual or interpolated maturity comparable to the remaining term of the notes to be redeemed that would be utilized, at the time of selection and in accordance with customary financial practice, in pricing new issues of corporate notes of comparable maturity to the remaining term of such notes.

“Comparable Treasury Price” means, with respect to any redemption date:

(1)	the average of the Reference Treasury Dealer Quotations for that redemption date, after excluding the highest and lowest of such Reference Treasury Dealer Quotations, or

(2)	if the Quotation Agent obtains fewer than three Reference Treasury Dealer Quotations, the average of all Reference Treasury Dealer Quotations so received.

“Consolidated Net Tangible Assets” means at any date of determination, the total amount of assets of us and our Subsidiaries (less applicable reserves and other properly deductible items but including investments in non-consolidated persons) after deducting therefrom:

(1)	all current liabilities (excluding (A) any current liabilities that by their terms are extendable or renewable at the option of the obligor thereon to a time more than 12 months after the time as of which the amount thereof is being computed, and (B) current maturities of long-term debt); and

(2)	the value of all goodwill, trade names, trademarks, patents, and other like intangible assets, all as set forth, or on a pro forma basis would be set forth, on our consolidated balance sheet for our most recently completed fiscal quarter, prepared in accordance with GAAP.

“Domestic Subsidiary” means any Subsidiary of WPX that is incorporated or organized under the laws of the United States of America, any State thereof or the District of Columbia.

“GAAP” means generally accepted accounting principles in the United States, as such are in effect on the date of the indenture.

“holder” means a Person in whose name a note is registered.

“Indebtedness” means, with respect to any specified Person, any obligation created or assumed by such Person, whether or not contingent, for the repayment of money borrowed from others or any guarantee thereof.

“International Subsidiary” means each Subsidiary of WPX other than a Domestic Subsidiary.

“Investment Grade Rating” means a rating equal to or higher than: (i) Baa3 (or the equivalent) by Moody’s; or (ii) BBB- (or the equivalent) by S&P, or, if either such entity ceases to rate the notes for reasons outside of WPX’s control, the equivalent investment grade credit rating from any other Rating Agency.

“Joint Venture” means any Person that is not a direct or indirect Subsidiary of ours in which we or any of our Subsidiaries owns any Capital Stock.

“Lien” means any mortgage, pledge, lien, security interest or other similar encumbrance.

“Moody’s” means Moody’s Investors Service, Inc. or, if Moody’s Investors Service, Inc. shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then “Moody’s” shall mean any other national recognized rating agency, other than S&P, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by us.

“Non-Recourse Indebtedness” means any Indebtedness incurred by any Joint Venture or Non-Recourse Subsidiary which does not provide for recourse against us or any Subsidiary of ours (other than a Non-Recourse Subsidiary) or any property or asset of ours or any Subsidiary of ours (other than the Capital Stock or the properties or assets of a Joint Venture or Non-Recourse Subsidiary).

“Non-Recourse Subsidiary” means any Subsidiary of ours (i) whose principal purpose is to incur Non- Recourse Indebtedness and/or construct, lease, own or operate the assets financed thereby, or to become a direct or indirect partner, member or other equity participant or owner in a partnership, limited partnership, limited liability partnership, corporation (including a business trust), limited liability company, unlimited liability company, joint stock company, trust, unincorporated association or joint venture created for such purpose (collectively, a “Business Entity”), (ii) who is not an obligor or otherwise bound with respect to any Indebtedness other than Non-Recourse Indebtedness, (iii) substantially all the assets of which Subsidiary or Business Entity are limited to (x) those assets being financed (or to be financed), or the operation of which is being financed (or to be financed), in whole or in part by Non-Recourse Indebtedness or (y) Capital Stock in, or Indebtedness or other obligations of, one or more other Non-Recourse Subsidiaries or Business Entities and (iv) any Subsidiary of a Non-Recourse Subsidiary; provided that such Subsidiary shall be considered to be a Non-Recourse Subsidiary only to the extent that and for so long as each of the above requirements are met.

“Permitted International Debt” means Indebtedness of any International Subsidiary for which neither WPX nor any Domestic Subsidiary, directly or indirectly, provides any guarantee or other credit support and which is secured, if at all, only by pledges of or liens on assets (i) held by an International Subsidiary on the date of the supplemental indenture, (ii) acquired by an International Subsidiary from a Person not constituting an Affiliate or (iii) acquired by an International Subsidiary from WPX, any Domestic Subsidiary or other Affiliate on terms that, in the good faith judgment of WPX’s Board of Directors, are no less favorable to WPX or the relevant Domestic Subsidiary or other Affiliate than those that would have been obtained in a comparable transaction by WPX or such Domestic Subsidiary or other Affiliate with an unrelated Person or, if in the good faith judgment of WPX’s Board of Directors, no comparable transaction is available with which to compare such transaction, such transaction is otherwise fair to WPX or the relevant Domestic Subsidiary or other Affiliate from a financial point of view.

“Permitted Liens” means:

(1)	any Lien existing on any property at the time of the acquisition thereof and not created in contemplation of such acquisition by us or any of our Subsidiaries, whether or not assumed by us or any of our Subsidiaries;

(2)	any Lien existing on any property of a Subsidiary of ours at the time it becomes a Subsidiary of ours and not created in contemplation thereof and any Lien existing on any property of any Person at the time such Person is merged or liquidated into or consolidated with us or any Subsidiary of ours and not created in contemplation thereof;

(3)	purchase money and analogous Liens incurred in connection with the acquisition (including through merger, consolidation or other reorganization), development, construction, improvement, repair or replacement of property (including such Liens securing Indebtedness incurred within 12 months of the date on which such property was acquired, developed, constructed, improved, repaired or replaced); provided that all such Liens attach only to the property acquired, developed, constructed, improved, repaired or replaced and the principal amount of the Indebtedness secured by such Lien shall not exceed the gross cost of the property;

(4)	Liens on accounts receivable and related proceeds thereof arising in connection with a receivables financing and any Lien held by the purchaser of receivables derived from property or assets sold by us or any Subsidiary of ours and securing such receivables resulting from the exercise of any rights arising out of defaults on such receivables;

(5)	leases constituting Liens existing on the date of the supplemental indenture or thereafter existing and any renewals or extensions thereof;

(6)	any Lien securing industrial development, pollution control or similar revenue bonds;

(7)	Liens existing on the date of the supplemental indenture;

(8)	Liens in favor of us or any Subsidiary of ours;

(9)	Liens securing Indebtedness incurred to refund, extend, refinance or otherwise replace Indebtedness (“Refinanced Indebtedness”) secured by a Lien permitted to be incurred under the indenture; provided that the principal amount of such Refinanced Indebtedness does not exceed the principal amount of Indebtedness refinanced (plus the amount of penalties, premiums, fees, accrued interest and reasonable expenses incurred therewith) at the time of refinancing;

(10)	Liens on any assets or properties, or pledges of the Capital Stock, of (a) any Joint Venture owned by us or any Subsidiary of ours or (b) any Non-Recourse Subsidiary, in each case only to the extent securing Non-Recourse Indebtedness of such Joint Venture or Non-Recourse Subsidiary;

(11)	Liens on the products and proceeds (including insurance, condemnation, and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, property permitted by the indenture to be subject to Liens but subject to the same restrictions and limitations set forth in the indenture as to Liens on such property (including the requirement that such Liens on products, proceeds, accessions, and rights secure only obligations that such property is permitted to secure);

(12)	any Liens securing Indebtedness neither assumed nor guaranteed by us or any Subsidiary of ours nor on which we or they customarily pay interest, existing upon real estate or rights in or relating to real estate (including rights-of-way and easements) acquired by us or such Subsidiary, which mortgage Liens do not materially impair the use of such property for the purposes for which it is held by us or such Subsidiary;

(13)	any Lien existing or hereafter created on any office equipment, data processing equipment (including computer and computer peripheral equipment) or transportation equipment (including motor vehicles, aircraft and marine vessels);

(14)	undetermined Liens and charges incidental to construction or maintenance;

(15)	any Lien created or assumed by us or any Subsidiary of ours on oil, gas, coal or other mineral or timber property owned or leased by us or any Subsidiary of ours to secure loans to us or our Subsidiary, for the purpose of developing such properties;

(16)	any Lien created by us or any Subsidiary of ours on any contract (or any rights thereunder or proceeds therefrom) providing for advances by us or such Subsidiary to finance oil, natural gas, hydrocarbon or other mineral exploration or development, which Lien is created to secure Indebtedness incurred to finance such advances;

(17)	any Lien granted in connection with a cash collateralization or similar arrangement to secure obligations of ours or any Subsidiary of ours to issuing banks in connection with letters of credits issued at the request of us or any Subsidiary of ours;

(18)	Liens on cash deposits in the nature of a right of setoff, banker’s lien, counterclaim or netting of cash amounts owed arising in the ordinary course of business on deposit accounts;

(19)	Liens arising under or from farm-out or farm-in agreements, carried working interest arrangements or agreements, joint operating agreements, unitization and pooling arrangements and agreements, royalties, overriding royalties, contracts for sales of oil, gas or other mineral interests, area of mutual interest agreements, division orders, joint ventures, partnerships and similar agreements relating to the exploration or development of, or production from, oil and gas properties incurred in the ordinary course of business;

(20)	Liens occurring in, arising from, or associated with Specified Escrow Arrangements;

(21)	Liens securing Permitted International Debt;

(22)	Liens not otherwise permitted so long as the aggregate outstanding principal amount of the Indebtedness secured thereby does not exceed $10,000,000 at any time; and

(23)	Liens in respect of production payments, forward sales and similar arrangements arising in connection with Indebtedness that is payable solely out of the proceeds of the sale of oil, natural gas, hydrocarbon or other minerals produced from the properties to which such Lien attaches.

Each of the foregoing paragraphs (1) through (23) shall also be deemed to permit (i) appropriate Uniform Commercial Code and other similar filings to perfect the Liens permitted by such paragraph and (ii) Liens on the products and proceeds (including insurance, condemnation and eminent domain proceeds) of and accessions to, and contract or other rights (including rights under insurance policies and product warranties) derivative of or relating to, the property permitted to be encumbered under such paragraph, but subject to the same restrictions and limitations herein set forth as to Liens on such property (including the requirement that such Liens on products, proceeds, accessions and rights secure only the specified obligations, and in the amount, that such property is permitted to secure).

“Person” means any individual, corporation, partnership, joint venture, association, joint-stock company, trust, unincorporated organization, limited liability company or government or any agency or political subdivision thereof.

“Quotation Agent” means the Reference Treasury Dealer appointed as such agent by us.

“Rating Agencies” means Moody’s and S&P, or if S&P or Moody’s or both shall not make a rating on the notes publicly available (other than as a result of voluntary action, or inaction, on the part of WPX), a nationally recognized statistical rating agency or agencies, as the case may be, selected by WPX (as certified by a resolution of WPX’s Board of Directors) which shall be substituted for S&P or Moody’s, or both, as the case may be.

“Rating Decline” means a decrease in the ratings of the notes of a series by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period will be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the notes of such series). Notwithstanding the foregoing, if the notes of such series have an Investment Grade Rating by each of the Rating Agencies, then “Ratings Decline” means a decrease in the ratings of the notes of such series by one or more gradations (including gradations within categories as well as between rating categories) by each of the Rating Agencies such that the rating of the notes of such series by each of the Rating Agencies falls below an Investment Grade Rating on any date from the date of the public notice of an arrangement that could result in a Change of Control until the end of the 30-day period following public notice of the occurrence of the Change of Control (which 30-day period will be extended so long as the rating of the notes of such series is under publicly announced consideration for possible downgrade by either of the Rating Agencies and the other Rating Agency has either downgraded, or publicly announced that it is considering downgrading, the notes of such series).

“Reference Treasury Dealer Quotations” means, with respect to any Reference Treasury Dealer and any redemption date, the average, as determined by the Quotation Agent, of the bid and asked prices for the applicable Comparable Treasury Issue (expressed in each case as a percentage of its principal amount) quoted in writing to the Quotation Agent by that Reference Treasury Dealer at 5:00 p.m., New York City time, on the third Business Day preceding that redemption date.

“Reference Treasury Dealer” means each of (i) Barclays Capital Inc., unless it ceases to be a primary U.S. Government securities dealer in New York City (a “Primary Treasury Dealer”), in which case we shall substitute another Primary Treasury Dealer; and (ii) any two other Primary Treasury Dealers selected by us.

“Specified Escrow Arrangements” means cash deposits at one or more financial institutions for the purpose of funding any potential shortfall in the daily net cash position of WPX or any of its Subsidiaries.

“Subsidiary” means, with respect to any specified Person:

(1)	any corporation, association or other business entity (other than a partnership or limited liability company) of which more than 50% of the total voting power of Voting Stock is at the time owned or controlled, directly or indirectly, by that Person or one or more of the other Subsidiaries of that Person (or a combination thereof); and

(2)	any partnership (whether general or limited) or limited liability company (a) the sole general partner or member of which is such Person or a Subsidiary of such Person, or (b) if there is more than a single general partner or member, either (x) the only managing general partners or managing members of which are such Person or one or more Subsidiaries of such Person (or any combination thereof) or (y) such Person owns or controls, directly or indirectly, a majority of the outstanding general partner interests, member interests or other Voting Stock of such partnership or limited liability company, respectively.

“S&P” means Standard & Poor’s Ratings Service or, if Standard & Poor’s Ratings Service shall cease rating debt securities having a maturity at original issue of at least one year and such ratings business shall have been transferred to a successor Person, such successor Person; provided, however, that if there is no successor Person, then “S&P” shall mean any other national recognized rating agency, other than Moody’s, that rates debt securities having a maturity at original issuance of at least one year and that shall have been designated by WPX.

“Voting Stock” of any Person as of any date means the Capital Stock of such Person that is at the time entitled (without regard to the occurrence of any contingency) to vote in the election of the Board of Directors of such Person.

BOOK-ENTRY, DELIVERY AND FORM

The notes offered hereby will initially be issued in registered, global form without interest coupons (the “Global Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. Notes will be issued at the closing of this offering only against payment in immediately available funds. The Global Notes will be deposited upon issuance with the trustee as custodian for DTC, and registered in the name of DTC or its nominee, for credit to an account of a direct or indirect participant in DTC as described below.

Except as set forth below, the Global Notes may be transferred, in whole but not in part, only to DTC, to another nominee of DTC or to a successor of DTC or its nominee. Only in the limited circumstances described below may beneficial interests in the Global Notes be exchanged for definitive notes in registered certificated form (“Certificated Notes”) in minimum denominations of $2,000 and integral multiples of $1,000 in excess thereof. See “—Exchange of Global Notes for Certificated Notes.” Notes will be issued at the closing of this offering only against payment in immediately available funds.

Transfers of beneficial interests in the Global Notes will be subject to the applicable rules and procedures of DTC and its direct or indirect participants (including, if applicable, those of the Euroclear System (“Euroclear”) and Clearstream Banking, S.A. (“Clearstream”)), which may change from time to time.

Depositary Procedures

The following description of the operations and procedures of DTC, Euroclear and Clearstream are provided solely as a matter of convenience. These operations and procedures are solely within the control of the respective settlement systems and are subject to changes by them. We take no responsibility for these operations and procedures and urge investors to contact the system or their participants directly to discuss these matters.

DTC has advised us that DTC is a limited-purpose trust company created to hold securities for its participating organizations (collectively, the “Participants”) and to facilitate the clearance and settlement of transactions in those securities between the Participants through electronic book-entry changes in accounts of its Participants. The Participants include securities brokers and dealers (including the initial purchasers), banks, trust companies, clearing corporations and certain other organizations. Access to DTC’s system is also available to other entities such as banks, brokers, dealers and trust companies that clear through or maintain a custodial relationship with a Participant, either directly or indirectly (collectively, the “Indirect Participants”). Persons who are not Participants may beneficially own securities held by or on behalf of DTC only through the Participants or the Indirect Participants. The ownership interests in, and transfers of ownership interests in, each security held by or on behalf of DTC are recorded on the records of the Participants and Indirect Participants.

DTC has also advised us that, pursuant to procedures established by it:

(1)	upon deposit of the Global Notes, DTC will credit the accounts of the Participants designated by the initial purchasers with portions of the principal amount of the Global Notes; and

(2)	ownership of these interests in the Global Notes will be shown on, and the transfer of ownership of these interests will be effected only through, records maintained by DTC (with respect to the Participants) or by the Participants and the Indirect Participants (with respect to other owners of beneficial interests in the Global Notes).

DTC has advised us that DTC’s current practice, upon receipt of any payment in respect of securities such as the notes (including principal and interest), is to credit the accounts of the relevant Participants with the payment on the payment date unless DTC has reason to believe that it will not receive payment on such payment date. Each relevant Participant is credited with an amount proportionate to its beneficial ownership of an interest in the principal amount of the relevant security as shown on the records of DTC. Payments by the Participants and the Indirect Participants to the beneficial owners of notes will be governed by standing instructions and customary practices and will be the responsibility of the Participants or the Indirect Participants and will not be the responsibility of DTC, the trustee or us. Neither we nor the trustee will be liable for any delay by DTC or any of the Participants or the Indirect Participants in identifying the beneficial owners of the notes, and we and the trustee may conclusively rely on and will be protected in relying on instructions from DTC or its nominee for all purposes.

Transfers between the Participants will be effected in accordance with DTC’s procedures, and will be settled in same-day funds, and transfers between participants in Euroclear and Clearstream will be effected in accordance with their respective rules and operating procedures.

Subject to compliance with the transfer restrictions applicable to the notes described herein, cross-market transfers between the Participants, on the one hand, and Euroclear or Clearstream participants, on the other hand, will be effected through DTC in accordance with DTC’s rules on behalf of Euroclear or Clearstream, as the case may be, by their respective depositaries; however, such cross-market transactions will require delivery of instructions to Euroclear or Clearstream, as the case may be, by the counterparty in such system in accordance with the rules and procedures and within the established deadlines (Brussels time) of such system. Euroclear or Clearstream, as the case may be, will, if the transaction meets its settlement requirements, deliver instructions to its respective depositary to take action to effect final settlement on its behalf by delivering or receiving interests in the relevant Global Note in DTC, and making or receiving payment in accordance with normal procedures for same-day funds settlement applicable to DTC. Euroclear participants and Clearstream participants may not deliver instructions directly to the depositories for Euroclear or Clearstream.

DTC has advised us that DTC will take any action permitted to be taken by a holder of notes only at the direction of one or more Participants to whose account DTC has credited the interests in the Global Notes and only in respect of such portion of the aggregate principal amount of the notes as to which such Participant or Participants has or have given such direction. However, if there is an Event of Default under the notes, DTC reserves the right to exchange the Global Notes for Certificated Notes, and to distribute such notes to its Participants.

Although DTC, Euroclear and Clearstream have agreed to the foregoing procedures to facilitate transfers of interests in the Global Notes among participants in DTC, Euroclear and Clearstream, they are under no obligation to perform or to continue to perform such procedures, and may discontinue such procedures at any time. None of us, the trustee or any of their respective agents will have any responsibility for the performance by DTC, Euroclear or Clearstream or their respective participants or indirect participants of their respective obligations under the rules and procedures governing their operations.

Exchange of Global Notes for Certificated Notes

A Global Note is exchangeable for Certificated Notes of the same series if:

(1)	DTC (a) notifies us that DTC is unwilling or unable to continue as depositary for the Global Note of such series or (b) has ceased to be a clearing agency registered under the Exchange Act and, in either case, we fail to appoint a successor depositary within 90 days;

(2)	we, at our option but subject to DTC’s requirements, notify the trustee in writing that we elect to cause the issuance of the Certificated Notes of such series; or

(3)	there has occurred and is continuing an Event of Default with respect to the notes of such series, and DTC notifies the trustee of its decision to exchange such Global Note for Certificated Notes of such series.

In addition, beneficial interests in a Global Note may be exchanged for Certificated Notes of the same series upon prior written notice given to the trustee by or on behalf of DTC in accordance with the indenture. In all cases, Certificated Notes delivered in exchange for any Global Note or beneficial interests in Global Notes will be registered in the names, and issued in any approved denominations, requested by or on behalf of the depositary (in accordance with its customary procedures).

Same Day Settlement and Payment

We will make payments in respect of the notes represented by the Global Notes (including principal, premium, if any, and interest) by wire transfer of immediately available funds to the accounts specified by DTC or its nominee. We will make all payments of principal, premium, if any, and interest with respect to Certificated Notes (i) to holders having an aggregate principal amount of $2,000,000 or less, by check mailed to such holder’s registered address or (ii) to holders having an aggregate principal amount of more than $2,000,000, by check mailed to such holder’s registered address or, upon application by a holder to the registrar not later than the relevant record date or in the case of payments of principal or premium, if any, not later than 15 days prior to the principal payment date, by wire transfer in immediately available funds to that holder’s account within the United States (subject to surrender of the Certificated Note in the case of payments of principal or premium), which application shall remain in effect until the holder notifies the registrar to the contrary in writing. The notes represented by the Global Notes are expected to be eligible to trade in DTC’s Same-Day Funds Settlement System, and any permitted secondary market trading activity in such notes will, therefore, be required by DTC to be settled in immediately available funds. We expect that secondary trading in any Certificated Notes will also be settled in immediately available funds.

Because of time zone differences, the securities account of a Euroclear or Clearstream participant purchasing an interest in a Global Note from a Participant will be credited, and any such crediting will be reported to the relevant Euroclear or Clearstream participant, during the securities settlement processing day (which must be a business day for Euroclear and Clearstream) immediately following the settlement date of DTC. DTC has advised us that cash received in Euroclear or Clearstream as a result of sales of interests in a Global Note by or through a Euroclear or Clearstream participant to a Participant will be received with value on the settlement date of DTC but will be available in the relevant Euroclear or Clearstream cash account only as of the business day for Euroclear or Clearstream following DTC’s settlement date.

MATERIAL U.S. FEDERAL INCOME TAX CONSIDERATIONS

The following is a discussion of the material U.S. federal income tax consequences of the ownership and disposition of the notes. This discussion applies only to notes that are held as a capital asset for U.S. federal income tax purposes, and is applicable only to holders who purchased the notes for cash on original issuance at their “issue price” (i.e., the first price at which a substantial amount of the notes is sold for cash to investors).

This discussion does not describe all of the tax consequences that may be relevant to you in light of your particular circumstances, including the alternative minimum tax, the Medicare tax on certain investment income and the different consequences that may apply if you are subject to special rules that apply to certain types of investors, such as:

•	financial institutions;

•	insurance companies;

•	dealers or traders subject to a mark-to-market method of accounting with respect to the notes;

•	persons holding the notes as part of a “straddle,” hedge, integrated transaction or similar transaction;

•	U.S. holders (as defined below) whose functional currency is not the U.S. dollar;

•	partnerships or other pass-through entities for U.S. federal income tax purposes; and

•	tax-exempt entities.

If you are a partnership for U.S. federal income tax purposes, the U.S. federal income tax treatment of your partners will generally depend on the status of the partners and your activities.

This discussion is based on the Internal Revenue Code of 1986, as amended (the “Code”), and administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations as of the date hereof, changes to any of which subsequent to the date of this offering memorandum may affect the tax consequences described herein. This discussion does not address any aspect of state, local or non-U.S. taxation, or any U.S. federal taxes other than income taxes.

You are urged to consult your tax advisor with respect to the application of U.S. federal tax laws to your particular situation, as well as any tax consequences arising under the laws of any state, local or foreign jurisdiction.

U.S. Holders

This section applies to you if you are a “U.S. holder.” A U.S. holder is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	an individual who is a citizen or resident of the United States;

•	a corporation (or other entity taxable as a corporation for U.S. federal income tax purposes) organized in or under the laws of the United States, any state thereof or the District of Columbia; or

•	an estate or trust the income of which is includible in gross income for U.S. federal income tax purposes regardless of its source.

Certain Additional Payments

We will be required to make payments on a note that would change the timing and amount of payments on the note in the circumstances described under “Description of Notes—Special Mandatory Redemption” and “Description of Notes—Change of Control.” We intend to take the position that the possibility of such payments does not result in the notes being treated as contingent payment debt instruments under the applicable Treasury regulations. Our position is not binding on the Internal Revenue Service (“IRS”). If the IRS successfully asserts a contrary position, you may be required to accrue interest income based upon a “comparable yield” (as defined in the Treasury regulations) determined at the time of issuance of the notes (which is not expected to differ significantly from the actual yield on the notes), with adjustments to such accruals if and when any contingent payments are made that differ from the payments based on the comparable yield. In addition, any income on the sale, exchange, retirement, redemption, or other taxable disposition of the notes would be treated as ordinary interest income rather than as capital gain. You should consult your tax advisor regarding the tax consequences if the notes were treated as contingent payment debt instruments. The remainder of this discussion assumes that the notes are not treated as contingent payment debt instruments.

Stated Interest

Stated interest on the notes generally will be taxable to you as ordinary income at the time it is received or accrued, depending on your method of accounting for U.S. federal income tax purposes.

Sale, Exchange, Retirement, Redemption or Other Taxable Disposition of Notes

Upon the sale, exchange, retirement, redemption, or other taxable disposition of a note, you generally will recognize gain or loss equal to the difference between the amount realized upon such disposition (less any amount attributable to accrued and unpaid stated interest, which will be taxable as ordinary income as discussed above to the extent not previously included in income) and the adjusted tax basis of the note. Your adjusted tax basis in a note will, in general, be the amount paid for the note. Generally, any gain or loss will be capital gain or loss. Capital gains of non-corporate U.S. holders derived in respect of capital assets held for more than one year are eligible for reduced rates of taxation. The deductibility of net capital losses is subject to limitations.

Information Reporting and Backup Withholding

In general, information reporting requirements will apply to payments of stated interest on the notes, and the proceeds of a sale or other taxable disposition (including a retirement or redemption) of a note paid to you (unless you are an exempt recipient such as a corporation).

Backup withholding may apply to any payments described in the preceding sentence if you fail to provide a taxpayer identification number or a certification that you are not subject to backup withholding. Backup withholding is not an additional tax and any amounts withheld under the backup withholding rules may be allowed as a refund or a credit against your U.S. federal income tax liability provided the required information is timely furnished to the IRS.

Non-U.S. Holders

This section applies to you if you are a “non-U.S. holder.” A non-U.S. holder is a beneficial owner of a note that is, for U.S. federal income tax purposes:

•	a non-resident alien individual, other than certain former citizens and residents of the United States subject to U.S. tax as expatriates;

•	a foreign corporation; or

•	an estate or trust that is not a U.S. holder;

but does not include an individual who is present in the United States for 183 days or more in the taxable year of disposition of a note. If you are such an individual, you should consult your tax advisor regarding the U.S. federal income tax consequences of the sale or other disposition of a note.

U.S. Federal Withholding Tax

Subject to the discussion below concerning FATCA and backup withholding, U.S. federal withholding tax will not apply to any payment of principal or interest on the notes, provided that in the case of interest:

•	you do not actually (or constructively) own 10% or more of the total combined voting power of all classes of our voting stock within the meaning of the Code and the Treasury regulations;

•	you are not a controlled foreign corporation that is related to us, directly or indirectly, through stock ownership; and

•

(1) you certify on a properly executed IRS Form W-8BEN or W-8BEN-E, under penalties of perjury, that you are not a United States person as defined under the Code, or (2) you hold your notes through certain intermediaries and satisfy the certification requirements of applicable U.S. Treasury regulations.

If you cannot satisfy the requirements described above, payments of interest will generally be subject to a 30% U.S. federal withholding tax unless a tax treaty applies to reduce or eliminate the tax. Interest payments, however, that are effectively connected with the conduct of a trade or business by you within the United States (and, where an applicable tax treaty so provides, are also attributable to a U.S. permanent establishment maintained by you) are not subject to the U.S. federal withholding tax, but instead are subject to U.S. federal income tax, as described below under “—U.S. Federal Income Tax.” To claim any reduction of or exemption from the 30% withholding tax, you should provide a properly executed IRS Form W-8BEN or W-8BEN-E claiming a reduction of or an exemption from withholding tax under an applicable tax treaty or a properly executed IRS Form W-8ECI stating that such payments are not subject to withholding tax because they are effectively connected with your conduct of a trade or business in the United States.

U.S. Federal Income Tax

Any gain, other than amounts attributable to accrued but unpaid interest which is taxable as set forth above, realized on the disposition of a note (including a redemption or retirement) will generally not be subject to U.S. federal income tax unless such gain is effectively connected with your conduct of a trade or business in the United States (and, where an applicable tax treaty so provides, is also attributable to a U.S. permanent establishment maintained by you).

If you are engaged in a trade or business in the United States and interest or gain on the notes is effectively connected with the conduct of such trade or business (and, if a tax treaty applies, is attributable to a permanent establishment maintained by you within the United States), you will be subject to U.S. federal income tax (but not U.S. withholding tax assuming, in the case of interest, a properly executed IRS Form W-8ECI is provided) on such interest or gain on a net income basis in generally the same manner as if you were a U.S. person. In addition, in certain circumstances, if you are a foreign corporation you may be subject to a 30% (or, if a tax treaty applies, such lower rate as provided) branch profits tax.

Backup Withholding and Information Reporting

Generally, we must report to the IRS and to you the amount of interest paid to you and the amount of tax, if any, withheld with respect to those payments. Copies of the information returns reporting such interest payments and any withholding may also be made available to the tax authorities in the country in which you reside under the provisions of an applicable tax treaty or other intergovernmental agreement.

Unless you comply with certification procedures to establish that you are not a United States person as defined under the Code, information returns may be filed with the IRS in connection with the proceeds from a sale or other disposition of the notes and you may be subject to backup withholding on payments on the notes or on the proceeds from a sale or other disposition of the notes. The certification procedures required to claim the exemption from withholding tax on interest described above will satisfy the certification requirements necessary to avoid backup withholding as well.

The amount of any backup withholding from a payment to you will be allowed as a credit against your U.S. federal income tax liability and may entitle you to a refund, provided that the required information is timely furnished to the IRS.

FATCA Legislation

Provisions commonly referred to as “FATCA” impose withholding of 30% on payments of U.S.-source interest and, beginning in 2017, on sales or redemption proceeds paid to “foreign financial institutions” (which is broadly defined for this purpose and in general includes investment vehicles) and certain other non-U.S. entities unless various U.S. information reporting and due diligence requirements (generally relating to ownership by U.S. persons of interests in or accounts with those entities) have been satisfied, or an exemption applies which is typically evidenced by delivery of a properly executed IRS Form W-8BEN-E. An intergovernmental agreement between the United States and the entity’s jurisdiction may modify these requirements. If FATCA withholding is imposed, a beneficial owner that is not a foreign financial institution generally will be entitled to a refund of any amounts withheld by filing a U.S. federal income tax return (which may entail significant administrative burden). You should consult your tax advisor regarding the effects of FATCA on your investment in the notes.

UNDERWRITING

Barclays Capital Inc. is acting as the representative of the underwriters and a joint book-running manager of this offering. Under the terms of an underwriting agreement, which will be filed as an exhibit to the registration statement, each of the underwriters named below has severally agreed to purchase from us, the principal amount of the notes set forth opposite its name below:

Underwriters	Aggregate Principal Amount of 2020 Notes	Aggregate Principal Amount of 2023 Notes
Barclays Capital Inc.	$175,000,000	$175,000,000
Citigroup Global Markets Inc.	37,500,000	37,500,000
J.P. Morgan Securities LLC	37,500,000	37,500,000
Merrill Lynch, Pierce, Fenner & Smith Incorporated	37,500,000	37,500,000
Wells Fargo Securities, LLC	37,500,000	37,500,000
Credit Agricole Securities (USA) Inc.	25,000,000	25,000,000
Scotia Capital (USA) Inc.	25,000,000	25,000,000
Mitsubishi UFJ Securities (USA), Inc.	18,750,000	18,750,000
U.S. Bancorp Investments, Inc.	18,750,000	18,750,000
BBVA Securities Inc.	18,750,000	18,750,000
RBC Capital Markets, LLC	18,750,000	18,750,000
TD Securities (USA) LLC	15,000,000	15,000,000
BB&T Capital Markets, a division of BB&T Securities, LLC	8,750,000	8,750,000
BNP Paribas Securities Corp.	8,750,000	8,750,000
BOSC, Inc.	8,750,000	8,750,000
Credit Suisse Securities (USA) LLC	8,750,000	8,750,000

Total	$500,000,000	$500,000,000

The underwriting agreement provides that the underwriters’ obligation to purchase the notes depends on the satisfaction of the conditions contained in the underwriting agreement including:

•	the obligation to purchase all of the notes offered hereby, if any of the notes are purchased;

•	the representations and warranties made by us to the underwriters are true;

•	there is no material change in our business or the financial markets; and

•	we deliver customary closing documents to the underwriters.

Commissions and Expenses

The underwriters will purchase the notes at the discount from the offering price indicated on the cover of this prospectus supplement and propose initially to offer and sell the notes at the offering price set forth on the front of this prospectus supplement. After the initial offering of the notes, the offering price at which the notes are being offered may be changed at any time without notice.

The following table shows the underwriting discount that we will pay to the underwriters in connection with this offering, expressed as a percentage of the principal amount of the notes and in total:

	Per Note	Total
Per 2020 note	1.25%	$6,250,000
Per 2023 note	1.25%	$6,250,000

We estimate that the total expenses of this offering and the Concurrent Offerings to be paid by us, excluding underwriting discounts, will be approximately $3.6 million.

Concurrent Offerings

On July 16, 2015, we priced public offerings of (a) 30,000,000 shares of our common stock (or 34,500,000 shares if the underwriters exercise their option to purchase additional shares in full) for gross proceeds of approximately $303 million (or approximately $348 million if the underwriters exercise their option to purchase additional shares in full) at the public offering price of $10.10 per share, and (b) $350 million of aggregate liquidation preference of our 6.25% series A mandatory convertible preferred stock (or $402.5 million of aggregate liquidation preference if the underwriters exercise their option to purchase additional shares in full). The shares of common stock and shares of mandatory convertible preferred stock are being offered pursuant to separate prospectus supplements.

The consummation of this offering of notes is not conditioned on the consummation of the Concurrent Offerings. The Concurrent Offerings will not be conditioned on the consummation of this offering, each other or the Acquisition.

Lock-Up

We have agreed not to, directly or indirectly, issue, offer, pledge, sell, contract to sell, sell any option or contract to purchase, purchase any option or contract to sell, grant any option or right to sell or otherwise transfer or dispose of any debt securities of or guaranteed by us that are similar to the notes (other than the notes or in connection with the Bridge Commitment) or any securities convertible into or exercisable or exchangeable for any debt securities of or guaranteed by us that are similar to the notes, for a period of 45 days after the date of this prospectus supplement, in each case without the prior written consent of Barclays Capital Inc., on behalf of the underwriters.

Indemnification

We have agreed to indemnify the underwriters against certain liabilities, including liabilities under the Securities Act, and to contribute to payments that the underwriters may be required to make in respect of those liabilities.

Stabilization and Short Positions

In connection with this offering, the underwriters may engage in certain transactions that stabilize, maintain or otherwise affect the price of the notes. Specifically, the underwriters may overallot in connection with the offering of the notes, creating a syndicate short position. In addition, the underwriters may bid for and purchase notes in the open market to cover syndicate short positions or to stabilize the price of the notes. Any of these activities may stabilize or maintain the market price of the notes above what it would be in the absence of such activities. The underwriters are not required to engage in any of these activities, and they may end any of them at any time. Neither we nor any of the underwriters make any representations as to the direction or magnitude of any effect that the transactions described above may have on the price of the notes. In addition, we and the underwriters make no representation that anyone will engage in such transactions or that such transactions, once commenced, will not be discontinued without notice.

Other Relationships

The underwriters and certain of their affiliates are full service financial institutions engaged in various activities, which may include securities trading, commercial and investment banking, financial advisory, investment management, investment research, principal investment, hedging, financing and brokerage activities. The underwriters and certain of their affiliates have, from time to time, performed, and may in the future perform, various commercial and investment banking and financial advisory services for the issuer and its affiliates, for which they received or may in the future receive customary fees and expenses. Affiliates of Barclays Capital Inc. and certain underwriters are lenders under our revolving credit facility. Affiliates of certain underwriters are lenders under RKI’s credit facility and/or hold a portion of the RKI Notes and accordingly, such underwriters and/or their affiliates will receive a portion of the proceeds of this offering. A portion of the proceeds of this offering may be used to refinance RKI’s existing credit facility and redeem the RKI Notes. Accordingly, certain underwriters and/or their affiliates will receive a portion of the proceeds of this offering. In addition, Barclays Capital Inc. acted as financial advisor to us in connection with the Acquisition. Certain of the underwriters also serve as underwriters for our Concurrent Offerings. Barclays Capital Inc. has agreed to provide the Bridge Facility in the event this offering and/or the Concurrent Offerings are not consummated. The aggregate amount of commitments in respect of the Bridge Facility will be reduced by the gross proceeds of this offering and the Concurrent Offerings.

In the ordinary course of their various business activities, the underwriters and certain of their respective affiliates may make or hold a broad array of investments and actively trade debt and equity securities (or related derivative securities) and/or financial instruments (including bank loans) for their own account and for the accounts of their customers, and such investment and securities activities may involve securities and instruments of the issuer or its affiliates. If the underwriters or their affiliates have a lending relationship with us, certain of those underwriters or their affiliates routinely hedge, and certain other of those underwriters or their affiliates may hedge, their credit exposure to us consistent with their customary risk management policies. Typically, such underwriters and their affiliates would hedge such exposure by entering into transactions which consist of either the purchase of credit default swaps or the creation of short positions in our securities or the securities of our affiliates, including potentially the notes offered hereby. Any such credit default swaps or short positions could adversely affect future trading prices of the notes offered hereby. The underwriters and certain of their respective affiliates may also communicate independent investment recommendations, market color or trading ideas and/or publish or express independent research views in respect of such securities or instruments and may at any time hold, or recommend to clients that they acquire, long and/or short positions in such securities and instruments.

Notice to Investors

European Economic Area

In relation to each Member State of the European Economic Area which has implemented the Prospectus Directive (each, a “Relevant Member State”), with effect from and including the date on which the Prospectus Directive is implemented in that Relevant Member State no offer of notes which are the subject of the offering contemplated herein may be made to the public in that Relevant Member State other than:

(a) to any legal entity which is a “qualified investor” as defined in the Prospectus Directive;

(b) to fewer than 150 natural or legal persons (other than “qualified investors” as defined in the Prospectus Directive), subject to obtaining the prior consent of the relevant dealer or dealers nominated by the issuer for any such offer; or

(c) in any other circumstances falling within Article 3(2) of the Prospectus Directive,

provided that no such offer of notes shall result in a requirement for the issuer or any underwriter to publish a prospectus pursuant to Article 3 of the Prospectus Directive or a supplemental prospectus pursuant to Article 16 of the Prospectus Directive.

For the purposes of this provision, the expression an “offer of notes to the public” in relation to any notes in any Relevant Member State means the communication in any form and by any means of sufficient information on the terms of the offer and the notes to be offered so as to enable an investor to decide to purchase or subscribe for the notes, as the same may be varied in that Relevant Member State by any measure implementing the Prospectus Directive in that Relevant Member State. The expression “Prospectus Directive” means Directive 2003/71/EC (as amended, including by Directive 2010/73/EU), and includes any relevant implementing measure in the Relevant Member State.

United Kingdom

In the United Kingdom, this prospectus and any other material in relation to the notes described herein are being distributed only to, and are directed only at, persons who are “qualified investors” (as defined in the Prospectus Directive) who are (i) persons having professional experience in matters relating to investments falling within Article 19(5) of the Financial Services and Markets Act 2000 (Financial Promotion) Order 2005 (the “Order”), or (ii) high net worth entities falling within Article 49(2)(a) to (d) of the Order, or (iii) persons to whom it would otherwise be lawful to distribute them, all such persons together being referred to as “Relevant Persons”. The notes are only available to, and any invitation, offer or agreement to subscribe, purchase or otherwise acquire such notes will be engaged in only with, Relevant Persons. This prospectus and its contents are confidential and should not be distributed, published or reproduced (in whole or in part) or disclosed by any recipients to any other person in the United Kingdom. Any person in the United Kingdom that is not a Relevant Person should not act or rely on this prospectus or its contents. The notes are not being offered to the public in the United Kingdom.

LEGAL MATTERS

Weil, Gotshal & Manges LLP, New York, New York, has passed upon the validity of the notes on behalf of us. The validity of the notes will be passed on for the underwriters by Simpson Thacher  & Bartlett LLP, New York, New York.

EXPERTS

The consolidated financial statements of WPX Energy, Inc. appearing in WPX Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 including the schedule appearing therein, and the effectiveness of WPX Energy, Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of RKI Exploration & Production, LLC incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

Approximately 88 percent of our year-end 2014 U.S. proved reserves estimates included in WPX Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 were audited by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. The description of the audit of such estimates is incorporated by reference into this prospectus supplement upon the authority of said firm as an expert in these matters.

Information included and incorporated by reference in this prospectus supplement regarding RKI Exploration & Production, LLC’s estimated quantities of oil and natural gas reserves was prepared by LaRoche Petroleum Consultants, Ltd., independent petroleum engineers, geologists and geophysicists, as stated in their reserve reports with respect thereto.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy our reports filed with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at http:// www.wpxenergy.com/investors. However, except for our filings with the SEC that are incorporated by reference into this prospectus supplement, the information on or accessible through our website is not a part of this prospectus supplement.

The SEC allows us to “incorporate by reference” information into this prospectus supplement, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus supplement. This prospectus supplement incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 26, 2015;

•

the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A for our 2014 Annual Meeting of Stockholders, filed with the SEC on March 31, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 6, 2015; and

•

our Current Reports on Form 8-K and Form 8-K/A (in all cases other than information furnished rather than filed pursuant to any Form 8-K or Form 8-K/A) filed with the SEC on January 29, 2015, March 24, 2015, May 28, 2015, July 14, 2015 and July 17, 2015.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements of exhibits relating thereto furnished pursuant to Item 9.01)) after the date of this prospectus supplement and prior to the sale of all the shares covered by this prospectus supplement. The information contained in any such document will be considered part of this prospectus supplement from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus supplement will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus supplement modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus supplement.

All of our reports and corporate governance documents may also be obtained without charge by contacting Investor Relations, WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172.

PROSPECTUS

WPX Energy, Inc.

COMMON STOCK

PREFERRED STOCK

DEBT SECURITIES

We may offer and sell, from time to time, in one or more offerings, any of the following securities:

•	shares of our common stock,

•	shares of our preferred stock,

•	one or more series of debt securities, which may consist of debentures, notes or other types of debt.

This prospectus provides a general description of these securities. We may provide specific terms of any securities to be offered in supplements to this prospectus. The prospectus supplements may also add, update or change information contained in the prospectus. You should read this prospectus and the applicable prospectus supplement carefully before you invest.

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. The prospectus supplement for each offering will describe in detail the plan of distribution for that offering and will set forth the names of any underwriters, dealers or agents involved in the offering and any applicable fees, commissions or discount arrangements.

Our common stock is listed on the New York Stock Exchange under the symbol “WPX.” Any prospectus supplement will indicate whether the securities offered thereby will be listed on any securities exchange.

Investing in our securities involves risks. See “Risk Factors” on page 2 of this prospectus and “Item 1A—Risk Factors” beginning on page 26 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference herein, as well as the “Risk Factors” section of any applicable prospectus supplement or any document incorporated by reference herein, and the other information incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or passed upon the adequacy or accuracy of this prospectus. Any representation to the contrary is a criminal offense.

The date of this prospectus is July 14, 2015

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement on Form S-3 that we filed with the Securities and Exchange Commission (the “SEC”) as a “well-known seasoned issuer” as defined in Rule 405 under the Securities Act of 1933. By using a shelf registration statement, we may sell, at any time and from time to time, in one or more offerings, any combination of the securities described in this prospectus. As allowed by the SEC rules, this prospectus and any accompanying prospectus supplement does not contain all of the information included in the registration statement. For further information, we refer you to the registration statement, including its exhibits, as well as any accompanying prospectus supplement, any documents incorporated by reference herein or therein and any applicable free writing prospectus. Statements contained in this prospectus and any accompanying prospectus supplement about the provisions or contents of any agreement or other document are not necessarily complete. If the SEC’s rules and regulations require that an agreement or document be filed as an exhibit to the registration statement, please see that agreement or document for a complete description of the related matters.

You should rely only on the information provided in this prospectus, any prospectus supplement and any applicable free writing prospectus, together with any information incorporated by reference. We have not authorized any person to provide you with any additional or different information. If given or made, any such other information or representation should not be relied upon as having been authorized by us. We are not making an offer to sell our securities in any jurisdiction where an offer or sale is not permitted.

You should also read and carefully consider the information in the documents we have referred you to in “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference” below. Information incorporated by reference after the date of this prospectus is considered a part of this prospectus and may add, update or change information contained in this prospectus. The information in this prospectus, any accompanying prospectus supplement or any document incorporated by reference herein or therein is accurate only as of the date contained on the cover of such documents. Neither the delivery of this prospectus nor any accompanying prospectus supplement, nor any sale made under this prospectus and any accompanying prospectus supplement will, under any circumstances, imply that the information in this prospectus or any accompanying prospectus supplement is correct as of any date after this prospectus or any accompanying prospectus supplement. Our business, financial condition and results of operations may have changed since that date. Any information in such subsequent filings that is inconsistent with this prospectus or any accompanying prospectus supplement (or any document previously incorporated by reference herein or therein) will supersede the information in this prospectus or any accompanying prospectus supplement (or such document previously incorporated by reference herein or therein).

In this prospectus, except as otherwise indicated or as the context otherwise requires, “WPX,” “we,” “our,” “our company” and “us” refer to WPX Energy, Inc., a Delaware corporation, and all of its subsidiaries.

RISK FACTORS

Investing in our securities involves risk. You should review carefully the risks described under “Item 1A—Risk Factors” beginning on page 26 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference herein, as well as the “Risk Factors” section of any applicable prospectus supplement, any applicable free writing prospectus or any document incorporated by reference herein, and the other information incorporated by reference in this prospectus or in any prospectus supplement hereto before making a decision to invest in our securities.

PROSPECTUS SUMMARY

This summary highlights certain information contained elsewhere in this prospectus or incorporated by reference herein. This summary does not contain all of the information that you should consider before investing in our securities. You should read the entire prospectus carefully, including the risks related to our business and investing in our securities discussed in “Item 1A—Risk Factors” beginning on page 26 of our Annual Report on Form 10-K for the fiscal year ended December 31, 2014, which is incorporated by reference herein and the other information and documents incorporated by reference into this prospectus, including our consolidated financial statements and related notes thereto.

Overview

Incorporated in 2011, we are an independent oil and natural gas exploration and production company engaged in the exploitation and development of long-life unconventional properties. We are focused on developing and growing our oil positions in the Williston Basin in North Dakota and the San Juan Basin in the southwestern United States and on profitably exploiting our significant natural gas reserves base and related natural gas liquids (“NGLs”) in the Piceance Basin of the Rocky Mountain region.

We have built a geographically diverse portfolio of natural gas and oil reserves through organic development and strategic acquisitions. Our domestic proved reserves at December 31, 2014 were 4,360 billion cubic feet of gas equivalent (“Bcfe”). As of December 31, 2014, our domestic reserves reflect a mix of 72 percent natural gas, 18 percent crude oil and 10 percent NGLs. During 2014, we replaced our domestic production for all commodities at a rate of 94 percent. For oil alone, we replaced 421 percent of our oil production during 2014. Our Piceance Basin operations form the majority of our proved reserves and current production, providing a low-cost, scalable asset base.

Our principal areas of operation are the Williston Basin in North Dakota, the San Juan Basin in New Mexico and Colorado and the Piceance Basin in Colorado.

Our principal executive office is located at 3500 One Williams Center, Tulsa, Oklahoma 74172. Our telephone number is 855-979-2012. We maintain an Internet site at www.wpxenergy.com. Except for our filings with the SEC that are incorporated by reference into this prospectus, the information on or accessible through our website is not a part of this prospectus.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This prospectus and the documents incorporated by reference herein and in any prospectus supplement or any free writing prospectus include forward-looking statements that are subject to a number of risks and uncertainties, many of which are beyond our control. These forward-looking statements relate to anticipated financial performance, management’s plans and objectives for future operations, business prospects, outcome of regulatory proceedings, market conditions and other matters.

All statements, other than statements of historical facts, included in any of the foregoing documents that address activities, events or developments that we expect, believe or anticipate will exist or may occur in the future, are forward-looking statements.

Forward-looking statements can be identified by various forms of words such as “anticipates,” “believes,” “seeks,” “could,” “may,” “should,” “continues,” “estimates,” “expects,” “forecasts,” “intends,” “might,” “goals,” “objectives,” “targets,” “planned,” “potential,” “projects,” “scheduled,” “will” or other similar expressions. These forward-looking statements are based on management’s beliefs and assumptions and on information currently available to management and include, among others, statements regarding:

•	Amounts and nature of future capital expenditures;

•	Expansion and growth of our business and operations;

•	Financial condition and liquidity;

•	Business strategy;

•	Estimates of proved natural gas and oil reserves;

•	Reserve potential;

•	Development drilling potential;

•	Cash flow from operations or results of operations;

•	Acquisitions or divestitures;

•	Seasonality of our business; and

•	Natural gas, NGLs and crude oil prices and demand.

Forward-looking statements are based on numerous assumptions, uncertainties and risks that could cause future events or results to be materially different from those stated or implied in this prospectus or the documents incorporated by reference herein. Many of the factors that will determine these results are beyond our ability to control or predict. Specific factors that could cause actual results to differ from results contemplated by the forward-looking statements include, among others, the following:

•	Availability of supplies (including the uncertainties inherent in assessing, estimating, acquiring and developing future natural gas and oil reserves), market demand, volatility of prices and the availability and cost of capital;

•	Inflation, interest rates, fluctuation in foreign exchange and general economic conditions (including future disruptions and volatility in the global credit markets and the impact of these events on our customers and suppliers);

•	The strength and financial resources of our competitors;

•	Development of alternative energy sources;

•	The impact of operational and development hazards;

•	Costs of, changes in, or the results of laws, government regulations (including climate change regulation and/or potential additional regulation of drilling and completion of wells), environmental liabilities, litigation and rate proceedings;

•	Changes in maintenance and construction costs;

•	Changes in the current geopolitical situation;

•	Our exposure to the credit risk of our customers;

•	Risks related to strategy and financing, including restrictions stemming from our debt agreements, future changes in our credit ratings and the availability and cost of credit;

•	Risks associated with future weather conditions;

•	Acts of terrorism; and

•	Additional risks described in our filings with the SEC.

All forward-looking statements attributable to us or persons acting on our behalf are expressly qualified in their entirety by the cautionary statements set forth above. Given the uncertainties and risk factors that could cause our actual results to differ materially from those contained in any forward-looking statement, we caution investors not to unduly rely on our forward-looking statements. Forward-looking statements speak only as of the date they are made. We disclaim any obligation to and do not intend to update the above list or to announce publicly the result of any revisions to any of the forward-looking statements to reflect future events or developments, except to the extent required by applicable laws. If we update one or more forward-looking statements, no inference should be drawn that we will make additional updates with respect to those or other forward-looking statements.

In addition to causing our actual results to differ, the factors listed above may cause our intentions to change from those statements of intention set forth in or incorporated by reference in this prospectus. Such changes in our intentions may also cause our results to differ. We may change our intentions, at any time and without notice, based upon changes in such factors, our assumptions or otherwise.

USE OF PROCEEDS

Unless otherwise stated in the prospectus supplement accompanying this prospectus, we will use the net proceeds from the sale of any securities that may be offered hereby for our general corporate purposes, which may include repayment of indebtedness, acquisitions, working capital, capital expenditures and repurchases of our common stock. Pending any specific application, we may initially invest funds in short-term marketable securities.

RATIO OF EARNINGS TO FIXED CHARGES

	Three Months Ended March 31, 2015	Year Ended December 31,
		2014	2013	2012	2011	2010
Ratio of earnings to fixed charges	1.97	2.56	(a)	(b)	2.49	(c)

The ratio of earnings to fixed charges has been computed by dividing (i) income (loss) from continuing operations before income taxes and equity earnings, (ii) fixed charges and (iii) distributed income of equity-method investees, excluding proportionate share from 50% owned investees and unconsolidated majority-owned investees less capitalized interest by fixed charges. Fixed charges consist of interest accrued, including proportionate share from 50% owned investees and unconsolidated majority-owned investees and rental expense in an amount deemed to be representative of the interest factor.

For the periods indicated above, we had no outstanding shares of preferred stock. Therefore, the ratios of earnings to combined fixed charges and preferred stock dividends are identical to the ratios presented in the tables above.

(a)	Earnings were inadequate to cover fixed charges by $1,730 million.
(b)	Earnings were inadequate to cover fixed charges by $260 million.
(c)	Earnings were inadequate to cover fixed charges by $887 million.

DESCRIPTION OF CAPITAL STOCK

The following is a description of the material terms of our capital stock as provided in our amended and restated certificate of incorporation and amended and restated bylaws. We also refer you to our amended and restated certificate of incorporation (including our amendment to our amended and restated certificate of incorporation) and our amended and restated bylaws, copies of which are incorporated by reference as exhibits to the registration statement of which this prospectus forms a part.

Authorized Capitalization

Our authorized capital stock consists of (i) 2,000,000,000 shares of common stock, par value $0.01 per share and (ii) 100,000,000 shares of preferred stock, par value $0.01 per share. As of June 30, 2015, we had 205,057,581 shares of common stock outstanding and no shares of preferred stock outstanding.

Authorized but unissued shares of our capital stock may be used for a variety of corporate purposes, including future public offerings, to raise additional capital or to facilitate acquisitions. The Delaware General Corporation Law does not require stockholder approval for any issuance of authorized shares. However, the listing requirements of the New York Stock Exchange, which apply so long as our common stock is listed on the New York Stock Exchange, require stockholder approval of certain issuances equal to or exceeding 20% of the then outstanding voting power or then outstanding number of shares of common stock.

Listing

Our common stock is listed on the New York Stock Exchange under the symbol “WPX.”

Voting Rights

Each share of our common stock entitles its holder to one vote in the election of each director. No share of our common stock affords any cumulative voting rights. This means that the holders of a majority of the voting power of the shares voting for the election of directors can elect all directors to be elected if they choose to do so, subject to any voting rights granted to holders of any preferred stock. Generally, except as discussed in “—Anti-Takeover Effects of Certificate of Incorporation and Bylaws Provisions,” all matters to be voted on by stockholders must be approved by a majority of the total voting power of the common stock present in person or represented by proxy at a meeting at which a quorum exists, subject to any voting rights granted to holders of any preferred stock. Except as otherwise provided by law or in the amended and restated certificate of incorporation (as further discussed in “—Anti-Takeover Effects of Certificate of Incorporation and Bylaws Provisions”), and subject to any voting rights granted to holders of any outstanding preferred stock, amendments to the amended and restated certificate of incorporation must be approved by a majority of the votes entitled to be cast by the holders of common stock.

Dividends

Subject to the rights, if any, of holders of any outstanding series of preferred stock, holders of our common stock are entitled to dividends in such amounts and at such times as our board of directors in its discretion may declare out of funds legally available for the payment of dividends. Dividends on our common stock will be paid at the discretion of our board of directors after taking into account various factors, including:

•	our financial condition;

•	our results of operations;

•	our capital requirements and development expenditures;

•	our future business prospects; and

•	any restrictions imposed by future debt instruments.

Other Rights

On liquidation, dissolution or winding up of WPX, after payment in full of the amounts required to be paid to holders of preferred stock, if any, all holders of common stock are entitled to receive the same amount per share with respect to any distribution of assets to holders of shares of common stock.

No shares of common stock are subject to redemption or have preemptive rights to purchase additional shares of our common stock or other securities.

Preferred Stock

Our amended and restated certificate of incorporation authorizes our board of directors to establish one or more series of preferred stock. Unless required by law or by any stock exchange on which our common stock is listed, the authorized shares of preferred stock will be available for issuance without further action by our stockholders. Our board of directors is able to determine, with respect to any series of preferred stock, the terms and rights of that series, including the following:

•	the designation of the series;

•	the number of shares of the series, which our board of directors may, except where otherwise provided in the preferred stock designation, increase or decrease, but not below the number of shares then outstanding;

•	whether dividends, if any, will be cumulative or non-cumulative and the dividend rate of the series;

•	the dates at which dividends, if any, will be payable;

•	the redemption rights, if any, and price or prices, if any, for shares of the series;

•	the terms and amounts of any sinking fund provided for the purchase or redemption of shares of the series;

•	the amounts payable on shares of the series in the event of any voluntary or involuntary liquidation, dissolution or winding-up of the affairs of our company;

•	whether the shares of the series will have conversion privileges and if so, the terms and conditions of such privileges, including provision for adjustment of the conversion rate, if any;

•	restrictions on the issuance of shares of the same series or of any other class or series;

•	the voting rights, if any, of the holders of the series; and

•	any other relative rights, preferences and limitations of such series.

The preferred stock may be issued from time to time in one or more series. The particular terms of each series being offered will be described in the prospectus supplement relating to that series of preferred stock. You should also refer to our amended and restated certificate of incorporation and to the certificate of designations relating to the series of the preferred stock being offered for the complete terms of that series of preferred stock. The certificate of designations with respect to each series of preferred stock offered will be incorporated by reference as an exhibit to the registration statement of which this prospectus forms a part. Each series of preferred stock will, when issued against full payment of the purchase price relating to a series of preferred stock, be fully paid and nonassessable.

Anti-Takeover Effects of Certificate of Incorporation and Bylaws Provisions

Some provisions of our amended and restated certificate of incorporation and amended and restated bylaws could make the following more difficult:

•	acquisition of us by means of a tender offer or merger;

•	acquisition of us by means of a proxy contest or otherwise; or

•	removal of our incumbent officers and directors.

These provisions, summarized below, are expected to discourage coercive takeover practices and inadequate takeover bids. These provisions also are designed to encourage persons seeking to acquire control of us to first negotiate with our board of directors. We believe that the benefits of the potential ability to negotiate with the proponent of an unfriendly or unsolicited proposal to acquire or restructure our company outweigh the disadvantages of discouraging those proposals because negotiation of them could result in an improvement of their terms.

Classified Board

Our amended and restated certificate of incorporation provides that our board of directors is divided into three classes until the election of directors at the annual meeting of stockholders to be held in 2017. Commencing at the 2015 annual meeting of stockholders, successors to the class of directors whose terms expire at such meeting shall be elected to hold office for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified. Commencing with the election of directors at the 2017 annual meeting of stockholders, the board of directors shall no longer be divided into classes and all directors shall be elected to hold office for a term expiring at the next annual meeting of stockholders and until their successors are elected and qualified.

Election and Removal of Directors

A director nominee shall be elected to our board of directors if the votes cast for such nominee’s election exceed the votes cast against such nominee’s election. Our amended and restated certificate of incorporation requires that directors may only be removed for cause and only by the affirmative vote of not less than 75% of votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Size of Board and Vacancies

Our amended and restated certificate of incorporation provides that the number of directors on our board of directors will be fixed exclusively by our board of directors. Newly created directorships resulting from any increase in our authorized number of directors will be filled solely by the vote of our remaining directors in office. Any vacancies in our board of directors resulting from death, resignation, retirement, disqualification, removal from office or other cause will be filled solely by the vote of our remaining directors in office.

Stockholder Action by Written Consent

Our amended and restated certificate of incorporation does not provide for our stockholders to act by written consent.

Stockholder Meetings

Our amended and restated certificate of incorporation and amended and restated bylaws provide that a special meeting of our stockholders may be called only by (i) our board of directors or (ii) the chairman of our board of directors with the concurrence of a majority of our board of directors.

Amendments to Certain Provisions of our Bylaws

Our amended and restated certificate of incorporation and amended and restated bylaws provide that the provisions of our bylaws relating to the calling of meetings of stockholders, notice of meetings of stockholders, stockholder action by written consent, advance notice of stockholder business or director nominations, the authorized number of directors, the classified board structure, the filling of director vacancies or the removal of directors (and any provision relating to the amendment of any of these provisions) may only be amended by the vote of a majority of our entire board of directors or by the vote of holders of at least 75% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Amendment of Certain Provisions of our Certificate of Incorporation

The amendment of any of the above provisions in our amended and restated certificate of incorporation requires approval by the vote of a majority of our entire board of directors followed by the vote of holders of at least 75% of the votes entitled to be cast by the outstanding capital stock in the election of our board of directors.

Requirements for Advance Notification of Stockholder Nominations and Proposals

Our amended and restated bylaws establish advance notice procedures with respect to stockholder proposals and nomination of candidates for election as directors other than nominations made by or at the direction of our board of directors or a committee of our board of directors.

No Cumulative Voting

Our amended and restated certificate of incorporation and amended and restated bylaws do not provide for cumulative voting in the election of directors.

Undesignated Preferred Stock

The authorization of our undesignated preferred stock makes it possible for our board of directors to issue our preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of us. These and other provisions may have the effect of deferring hostile takeovers or delaying changes of control of our management.

Delaware Anti-Takeover Statute

We are subject to Section 203 of the Delaware General Corporation Law (the “DGCL”). Subject to specific exceptions, Section 203 prohibits a publicly held Delaware corporation from engaging in a “business combination” with an “interested stockholder” for a period of three years after the date of the transaction in which the person became an interested stockholder, unless:

•	the “business combination,” or the transaction in which the stockholder became an “interested stockholder” is approved by the board of directors prior to the date the “interested stockholder” attained that status;

•	upon completion of the transaction that resulted in the stockholder becoming an “interested stockholder,” the “interested stockholder” owned at least 85% of the voting stock of the corporation outstanding at the time the transaction commenced (excluding for purposes of determining the voting stock outstanding and not outstanding, voting stock owned by the interested stockholder, those shares owned by persons who are directors and also officers, and employee stock plans in which employee participants do not have the right to determine confidentiality whether shares held subject to the plan will be tendered in a tender or exchange offer); or

•	on or subsequent to the date a person became an “interested stockholder,” the “business combination” is approved by the board of directors and authorized at an annual or special meeting of stockholders by the affirmative vote of at least two-thirds of the outstanding voting stock that is not owned by the “interested stockholder.”

“Business combinations” include mergers, asset sales and other transactions resulting in a financial benefit to the “interested stockholder.” Subject to various exceptions, an “interested stockholder” is a person who, together with his or her affiliates and associates, owns, or within the previous three years did own, 15% or more of the corporation’s outstanding voting stock. These restrictions could prohibit or delay the accomplishment of mergers or other takeover or change in control attempts with respect to us and, therefore, may discourage attempts to acquire us.

Limitations on Liability and Indemnification of Officers and Directors

The DGCL authorizes corporations to limit or eliminate the personal liability of directors to corporations and their stockholders for monetary damages for breaches of directors’ fiduciary duties. Under our amended and restated certificate of incorporation, subject to limitations imposed by the DGCL, no director shall be personally liable to us or our stockholders for monetary damages for breach of fiduciary duty as a director, except for liability:

•	for any breach of the director’s duty of loyalty to the corporation or its stockholders;

•	for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law;

•	pursuant to Section 174 of the DGCL (providing for liability of directors for unlawful payment of dividends or unlawful stock purchases or redemptions); or

•	for any transaction from which a director derived an improper personal benefit.

Our amended and restated bylaws provide that we must indemnify our directors and officers to the fullest extent authorized by the DGCL. We are also expressly authorized to advance certain expenses (including attorneys’ fees and disbursements and court costs) and carry directors’ and officers’ insurance providing indemnification for our directors, officers and certain employees for some liabilities. We believe that these indemnification provisions and insurance are useful to attract and retain qualified directors and executive officers. There is currently no pending material litigation or proceeding involving any of our directors, officers or employees for which indemnification is sought.

Transfer Agent and Registrar

Computershare Trust Company, N.A. is the transfer agent and registrar for our common stock.

DESCRIPTION OF DEBT SECURITIES

We may offer the debt securities from time to time as senior debt. The debt securities will be issued under the indenture, dated as of September 8, 2014, between us and The Bank of New York Mellon Trust Company, N.A., as trustee. The terms of the indenture are also governed by certain provisions of the Trust Indenture Act of 1939 (the “Trust Indenture Act”).

The debt securities may be issued from time to time in one or more series. The particular terms of each series which is offered by a prospectus supplement will be described in the related prospectus supplement.

We have summarized the material terms of the indenture below. The indenture has been incorporated by reference as an exhibit to the registration statement. See “Where You Can Find Additional Information; Incorporation of Certain Documents by Reference.” You should read the indenture for provisions that may be important to you. Whenever we refer in this prospectus or in the related prospectus supplement to particular sections or defined terms contained in the indenture, those sections or defined terms are incorporated by reference in this prospectus or the related prospectus supplement, as applicable.

In this section, “WPX,” “we,” “our,” “our company” and “us” refer only to WPX Energy, Inc. and not to any of our subsidiaries.

General

The indenture provides that debt securities in separate series may be issued by us from time to time without limitation as to aggregate principal amount. We may specify a maximum aggregate principal amount for the debt securities of any series. We will determine the terms and conditions of the debt securities, including the maturity, principal and interest. The debt securities will be unsecured obligations of our company.

A prospectus supplement will set forth the following terms of, and information relating to, the debt securities:

(1) the title of the debt securities;

(2) any initial limit upon the aggregate principal amount of the series (subject to our ability to issue additional notes under any series);

(3) the date or dates on which the principal and premium, if any, of the debt securities is payable;

(4) the rate or rates, or the method of determination of rates, at which the debt securities will bear interest, if any, the date or dates from which such interest will accrue, the interest payment dates on which such interest will be payable and, if other than as set forth in the indenture, the record dates for the determination of holders to whom interest is payable;

(5) in addition to the office or agency of in the Borough of Manhattan, The City of New York, any other place or places where the principal of, and premium, if any, and any interest on the debt securities will be payable;

(6) the specified currency of the debt securities;

(7) the currency or currencies in which payments on the debt securities are payable, if other than the specified currency;

(8) the price or prices at which, the period or periods within which and the terms and conditions upon which the debt securities may be redeemed, in whole or in part, at our option, pursuant to any sinking fund or otherwise;

(9) our obligation, if any, to redeem, purchase or repay the debt securities pursuant to any sinking fund or analogous provisions or at the option of a holder thereof and the price at which or procedures by which and the period or periods within which and the terms and conditions upon which the debt securities will be redeemed, purchased or repaid, in whole or in part, pursuant to such obligation;

(10) if other than minimum denominations of $2,000 and any integral multiple of $1,000 in excess thereof, the denominations in which the debt securities will be issuable;

(11) if other than the principal amount thereof, the portion of the principal amount of the debt securities which shall be payable upon declaration of acceleration of the maturity thereof pursuant to an event of default;

(12) if the principal of or interest on the debt securities are to be payable, at our election or a holder thereof, in a coin or currency other than the specified currency, the period or periods within which, and the terms and conditions upon which, such election may be made;

(13) if the amount of payments of principal of and interest on the debt securities may be determined with reference to an index based on a coin or currency other than the specified currency, the manner in which such amounts shall be determined;

(14) any addition to, or modification of, any events of default with respect to the debt securities, and whether any such additional or modified events of default shall be subject to covenant defeasance;

(15) if other than the rate of interest stated in the title of the debt securities, the applicable overdue rate;

(16) in the case of any series of non-interest bearing debt securities, the applicable dates for purposes of furnishing the trustee the list of names and addresses of the holders of the debt securities in compliance with the indenture;

(17) if other than The Bank of New York Mellon Trust Company, N.A. is to act as trustee for the debt securities, the name and principal office of such trustee;

(18) if either or both of legal defeasance and covenant defeasance provisions of the indenture do not apply to the debt securities;

(19) if applicable, that the debt securities shall be issuable in whole or in part in the form of one or more global securities and, in such case, the name of the respective depositaries for such global securities, the form of any legend or legends which shall be borne by any such global security in addition to or in lieu of those set forth in the indenture and any circumstances in addition to or in lieu of those set forth in the indenture in which any such global security may be exchanged in whole or in part for debt securities registered, and any transfer of such global security in whole or in part may be registered, in the name or names of persons other than the depositary for such global security or a nominee thereof;

(20) any addition to, or modification of, any covenants set forth in the indenture with respect to the debt securities, and whether any such additional or modified covenant shall be subject to covenant defeasance; and

(21) any other terms of the debt securities.

If a series of debt securities is denominated in a currency or currency unit other than U.S. dollars, the prospectus supplement will specify the denomination in which the debt securities will be issued and the coin or currency in which the principal and any premium or interest on those debt securities will be payable. In addition, special U.S. federal income tax or other considerations applicable to any debt securities which are denominated in a currency or currency unit other than U.S. dollars may be described in the applicable prospectus supplement.

The debt securities may be sold at a substantial discount below their principal amount. Special U.S. federal income tax considerations applicable to debt securities sold at an original issue discount may be described in the applicable prospectus supplement.

Merger, Consolidation and Sale of Assets

The indenture provides that we may not directly or indirectly consolidate with or merge with or into, or sell, assign, transfer, lease, convey or otherwise dispose of all or substantially all of our assets and properties and the assets and properties of our Subsidiaries (as defined in the indenture) (taken as a whole) in one or more related transactions to another Person (as defined in the indenture), unless:

(1) either: (a) we are the survivor; or (b) the Person formed by or surviving any such consolidation or merger (if other than us) or to which such sale, assignment, transfer, lease, conveyance or other disposition has been made is a Person formed, organized or existing under the laws of the United States, any state of the United States or the District of Columbia;

(2) the Person formed by or surviving any such consolidation or merger (if other than us) or the Person to which such sale, assignment, transfer, lease, conveyance or other disposition has been made expressly assumes by supplemental indenture, in form reasonably satisfactory to the trustee, executed by the successor person and delivered to the trustee, the due and punctual payment of the principal of and any premium and interest on the debt securities outstanding thereunder and the performance of all of our obligations under the indenture and the debt securities outstanding thereunder;

(3) we or the Person formed by or surviving any such merger will deliver to the trustee an officer’s certificate and an opinion of counsel, each stating that such consolidation, merger, sale, assignment, transfer, lease, conveyance or other disposition and such supplemental indenture (if any) comply with the indenture and that all conditions precedent in the indenture relating to such transaction have been complied with; and

(4) immediately after giving effect to such transaction, no event of default or event which, after notice or lapse of time, or both, would become an event of default, shall have occurred and be continuing.

Upon any consolidation by us with or our merger into any other Person or Persons where we are not the survivor or any sale, assignment, transfer, lease, conveyance or other disposition of all or substantially all of our properties and assets and the properties and assets of our Subsidiaries (taken as a whole) to any Person or Persons in accordance herewith, the successor Person formed by such consolidation or into which we are merged or to which such sale, assignment, transfer, lease, conveyance or other disposition is made shall succeed to, and be substituted for, and may exercise every right and power of, us under the indenture with the same effect as if such successor Person had been named as WPX therein; and thereafter, except in the case of a lease, the predecessor Person shall be released from all obligations and covenants under the indenture and the debt securities.

Although there is a limited body of case law interpreting the phrase “substantially all,” there is no precise established definition of the phrase under applicable law. Accordingly, in certain circumstances there may be a degree of uncertainty as to whether a particular transaction would involve “all or substantially all” of the properties or assets of a Person.

An assumption of our obligations on the debt securities and under the indenture by any successor Person might be deemed for U.S. federal income tax purposes to cause an exchange of the debt securities for new debt securities by the beneficial owners thereof, resulting in recognition of gain or possible loss for such purposes and possibly other adverse tax consequences to the beneficial owners. You should consult your tax advisors regarding the tax consequences of such an assumption.

Events of Default

Unless otherwise specified in the prospectus supplement, each of the following will constitute an event of default under the indenture with respect to debt securities of any series:

(1) a default in the payment of interest on the debt securities of such series when due that continues for 30 days;

(2) a default in the payment of the principal of or any premium, if any, on the debt securities of such series when due at their stated maturity, upon redemption, or otherwise;

(3) default in the making or satisfaction of any sinking fund payment or analogous obligation as and when the same shall become due and payable by the terms of the debt securities of such series;

(4) failure by us duly to observe or perform any other of the covenants or agreements in the indenture (other than a covenant or agreement in respect of the debt securities of such series a default in whose observance or performance is elsewhere in this “—Events of Default” specifically dealt with), which failure continues for a period of 60 days, or, in the case of any reporting covenant, which failure continues for a period of 90 days, after the date on which written notice of such failure, requiring the same to be remedied and stating that such notice is a “Notice of Default” has been given to us by the trustee, upon direction of holders of at least 25% in principal amount of then outstanding debt securities of such series; provided, however, that if such failure is not capable of cure within such 60-day or 90-day period, as the case may be, such 60-day or 90-day period, as the case may be, shall be automatically extended by an additional 60 days so long as (i) such failure is subject to cure, and (ii) we are using commercially reasonable efforts to cure such failure;

(5) certain events of bankruptcy, insolvency or reorganization affecting us; and

(6) any other event of default provided with respect to debt securities of that series.

In case an event of default specified in clause (1), (2) or (3) above shall occur and be continuing with respect to the debt securities of such series, holders of at least 25%, and in case an event of default specified in clause (4) or (6) (unless, in the case of clause (6), otherwise provided for in the applicable series of debt securities) above shall occur and be continuing with respect to the debt securities of such series, holders of at least a majority, in aggregate principal amount of the debt securities of such series then outstanding may declare the principal amount of all the debt securities of such series outstanding under the indenture to be due and payable immediately. If an event of default described in clause (5) above shall occur and be continuing then the principal amount of all the debt securities of such series then outstanding under the indenture shall be and become due and payable immediately, without notice or other action by any holder or the trustee, to the full extent permitted by law.

Holders of the debt securities may not enforce the indenture or the debt securities except as provided in the indenture. Subject to certain limitations, holders of a majority in principal amount of the then outstanding debt securities of such series may direct the trustee in its exercise of any trust or power with respect to the debt securities of such series. The indenture provides that the trustee may withhold notice to the holders of debt securities of any such series of any default with respect to the debt securities of such series (except in payment of principal of or interest or premium on the debt securities of such series) if the trustee considers it in the interest of holders to do so.

Holders of not less than a majority in principal amount of the debt securities of such series then outstanding by notice to the trustee may on behalf of the holders of all of the debt securities of such series, waive any past or existing default or event of default under the indenture and its consequences, except a continuing default (a) in the payment of principal of, or interest or premium, if any, on the debt securities of such series or (b) in respect of a covenant or other provision of the indenture, which under the indenture cannot be modified or amended without the consent of the holder of each outstanding debt security of such series.

We are required to deliver to the trustee annually a statement regarding compliance with the indenture.

Modification and Amendment

The indenture provides that modifications and amendments may be made by us and the trustee with the consent of the holders of a majority in aggregate principal amount of the outstanding debt securities of each series affected by the modification or amendment voting as a single class. We may not make any of the following modifications or amendments to the indenture without the consent of the holder of each outstanding debt security of such series affected by the modification or amendment:

(1) change the stated maturity of the principal of, or scheduled date for the payment of any installment of interest on, any debt security;

(2) reduce the principal amount of, the rate of interest payable on, or any premium payable upon the redemption of, any debt security;

(3) change the place of payment for any debt security or the currency in which the principal of, or any premium or interest on, any debt security is payable;

(4) impair or affect the right to institute suit for the enforcement of any payment of principal, premium, or interest on or with respect to any debt security on or after the date that such payment has become due and payable;

(5) with respect to the debt securities of a series the terms of which provide for the making and consummation of an offer to repurchase such debt securities in connection with a change of control (as defined in such terms), amend, change or modify our obligation to make and consummate such offer to repurchase after the related change of control has occurred, including amending, changing or modifying any definition relating thereto; or

(6) reduce the percentage in principal amount of outstanding debt securities of any series the consent of whose holders is required for any supplemental indenture amending or modifying the indenture or any waiver (of certain defaults and their consequences) provided for in the indenture or reduce the requirements contained in the indenture for quorum or voting.

A supplemental indenture that changes or eliminates any covenant or other provision of the indenture that has been included expressly and solely for the benefit of one or more particular series of debt securities, or that modifies the rights of holders of debt securities of such series with respect to such covenant or other provision, are deemed not to affect the rights under the indenture of the holders of debt securities of any other series.

The indenture provides that we and the trustee may, at any time and from time to time, without the consent of any holders of the debt securities of any series, enter into one or more supplemental indentures, in form satisfactory to the trustee, for any of the following purposes:

(1) to evidence the succession of another person to us, and the assumption by any such successor of our covenants in the indenture and the debt securities;

(2) to add to our covenants for the benefit of the holders of all or any series of the debt securities (as shall be specified in such supplemental indenture or indentures) or to surrender any right or power in the indenture conferred on us;

(3) to establish the forms or terms of the debt securities;

(4) to evidence and provide for acceptance of appointment of a successor trustee under the indenture with respect to the debt securities of one or more series and to add to or change any of the provisions of the indenture as shall be necessary to provide for or facilitate the administration of the trusts under the indenture by more than one trustee;

(5) to cure any ambiguity, to correct or supplement any provision in the indenture that may be defective or inconsistent with any other provision of the indenture, or to make any other provisions with respect to matters or questions arising under such indenture; provided that no such action pursuant to this clause (4) shall adversely affect the interests of the holders of the debt securities of any series then outstanding in any material respect;

(6) to add any additional events of default with respect to all or any series of debt securities (as shall be specified in such supplement indenture);

(7) to supplement any of the provisions of the indenture to such extent as shall be necessary for the defeasance and discharge of any series of debt securities pursuant to “—Discharge, Legal Defeasance and Covenant Defeasance”; provided that any such action shall not adversely affect the interests of any holder of any outstanding debt security of such series or any other debt security in any material respect;

(8) to add guarantees in respect of the debt securities of one or more series and to provide for the terms and conditions of release thereof;

(9) to convey, transfer, assign, mortgage or pledge to the trustee as security for the debt securities of one or any series any property or assets and to provide for the terms and conditions of any release thereof;

(10) to provide for definitive securities in addition to or in place of global securities;

(11) to provide for the issuance of additional debt securities in accordance with the limitations set forth in the indenture;

(12) to add to, change or eliminate any of the provisions of the indenture or any indentures supplemental thereto in respect of one or more series of debt securities; provided that any such addition, change or elimination (i) shall not apply to, or modify the rights of any holder of, any such debt securities created prior to the execution of such supplemental indenture, or (ii) shall become effective only when no debt securities created prior to the execution of such supplemental indenture are outstanding;

(13) to conform the text of the indenture or the debt securities of any series to any provision of the applicable description thereof in the related prospectus or prospectus supplement to the extent that such provision, in our good faith judgment, was intended to be a recitation of a provision of the indenture or such debt securities; or

(14) to make any other change that does not adversely affect the rights of holders of outstanding debt securities in any material respect.

Discharge, Legal Defeasance and Covenant Defeasance

The indenture provides that we may satisfy and discharge our obligations under the debt securities of any series and the indenture if:

(1) either:

(a)	all debt securities of such series previously authenticated and delivered have been delivered to the trustee for cancellation, except mutilated, lost, stolen or destroyed debt securities that have been replaced or paid and debt securities for whose payment money has been deposited in trust and thereafter repaid to us or discharged from such trust; or

(b)	all such debt securities of such series not delivered to the trustee for cancellation have become due and payable, mature within one year, or are to be called for redemption within one year under arrangements satisfactory to the trustee for giving the notice of redemption and we irrevocably deposit or cause to be deposited in trust with the trustee, as trust funds solely for the benefit of the holders, for such purpose, money in an amount sufficient or governmental obligations, the scheduled payments of principal of and interest on which shall be sufficient, or a combination thereof that shall be sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee, which opinion need be given only if governmental obligations have been so deposited) without consideration of any reinvestment to pay and discharge the entire indebtedness on such then outstanding debt securities of such series to maturity or earlier redemption, as the case may be; and

(2) we pay or cause to be paid all other sums payable by us under such indenture with respect to outstanding debt securities of such series; and

(3) we deliver to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the satisfaction and discharge of the indenture have been complied with.

Notwithstanding such satisfaction and discharge, our obligations to compensate and indemnify the trustee and our and the trustee’s obligations to hold funds in trust and to apply such funds pursuant to the terms of the indenture with respect to the debt securities of such series, with respect to issuing temporary debt securities of such series, with respect to the registration, transfer and exchange of debt securities of such series, with respect to the replacement of mutilated, destroyed, lost or stolen debt securities of such series and with respect to the maintenance of an office or agency for payment with respect to the debt securities of such series, shall in each case survive such satisfaction and discharge.

The indenture provides that (i) we will be deemed to have paid and will be discharged from any and all obligations in respect of the debt securities of such series, and the provisions of the indenture will, except as noted below, no longer be in effect with respect to the debt securities of such series (“defeasance”) and (ii) we may, with respect to debt securities of such series, omit to comply with the covenants under “—Merger, Consolidation or Sale of Assets,” and (unless otherwise set forth therein) any additional covenants described in the applicable prospectus supplement, and such omission shall be deemed not to be an event of default under clause (3) of the first paragraph of “—Events of Default and Remedies” with respect to the debt securities of such series (“covenant defeasance”) and provided that the following conditions shall have been satisfied:

(1) we have irrevocably deposited or caused to be deposited in trust with the trustee as trust funds solely for the benefit of the holders of such debt securities of such series, money in an amount sufficient or government obligations, the scheduled payments of principal of and interest on which shall be sufficient, or a combination thereof that shall be sufficient (in the opinion of a nationally recognized independent registered public accounting firm expressed in a written certification thereof delivered to the trustee) without consideration of any reinvestment to pay and discharge the principal of and accrued interest on such then outstanding debt securities of such series to maturity or earlier redemption, as the case may be;

(2) such defeasance or covenant defeasance will not result in a breach or violation of, or constitute a default under, the indenture or any other material agreement or instrument to which we are a party or by which we are bound;

(3) no event of default or event which with notice or lapse of time would become an event of default with respect to such debt securities of such series shall have occurred and be continuing on the date of such deposit (other than an event of default resulting from non-compliance with any covenant from which we are released upon effectiveness of such defeasance or covenant defeasance as applicable);

(4) we shall have delivered to the trustee an opinion of counsel as described in the indenture to the effect that: the holders of the debt securities of such series will not recognize income, gain or loss for federal income tax purposes as a result of our exercise of the option under this provision of the indenture and will be subject to federal income tax on the same amount and in the same manner and at the same times as would have been the case if such deposit and defeasance or covenant defeasance had not occurred;

(5) we have delivered to the trustee an officers’ certificate and an opinion of counsel, in each case stating that all conditions precedent provided for in the indenture relating to the defeasance or covenant defeasance have been complied with; and

(6) if the debt securities of such series are to be redeemed prior to their maturity, notice of such redemption shall have been duly given or provision therefor satisfactory to the trustee shall have been made.

Notwithstanding a defeasance or covenant defeasance with respect to the debt securities of such series, our obligations with respect to the following will survive until otherwise terminated or discharged under the terms of the indenture or until no debt securities of such series are outstanding:

(1) the rights of holders to receive payments in respect of the principal of, interest on or premium, if any, on such debt securities of such series when such payments are due from the trust referred in clause (1) in the preceding paragraph;

(2) the issuance of temporary debt securities, the registration, transfer and exchange of debt securities, the replacement of mutilated, destroyed, lost or stolen debt securities and the maintenance of an office or agency for payment and holding payments in trust with respect to the debt securities;

(3) the rights, powers, trusts, duties and immunities of the trustee, and our obligations in connection therewith; and

(4) the defeasance provisions of the indenture.

No Personal Liability

None of any affiliate, director, officer, partner, employee, incorporator, manager or owner of our Capital Stock (as defined in the indenture), as such, will have any liability for any of our obligations under the debt securities of any series, the indenture, or for any claim based on, in respect of, or by reason of, such obligations or their creation. Each holder of debt securities of such series by accepting a debt security waives and releases all such liability. The waiver and release are part of the consideration for issuance of the debt securities of such series. The waiver may not be effective to waive liabilities under the federal securities laws.

Notices

Notices to holders of the debt securities of any series will be given by mail to the addresses of such holders as they appear in the security register.

Reports

We will be required to file with the trustee, within 30 days after we have filed the same with the SEC, copies of the annual reports and of the information, documents, and other reports that we are required to file with the SEC pursuant to Section 13 or Section 15(d) of the Exchange Act or pursuant to Section 314 of the Trust Indenture Act. Annual reports, information, documents and reports that are filed by us with the SEC via the EDGAR system or any successor electronic delivery procedure will be deemed to be filed with the trustee at the time such documents are filed via the EDGAR system or such successor procedure. Delivery of such reports, information and documents to the trustee is for informational purposes only, and the trustee’s receipt of such will not constitute constructive notice of any information contained therein or determinable from information contained therein, including our compliance with any of our covenants in the indenture.

Title

We or the trustee may treat the registered owner of any registered debt security as the owner thereof (whether or not the debt security shall be overdue and notwithstanding any notice to the contrary) for the purpose of making payment and for all other purposes.

Governing Law

The indenture and the debt securities will be governed by, and construed in accordance with, the laws of the State of New York. The indenture is subject to the provisions of the Trust Indenture Act that are required to be a part of the indenture and shall, to the extent applicable, be governed by those provisions.

Concerning the Trustee

The Bank of New York Mellon Trust Company, N.A. is the trustee under the indenture. If the trustee becomes a creditor of ours, the indenture limits its right to obtain payment of claims in certain cases or to realize on certain property received in respect of any such claim as security or otherwise. The trustee will be permitted to engage in other transactions; however, if the trustee acquires any conflicting interest (as defined in the Trust Indenture Act) after a default has occurred and is continuing, it must eliminate such conflict within 90 days, apply to the Securities and Exchange Commission for permission to continue or resign.

The holders of a majority in principal amount of the then outstanding debt securities of a series, will have the right to direct the time, method and place of conducting any proceeding for exercising any remedy available to the trustee with respect to the debt securities of such series, subject to certain exceptions. The indenture provides that in case an event of default occurs and is continuing, the trustee will be required, in the exercise of its power, to use the degree of care of a prudent person in the conduct of such person’s own affairs. Subject to such provisions, the trustee will be under no obligation to exercise any of its rights or powers under the indenture at the request of any holder of debt securities of a series, unless such holder has offered to the trustee security or indemnity satisfactory to it against any loss, liability or expense.

CERTAIN ERISA CONSIDERATIONS

Unless otherwise indicated in the applicable prospectus supplement, the following is a summary of certain considerations associated with the purchase of the securities offered under this prospectus by employee benefit plans that are subject to Title I of the U.S. Employee Retirement Income Security Act of 1974, as amended (“ERISA”), plans, individual retirement accounts and other arrangements that are subject to Section 4975 of the Internal Revenue Code of 1986, as amended (the “Code”) or provisions under any federal, state, local, non-U.S. or other laws or regulations that are similar to such provisions of the Code or ERISA (collectively, “Similar Laws”), and entities whose underlying assets are considered to include “plan assets” of any such plan, account or arrangement (each, a “Plan”).

General Fiduciary Matters

ERISA and the Code impose certain duties on persons who are fiduciaries of a Plan subject to Title I of ERISA or Section 4975 of the Code (an “ERISA Plan”) and prohibit certain transactions involving the assets of an ERISA Plan and its fiduciaries or other interested parties. Under ERISA and the Code, any person who exercises any discretionary authority or control over the administration of such an ERISA Plan or the management or disposition of the assets of such an ERISA Plan, or who renders investment advice for a fee or other compensation to such an ERISA Plan, is generally considered to be a fiduciary of the ERISA Plan.

In considering an investment in the securities to be offered under this prospectus of a portion of the assets of any Plan, a fiduciary should determine whether the investment is in accordance with the documents and instruments governing the Plan and the applicable provisions of ERISA, the Code or any Similar Law relating to a fiduciary’s duties to the Plan including, without limitation, the prudence, diversification, delegation of control and prohibited transaction provisions of ERISA, the Code and any other applicable Similar Laws.

Prohibited Transaction Issues

Section 406 of ERISA and Section 4975 of the Code prohibit ERISA Plans from engaging in specified transactions involving plan assets with persons or entities who are “parties in interest,” within the meaning of ERISA, or “disqualified persons,” within the meaning of Section 4975 of the Code, unless an exemption is available. A party in interest or disqualified person who engaged in a non-exempt prohibited transaction may be subject to excise taxes and other penalties and liabilities under ERISA and the Code. In addition, the fiduciary of the ERISA Plan that engaged in such a non-exempt prohibited transaction may be subject to penalties and liabilities under ERISA and the Code. The acquisition and/or holding of securities to be offered under this prospectus by an ERISA Plan with respect to which any of the issuer, the underwriter, or their affiliates is considered a party in interest or a disqualified person may constitute or result in a direct or indirect prohibited transaction under Section 406 of ERISA and/or Section 4975 of the Code, unless the investment is acquired and is held in accordance with an applicable statutory, class or individual prohibited transaction exemption. In this regard, the U.S. Department of Labor (the “DOL”) has issued prohibited transaction class exemptions, or “PTCEs,” that may apply to the acquisition and holding of the securities to be offered under this prospectus. These class exemptions include, without limitation, PTCE 84-14 respecting transactions determined by independent qualified professional asset managers, PTCE 90-1 respecting insurance company pooled separate accounts, PTCE 91-38 respecting bank collective investment funds, PTCE 95-60 respecting life insurance company general accounts and PTCE 96-23 respecting transactions determined by in-house asset managers. In addition, Section 408(b)(17) of ERISA and Section 4975(d)(20) of the Code provide relief from the prohibited transaction provisions of ERISA and Section 4975 of the Code for certain transactions, provided that neither the issuer of the securities to be offered under this prospectus nor any of its affiliates (directly or indirectly) have or exercise any discretionary authority or control or render any investment advice with respect to the assets of any ERISA Plan involved in the transaction and provided further that the ERISA Plan pays no more than adequate consideration in connection with the transaction. There can be no assurance that all of the conditions of any such exemptions will be satisfied.

Because of the foregoing, the securities to be offered under this prospectus should not be purchased or held by any person investing “plan assets” of any Plan, unless such purchase and holding will not constitute a non-exempt prohibited transaction under ERISA and the Code or similar violation of any applicable Similar Laws.

Representation

Accordingly, by acceptance of a security, each purchaser and subsequent transferee of a security will be deemed to have represented and warranted that either (i) no portion of the assets used by such purchaser or transferee to acquire and hold the securities constitutes assets of any Plan or (ii) the purchase and holding of the securities by such purchaser or transferee will not constitute a non-exempt prohibited transaction under Section 406 of ERISA or Section 4975 of the Code or similar violation under any applicable Similar Laws.

The foregoing discussion is general in nature and is not intended to be all inclusive. Due to the complexity of these rules and the penalties that may be imposed upon persons involved in non-exempt prohibited transactions, it is particularly important that fiduciaries, or other persons considering purchasing the securities on behalf of, or with the assets of, any Plan, consult with their counsel regarding the potential applicability of ERISA, Section 4975 of the Code and any Similar Laws to such investment and whether an exemption would be applicable to the purchase and holding of the securities.

PLAN OF DISTRIBUTION

We may offer and sell these securities to or through one or more underwriters, dealers and agents, or directly to purchasers, on a continuous or delayed basis. We will provide the specific plan of distribution for any securities to be offered in supplements to this prospectus.

LEGAL MATTERS

The validity of the securities offered hereby will be passed upon for us by Weil, Gotshal & Manges LLP, New York, New York.

EXPERTS

The consolidated financial statements of WPX Energy, Inc. appearing in WPX Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 including the schedule appearing therein, and the effectiveness of WPX Energy, Inc.’s internal control over financial reporting as of December 31, 2014, have been audited by Ernst & Young LLP, independent registered public accounting firm, as set forth in their reports thereon included therein, and incorporated herein by reference. Such financial statements are, and audited financial statements to be included in subsequently filed documents will be, incorporated herein in reliance upon the reports of Ernst & Young LLP pertaining to such financial statements and the effectiveness of our internal control over financial reporting as of the respective dates (to the extent covered by consents filed with the Securities and Exchange Commission) given on the authority of such firm as experts in accounting and auditing.

The audited consolidated financial statements of RKI Exploration & Production, LLC incorporated by reference in this prospectus and elsewhere in the registration statement have been so incorporated by reference in reliance upon the report of Grant Thornton LLP, independent certified public accountants, upon the authority of said firm as experts in accounting and auditing.

Approximately 88 percent of our year-end 2014 U.S. proved reserves estimates included in WPX Energy, Inc.’s Annual Report (Form 10-K) for the year ended December 31, 2014 were audited by Netherland, Sewell & Associates, Inc., an independent petroleum engineering firm. The description of the audit of such estimates is incorporated by reference into this prospectus upon the authority of said firm as an expert in these matters.

Information incorporated by reference in this prospectus regarding RKI Exploration & Production, LLC’s estimated quantities of oil and natural gas reserves was prepared by LaRoche Petroleum Consultants, Ltd., independent petroleum engineers, geologists and geophysicists, as stated in their reserve reports with respect thereto.

WHERE YOU CAN FIND ADDITIONAL INFORMATION; INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

We file annual, quarterly and current reports, proxy statements and other information with the SEC. You may inspect and copy our reports filed with the SEC at the SEC’s Public Reference Room, located at 100 F Street, N.E., Washington, D.C. 20549. Please call the SEC at 1-800-SEC-0330 for further information on the operation of its Public Reference Room. Our SEC filings are also available to the public on the SEC’s Internet site at http://www.sec.gov. Our SEC filings can also be found on our website at http:// www.wpxenergy.com/investors. However, except for our filings with the SEC that are incorporated by reference into this prospectus, the information on or accessible through our website is not a part of this prospectus.

The SEC allows us to “incorporate by reference” information into this prospectus, which means that we can disclose important information about us by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this prospectus. This prospectus incorporates by reference the documents and reports listed below (other than portions of these documents that are deemed to have been furnished and not filed):

•	our Annual Report on Form 10-K for the year ended December 31, 2014, filed with the SEC on February 26, 2015;

•	the information specifically incorporated by reference into our Annual Report on Form 10-K for the year ended December 31, 2014 from our Definitive Proxy Statement on Schedule 14A for our 2014 Annual Meeting of Stockholders, filed with the SEC on March 31, 2015;

•	our Quarterly Report on Form 10-Q for the quarter ended March 31, 2015, filed with the SEC on May 6, 2015;

•	our Current Reports on Form 8-K (in all cases other than information furnished rather than filed pursuant to any Form 8-K) filed with the SEC on January 29, 2015, March 24, 2015, May 28, 2015 and July 14, 2015; and

•	the description of our common stock contained or incorporated by reference into our Form 10, filed with the SEC on October 20, 2011, including any amendments or reports filed for the purpose of updating such description.

We also incorporate by reference the information contained in all other documents we file with the SEC pursuant to Sections 13(a), 13(c), 14 or 15(d) of the Exchange Act (other than portions of these documents that are deemed to have been furnished and not filed in accordance with SEC rules, including current reports on Form 8-K furnished under Item 2.02 and Item 7.01 (including any financial statements of exhibits relating thereto furnished pursuant to Item 9.01)) after the date of this prospectus and prior to the sale of all the securities covered by this prospectus. The information contained in any such document will be considered part of this prospectus from the date the document is filed with the SEC.

Any statement contained in a document incorporated or deemed to be incorporated by reference in this prospectus will be deemed to be modified or superseded to the extent that a statement contained herein or in any other subsequently filed document which also is or is deemed to be incorporated by reference in this prospectus modifies or supersedes that statement. Any statement so modified or superseded will not be deemed, except as so modified or superseded, to constitute a part of this prospectus.

All of our reports and corporate governance documents may also be obtained without charge by contacting Investor Relations, WPX Energy, Inc., 3500 One Williams Center, Tulsa, Oklahoma 74172.

$1,000,000,000

WPX Energy, Inc.

$500,000,000 7.50 % Senior Notes due 2020

$500,000,000 8.25 % Senior Notes due 2023

Prospectus Supplement

July 17, 2015

Joint Book-Running Managers

Barclays	BofA Merrill Lynch	Citigroup
J.P. Morgan		Wells Fargo Securities
Credit Agricole CIB		Scotiabank

Joint Lead Managers

MUFG	US Bancorp

Co-Managers

BBVA	RBC Capital Markets	TD Securities

BB&T Capital Markets	BNP PARIBAS	BOSC, Inc.	Credit Suisse